Exhibit 4.1

EXECUTION COPY

Published CUSIP Numbers

Senior Credit Facilities: [                  ]

Revolving Facility: [                  ]

Term Facility: [                  ]

CREDIT AGREEMENT

Dated as of September 27, 2010

among

OSHKOSH CORPORATION,

VARIOUS FINANCIAL INSTITUTIONS,

BANK OF AMERICA, N.A.,

as Administrative Agent, as an Issuer
and as Swing Line Lender,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent and as an Issuer,

THE ROYAL BANK OF SCOTLAND plc

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents,

and

BANC OF AMERICA SECURITIES LLC

J.P. MORGAN SECURITIES LLC

RBS SECURITIES INC.

and

WELLS FARGO SECURITIES, LLC,

as Co-Lead Arrangers and Co-Book Managers

i

(continued)

(continued)

(continued)

SCHEDULES

Schedule 1.01(a)	Pricing Schedule
Schedule 1.01(b)	Existing Bank of America Letters of Credit
Schedule 1.01(c)	Existing JPMorgan Letters of Credit
Schedule 2.01	Commitments and Percentages
Schedule 2.12	Amortization of Term A Loans
Schedule 2.22	Auction Procedures
Schedule 6.07	ERISA
Schedule 6.10	Taxes
Schedule 6.12	Environmental Matters
Schedule 6.14	Capitalization; Subsidiaries and Minority Interests
Schedule 7.14	Mortgaged Property
Schedule 8.01	Permitted Liens
Schedule 8.02	Dispositions
Schedule 8.04	Permitted Investments
Schedule 8.05	Subsidiary Indebtedness
Schedule 8.07	Burdensome Agreements
Schedule 11.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Note
Exhibit F	Form of Subsidiary Borrower Supplement
Exhibit G	Form of Subsidiary Guaranty
Exhibit H	Form of Offshore Currency Addendum
Exhibit I	Form of Pledge Agreement
Exhibit J	Form of Security Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of September 27, 2010 among Oshkosh Corporation, a Wisconsin corporation (the “Company” or, as applicable, “OSK”), certain Subsidiaries of the Company from time to time party hereto pursuant to Section 2.19, the financial institutions from time to time party to this Agreement (collectively, the “Lenders” and each, a “Lender”) and Bank of America, N.A., as administrative agent for the Lenders.

WHEREAS, pursuant to the Credit Agreement, dated as of December 6, 2006 (as amended, supplemented or otherwise modified prior to the Effective Date, the “Existing Credit Agreement”), among the Company, certain lenders party thereto (the “Existing Lenders”) and the Agent, the Existing Lenders agreed to make extensions of credit to the Borrowers on the terms and conditions set forth therein, including making loans (the “Existing Loans”) to the Borrowers.

WHEREAS, the Company has requested that the Lenders make, and the Lenders have agreed to make, on the terms and conditions set forth herein, certain financial accommodations to the Company and certain of its Subsidiaries, including Loans, the proceeds of which will be used by the Company in part to prepay all of the outstanding Existing Loans.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01         Certain Defined Terms.  The following terms have the following meanings:

“Accepting Lenders” has the meaning specified in Section 11.20(a).

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person; (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or other equity interests of any Person, or otherwise causing any Person to become a Subsidiary; or (c) a merger or consolidation or any other combination with another Person (other than a Person that is the Company or a Subsidiary); provided that the Company or a Subsidiary is the surviving entity.

“Act” has the meaning specified in Section 11.19.

“Add-On Term Commitment” means, as to any Add-On Term Lender, such Add-On Term Lender’s obligation to fund an Add-On Term Loan pursuant to Section 2.21, and related Add-On Term Joinder Agreement.

“Add-On Term Facility” means, at any time and as to any particular Class of Add-On Term Loans, the aggregate principal amount of the Add-On Term Loans of all Add-On Term Lenders outstanding at such time.

“Add-On Term Joinder Agreement” has the meaning specified in Section 2.21(d)(ii)(A).

“Add-On Effective Date” means, as to any particular Class of Add-On Term Loans, the effective date of the applicable Add-On Term Joinder Agreement executed and delivered by the relevant parties (in accordance with Section 2.21) to institute such Class of Add-On Term Loans.

“Add-On Term Lenders” has the meaning specified in Section 2.21(d)(ii)(A).

“Add-On Term Loans” has the meaning specified in Section 2.21(a).

“Add-On Term Maturity Date” means, as to any particular Class of Add-On Term Loans, the earlier to occur of (a) the date specified as the stated maturity date for such Add-On Term Loans in the applicable Add-On Term Joinder Agreement and (b) the date on which such Add-On Term Loans become due and payable pursuant to Section 9.02.

“Add-On Term Percentage” means, as to any Add-On Term Lender, the percentage which (a) the Add-On Term Commitment of such Lender as to the particular Class of Add-On Term Loans (or, after the applicable Add-On Effective Date, the principal amount of such Lender’s applicable Add-On Term Loan) is of (b) the aggregate amount of Add-On Term Commitments as to the particular Class of Add-On Term Loans (or, after the applicable Add-On Effective Date, the aggregate principal amount of all applicable Add-On Term Loans).

“Administrative Questionnaire” means an administrative questionnaire substantially in a form supplied by the Agent.

“Affected Class” has the meaning specified in Section 11.20(a).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

“Agent” means Bank of America in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent arising under Section 10.06.

“Agent-Related Persons” means, collectively, Bank of America (and any successor administrative agent arising under Section 10.06) and the Syndication Agent, together with their respective Affiliates (including BAS and JPMS), and the officers, directors, employees, agents and attorneys-in-fact of the foregoing.

“Agent’s Payment Office” means the address for payments set forth on Schedule 11.02, or such other address as the Agent may from time to time specify.

“Aggregate Commitment” means the aggregate amount of the Commitments of the Lenders.

“Aggregate Revolving Commitment” means the aggregate amount of the Revolving Commitments of the Lenders.

“Agreed Alternative Currency” has the meaning specified in Section 2.08(e).

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 11.17.

“Alternative Currency” means any Offshore Currency (and any other currency which is at the relevant time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars) which, as applicable, (a) the applicable Borrower requests the applicable Fronting Lender to include as an Alternative Currency hereunder and which is acceptable to the applicable Fronting Lender and with respect to which an Offshore Currency Addendum has been executed by a Subsidiary Borrower or the Company and the applicable Fronting Lender in connection therewith; or (b) a Borrower requests as the currency in which a Letter of Credit is to be denominated and which is acceptable to the Issuer thereof.

“Applicable Base Rate Margin” - see Schedule 1.01(a).

“Applicable Commitment Fee Percentage” - see Schedule 1.01(a).

“Applicable Currency” means, as to any particular Letter of Credit or Loan, Dollars or the Offshore Currency or Alternative Currency in which it is denominated or payable.

“Applicable Letter of Credit Fee Rate” - see Schedule 1.01(a).

“Applicable Offshore Rate Margin” - see Schedule 1.01(a).

“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on the Effective Date, such Term A Lender’s Term A Commitment at such time and (ii) thereafter, the principal amount of such Term A Lender’s Term A Loans at such time (subject to adjustment as provided in Section 3.12), (b) in respect of any Add-On Term Facility, with respect to any Add-On Term Lender under such Add-On Term Facility at any time, the percentage (carried out to the ninth decimal place) of such Add-On Term Facility represented by (i) on the applicable Add-On Effective Date, such Add-On Term Lender’s Add-On Term Commitment at such time and (ii) thereafter, the principal amount of such Add-On Term Lender’s Add-On Term Loans at such time (subject to adjustment as provided in Section 3.12), and (c) in respect of the Revolving Credit Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Lender’s Revolving Commitment at such time (subject to adjustment as provided in Section 3.12).  If the commitment of each Lender to make Loans and the obligation of the Issuer to Issue Letters of Credit have been terminated pursuant to Section 9.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the applicable facility shall be determined based on the Applicable Percentage of such Lender in respect of such facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Threshold Price” has the meaning specified in Schedule 2.22.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Agent or the Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning specified in Section 11.07(a).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.07(a)), and accepted by the Agent, substantially in the form of Exhibit D or any other form approved by the Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Auction” has the meaning specified in Section 2.22(a).

“Auction Amount” has the meaning specified in Schedule 2.22.

“Auction Assignment and Assumption” has the meaning specified in Schedule 2.22.

“Auction Manager” has the meaning specified in Section 2.22(a).

“Auction Notice” has the meaning specified in Schedule 2.22.

“Auto-Extension Letter of Credit” has the meaning specified in Section 3.02(d).

“Available Liquidity” means, on any day, the sum of (a) unrestricted domestic cash on hand of the Company and its Subsidiaries on such day that is free of all Liens other than any Lien permitted by clauses (b), (c) and (l) of Section 8.01, plus (b) the actual aggregate amount by which the Aggregate Revolving Commitments, on such day, exceed the Total Revolving Usage.

“Backup Support” means, with respect to any Letter of Credit, to Cash Collateralize such Letter of Credit or to deliver to the Agent a letter of credit, from a financial institution and in a form satisfactory to the Agent and the applicable Issuer, to support the Company’s obligations with respect to such Letter of Credit.

“Bank of America” means Bank of America, N.A., a national banking association.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“BAS” means Banc of America Securities LLC.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%; (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; and (c) the sum of 1.00% plus the Offshore Rate (without giving effect to any rounding provided for in the definition of “Offshore Rate”) that would be applicable for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day).  The “prime rate” referred to in clause (b) above is a rate set by Bank of America based upon various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan or an L/C Advance that bears interest based on the Base Rate and is denominated in Dollars.

“Borrower” means either the Company or any Subsidiary Borrower.

“Borrowing” means a borrowing hereunder consisting of Loans of the same Class and Type made to the Company on the same day by the applicable Lenders or a borrowing consisting of Revolving Loans of the same type made to a Subsidiary Borrower under Article II and, in the case of Offshore Rate Loans, having the same Interest Period and denominated in the same Offshore Currency.  The making of either a Swing Line Loan or a Fronted Offshore Currency Loan shall not constitute a Borrowing.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.03.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close or are in fact closed, in the state where the Agent’s Payment Office is located and, if the applicable Business Day relates to any Offshore Rate Loan denominated in Dollars, means such a day on which dealings are carried on in the applicable offshore dollar interbank market and, if the applicable Business Day relates to any Offshore Rate Loan denominated in any Alternative Currency, a day on which commercial banks are open for foreign exchange business in London, England, and on which dealings in the relevant Alternative Currency are carried on in the applicable offshore foreign exchange interbank market in which disbursements of or payments in such Alternative Currency will be made or received hereunder.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Stock” means (a) in the case of a corporation, corporate stock; (b) in the case of an association or similar business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuers, the Swing Line Lender, the Fronting Lenders, and the Revolving Lenders, as applicable, as additional collateral for the L/C Obligations, Obligations in respect of Swing Line Loans, Obligations in respect of Fronted Offshore Currency Loans, or obligations of Lenders to fund participations in respect of any thereof (as the context may require), cash or deposit account balances, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent, the Issuers, the Swing Line Lender, and the Fronting Lenders, as applicable (which documents are hereby consented to by the Revolving Lenders).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral.

“Cash Interest Expense” means, for any period, the sum of (a) consolidated interest expense of the Company and its Subsidiaries for such period to the extent paid in cash and (b) amortization during such period of costs incurred in connection with the initial closing of any Swap Contract minus, to the extent included in calculating such sum, (i) fees and expenses incurred in connection with the consummation of this Agreement; (ii) annual administrative agency fees paid to the Agent; and (iii) capitalized costs incurred in connection with the initial closing of any Swap Contract.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Change of Control” means the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the adoption of a plan relating to the liquidation or dissolution of the Company; (c) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly of more than 30% of the Voting Stock of the Company (measured by voting power rather than number of shares); (d) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or (e) during any period of 12 consecutive calendar months (or less), commencing on the Effective Date, the ceasing of those individuals (the “Continuing Directors”) who (i) were directors of the Company on the first day of each such period or (ii) subsequently became directors of the Company and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Company, to constitute a majority of the board of directors of the Company.  Notwithstanding any of the foregoing to the contrary, the Company shall be permitted to consummate the Holdco Reorganization in accordance with Section 11.23.

“Class” means, with respect to any Loan, its characterization as a Revolving Loan, a Term A Loan, or any Add-On Term Loan outstanding under a particular Add-On Term Facility.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien now or hereafter exists in favor of the Guaranteed Creditors, or the Agent on behalf of the Guaranteed Creditors.

“Collateral Access Agreement” means an agreement, in form and substance reasonably acceptable to the Agent, between the Agent and a third party relating to inventory of the Company or any other Loan Party located on the property of such third party.

“Collateral Documents” means the Pledge Agreement, the Security Agreement, each Mortgage and any other agreement pursuant to which any Loan Party grants collateral to the Agent for the benefit of the Guaranteed Creditors.

“Collateral Release Period” means any period during which the Company has obtained Investment Grade Ratings and the Agent (on behalf of the Guaranteed Creditors) has released its security interests in the Collateral at the request of the Company pursuant to Section 7.13(d).

“Commitment” means a Fronted Offshore Currency Commitment, a Revolving Commitment, a Term Commitment or a Swing Line Commitment, as the context may require.

“Company” has the meaning specified in the introductory clause hereto; provided, that upon consummation of the Holdco Reorganization in compliance with Section 11.23, Holdco shall thereafter be the Company for purposes hereof, except that any reference made to the Company as of a specific date prior to consummation of the Holdco Reorganization shall continue to refer to OSK.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Computation Date” means (a) any day on which the Aggregate Revolving Commitment is reduced pursuant to Section 2.09; (b) with respect to matters relating to Offshore Rate Loans, each day on which a Borrower borrows, converts or continues any Offshore Rate Loan and each Interest Payment Date with respect to any Offshore Rate Loan; and (c) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Agent or the Issuer shall determine or the Required Lenders shall require.

“Consolidated EBITDA” means, for any period, the consolidated net income (or net loss) of the Company and its Subsidiaries for such period, plus (or minus, if a credit or a negative number) the following (without duplication), in each case to the extent included in the determination of such consolidated net income (or net loss): (a) all amounts treated as expenses for depreciation, all interest expense and all amortization of intangibles of any kind; (b) all taxes on or measured by income; (c) all charges arising from “last in first out” valuation of inventory; (d) the amount of post-retirement health benefits accrued in such period less the amount of post-retirement health benefits paid in such period, in an amount of up to $5,000,000; (e) not more than $15,000,000 in the aggregate of cash charges arising from the write-down of fixed assets, severance payments and relocation expenses incurred or taken with respect to Acquisitions; (f) the first $20,000,000 of non-recurring cash charges for severance payments and plant closings incurred or taken on or after the Effective Date and through the fiscal year ending September 30, 2012; (g) all charges or credits arising from the write-off of intangible assets (without duplication of any amounts set forth in clause (a)); and (h) expenses relating to stock-based compensation plans resulting from the application of Financial Accounting Standards Board Statement No. 123R; provided that consolidated net income (or net loss) and each adjustment described in the foregoing clauses (a) through (h) shall be computed (i) without giving effect to extraordinary losses or extraordinary gains; (ii) without regard to the net income (or net loss) of Leasing Subsidiaries or to the carrying value of the equity interest of the Company and its Subsidiaries in Leasing Subsidiaries; (iii) without giving effect to any dividends or other distributions received by the Company and its Subsidiaries from Leasing Subsidiaries or any equity contributions made by the Company and its Subsidiaries to Leasing Subsidiaries; and (iv) excluding any gain or loss realized in connection with any extinguishment of indebtedness contemplated by Section 2.22; and provided, further, that (A) for purposes of computing Consolidated EBITDA, Acquisitions and Material Dispositions made by the Company or any of its Subsidiaries during any relevant four-quarter period shall be deemed to have occurred (and any Indebtedness incurred or assumed in connection with an Acquisition, or repaid with the proceeds of a Material Disposition, shall be deemed to have been incurred, assumed or repaid, as the case may be) on the first day of such period and Consolidated EBITDA for any such period shall be calculated to include pro forma adjustments with respect to income and expense associated with the acquired or disposed of assets or entity (all consistent with clauses (a) through (h) above); and (B) all non-cash charges taken in any period shall be added back to Consolidated EBITDA for such period and all cash payments made in any period that arise out of non-cash charges taken in a previous period shall be subtracted from Consolidated EBITDA.

“Contingent Obligation” means, as to any Person and without duplication, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor; (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Swap Contract (other than in respect of ordinary course foreign currency hedging arrangements).  The amount of any Contingent Obligation shall (v) in the case of Guaranty Obligations of the Company and its Subsidiaries of the type described in the last paragraph of Note 12 to OSK’s audited consolidated financial statements for the fiscal year ended September 30, 2009, be deemed to equal 25% of such Guaranty Obligations, (w) in the case of other Guaranty Obligations, be deemed equal to the lesser of (i) the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and (ii) the stated amount of the guaranty, (x) in the case of Contingent Obligations in respect of Swap Contracts, be deemed equal to the aggregate Swap Termination Value of such Swap Contracts, (y) in the case of Contingent Obligations in respect of Surety Instruments other than Non-Surety L/C’s, be deemed equal to the probable amount of the expected liability thereunder, and (z) in the case of Contingent Obligations in respect of Non-Surety L/C’s, be deemed equal to (i) the face amount of outstanding Non-Surety L/C’s which are not Letters of Credit and (ii) the outstanding amount of L/C Obligations in respect of Non-Surety L/C’s which are Letters of Credit pursuant to Article III.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.04, the Company (a) converts Revolving Loans or Term Loans of one Type to the other Type or (b) continues Offshore Rate Loans for a new Interest Period.

“Credit Extension” means and includes (a) the making of any Loan hereunder and (b) the Issuance of any Letter of Credit hereunder.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Defaulting Lender” means, subject to Section 3.12(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, Swing Line Loans or Fronted Offshore Currency Loans, within three Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute as to the satisfaction of one or more conditions precedent to funding (specifically identified and including the particular Default, if any); (b) has notified the Company, the Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after request by the Agent or the Company, to confirm in a manner satisfactory to the Agent (or the Company, as applicable) that it will comply with, and is financially able to meet, its funding obligations; or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment (provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in, or the exercise of control (outside of the context of a proceeding of the type described in clause (d) above) of, that Lender or any direct or indirect parent company thereof by a Governmental Authority), in each case, as the Agent may reasonably determine based solely on the foregoing.

“Discount Range” has the meaning specified in Schedule 2.22.

“Disposition” has the meaning specified in Section 8.02.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Offshore Currency, the equivalent amount in Dollars as determined by the Agent or the applicable Issuer at such time on the basis of the Spot Rate for the purchase of Dollars with such Offshore Currency on the most recent Computation Date.

“Domestic Subsidiary” means a Subsidiary organized under the laws of (a) the United States or any political subdivision thereof, or any agency, department or instrumentality thereof, or (b) any state of the United States.

“Effective Date” means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by the Required Lenders (or, in the case of Section 5.01(i), waived by the Person entitled to receive such payment).

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000; provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit and that is an Affiliate of a Lender; (d) an Approved Fund; (e) a Lender; (f) any other entity approved by the Company (which approval shall not be required during the existence of an Event of Default) and the Agent, such approvals in each case not to be unreasonably withheld or delayed; and (g) the Company, solely in connection with a transaction permitted under Section 2.22 (provided that all Loans purchased by the Company pursuant to Section 2.22 shall automatically be cancelled and retired by the Company on the applicable settlement date of the relevant purchase (and may not remain outstanding or be resold)).

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), investigation, cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placements, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placements, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from any property, whether or not owned by the Company or any Subsidiary or taken as collateral, or in connection with any operations of the Company.

“Environmental Laws” means all federal, state, local or foreign (but only in those foreign jurisdictions where the Company and/or any Subsidiary has material operations) laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, land use and related health and safety matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, in each case the liability with respect to which has not been satisfied; (d) the filing of a notice of intent to terminate a Pension Plan that has any Unfunded Pension Liability; (e) the treatment of a Pension Plan amendment that has any Unfunded Pension Liability as a termination under Section 4041 or 4041A of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (i) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Eurocurrency Reserve Percentage” has the meaning specified in the definition of “Offshore Rate”.

“Event of Default” means any of the events or circumstances specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

“Existing Credit Agreement” has the meaning specified in the recitals.

“Existing Lenders” has the meaning specified in the recitals.

“Existing Letters of Credit” means the existing letters of credit set forth on Schedules 1.01(b) and (c).

“Existing Loans” has the meaning specified in the recitals.

“Expiration Time” has the meaning specified in Schedule 2.22.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

“Fee Letter” means the fee letter dated as of August 13, 2010 among the Company, the Agent and BAS.

“Floor Plan Financing Facility” means any facility entered or to be entered into by the Company or any Subsidiary pursuant to which such person may (a) incur indebtedness to purchase vehicles and/or related equipment from certain vendors for the prompt resale to customers in the ordinary course of business and (b) grant a security interest in such vehicles and/or related equipment to secure such borrowings.

“Foreign Lender” has the meaning specified in Section 10.11(a).

“Foreign Subsidiary” means a Subsidiary which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Fronted Offshore Currency Commitment” means, for any Fronting Lender for any Alternative Currency, the obligation of such Fronting Lender to make Fronted Offshore Currency Loans in such Alternative Currency not exceeding the Dollar Equivalent set forth in the applicable Offshore Currency Addendum, as such amount may be modified from time to time pursuant to the terms of this Agreement and such Offshore Currency Addendum.  Any Fronted Offshore Currency Commitment shall be a part of the Aggregate Revolving Commitment, rather than a separate, independent commitment.

“Fronted Offshore Currency Loan” means a loan made by a Fronting Lender to a Borrower pursuant to Section 2.07 and an Offshore Currency Addendum.

“Fronted Offshore Currency Note” means a promissory note in such form as may be required by the applicable Offshore Currency Addendum.

“Fronted Offshore Currency Rate” means, for any day for any Fronted Offshore Currency Loan, the per annum rate of interest determined under or as set forth in the applicable Offshore Currency Addendum.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof; (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof; and (c) with respect to the Fronting Lenders, such Defaulting Lender’s Applicable Percentage of Fronted Offshore Currency Loans other than Fronted Offshore Currency Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Lender” means any Lender (or any Affiliate, branch or agency thereof) with a Fronted Offshore Currency Commitment to the extent it is party to an Offshore Currency Addendum as the “Fronting Lender” thereunder.  If any agency, branch or Affiliate of such Lender shall be a party to an Offshore Currency Addendum, such agency, branch or Affiliate shall, to the extent of any commitment extended and any Loans made by it, have all the rights of such Lender hereunder; provided that such Lender shall, to the exclusion of such agency, branch or Affiliate, continue to have all the voting rights vested in it by the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Further Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.01.

“GAAP” means, subject to Section 1.03, generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means (a) any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing; and (b) the National Association of Insurance Commissioners.

“Guaranteed Creditors” means and includes the Agent, the Lenders and each Person (other than the Company or any of its Subsidiaries) which is a party to a Rate Swap Document or Cash Management Agreement, in each case if such Person is or at the time of entry into such Rate Swap Document or Cash Management Agreement, as applicable, was a Lender or an Affiliate of a Lender.

“Guaranteed Obligations” means (a) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest (whether such interest is allowed as a claim in a bankruptcy proceeding with respect to any Subsidiary Borrower or otherwise) of each Loan made under this Agreement to any Subsidiary Borrower, together with all other Obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including indemnities, fees and interest thereon) of any Subsidiary Borrower to the Agent or any Lender now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Loan Documents and the due performance and compliance with all terms, conditions and agreements contained in the Loan Documents by any Subsidiary Borrower; and (b) the full and prompt payment when due (whether by acceleration or otherwise) of all Obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or similar proceeding under applicable law, would become due) of the Company or any Subsidiary owing under any Rate Swap Document or Cash Management Agreement entered into by the Company or any Subsidiary with any Lender or any Affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or Affiliate participates in such Rate Swap Document or Cash Management Agreement and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

“Guarantor” means, at any time, any Subsidiary that is a party to the Subsidiary Guaranty at such time.

“Guarantor Threshold” means, as of any date of determination, Domestic Subsidiaries that are Guarantors that, together with the Company, constitute (a) at least 80% of the total assets (excluding assets of Foreign Subsidiaries, and after intercompany eliminations) of the Company and its Domestic Subsidiaries on a consolidated basis as of the end of the fiscal quarter most recently ended prior to such date of determination for which financial statements became due under Section 7.01 and (b) at least 80% of the total revenues (excluding revenues of Foreign Subsidiaries, and eliminating any intercompany revenues) of the Company and its Domestic Subsidiaries on a consolidated basis for the 12-month period ending as of the end of the fiscal quarter most recently ended prior to such date of determination for which financial statements became due under Section 7.01.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation”.

“Hazardous Materials” means all those substances that are regulated by, or which may form the basis of liability or a standard of conduct under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum-derived substance or waste.

“Holdco” has the meaning specified in Section 11.23.

“Holdco Reorganization” has the meaning specified in Section 11.23.

“Honor Date” has the meaning specified in Section 3.03(b).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money and all Securitization Obligations; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than (i) trade and similar accounts payable and accrued expenses, in each case arising in the ordinary course of business, and (ii) accrued pension costs and other employee benefit and compensation obligations arising in the ordinary course of business); (c) all Contingent Obligations with respect to Surety Instruments (other than trade letters of credit); (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in subsections (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in subsections (a) through (g) above; provided that “Indebtedness” shall not include (1) Guaranty Obligations of the Company with respect to up to $5,000,000 of Indebtedness of Leasing Subsidiaries, (2) Indebtedness owing to the Company by any Subsidiary or Indebtedness owing to any Subsidiary by the Company or another Subsidiary, (3) any customary earnout or holdback in connection with Acquisitions permitted by Section 8.04, (4) any indebtedness incurred by the Company or any Subsidiary pursuant to any Floor Plan Financing Facility to the extent that it shall be non-interest bearing, (5) any obligation incurred by the Company or any Subsidiary in the ordinary course of business to make payments to a floor plan financier of a distributor of the Company or such Subsidiary as an incentive for such financier to provide more favorable payment terms to such distributor, (6) any obligations of the Company or its Subsidiaries in respect of customer advances received and held in the ordinary course of business or (7) performance bonds or performance guaranties (or bank guaranties or letters of credit in lieu thereof) entered into in the ordinary course of business.  If any of the foregoing Indebtedness is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Indebtedness shall be equal to the lesser of the amount of such Indebtedness and the fair market value of such asset or assets at the date for determination of the amount of such Indebtedness.  For all purposes of this Agreement, (A) the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member and as to which such Person is or may become directly liable and (B) the amount of Indebtedness of the Company and its Subsidiaries hereunder shall be calculated without duplication of Guaranty Obligations of the Company or any Subsidiary in respect thereof.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Indenture” means that certain Indenture, dated as of March 3, 2010, by and among OSK, as issuer, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

“Independent Auditor” has the meaning specified in Section 7.01(a).

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors; or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ending on such date to (b) Cash Interest Expense for such period.

“Interest Payment Date” means, as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter; provided that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

“Interest Period” means, as to any Fronted Offshore Currency Loan, the Interest Period as set forth in, or determined in accordance with, the applicable Offshore Currency Addendum and, as to any other Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six (or, if all applicable Lenders agree, nine or twelve) months thereafter as selected by a Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, or such other period as required by the Company and agreed to by all applicable Lenders; provided that:

(a)                                  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)                                  no Interest Period for any Revolving Loan shall extend beyond the scheduled Revolving Maturity Date; and

(d)                                 no Interest Period for a Term Loan shall extend beyond the scheduled Term Maturity Date.

“Internal Control Event” means a material weakness in the Company’s internal controls over financial reporting as described in the Securities Laws.

“Investment Grade Ratings” has the meaning specified in Section 7.13(d).

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“ISP98” has the meaning specified in Section 3.09.

“Issuance Date” has the meaning specified in Section 3.01(a).

“Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuer” means (a) with respect to any Letter of Credit listed on Schedule 1.01(b), Bank of America, (b) with respect to any Letter of Credit listed on Schedule 1.01(c), JPMorgan Chase Bank, N.A., and (c) with respect to any other Letter of Credit, Bank of America or any other Revolving Lender selected by the Company and approved by the Agent (such approval not to be unreasonably withheld or delayed) that has agreed to act as issuer of such Letter of Credit hereunder.

“Issuer Commitment” means, with respect to any Issuer, the maximum Stated Amount of Letters of Credit that such Issuer has committed to have outstanding at any time as set forth in a written agreement between the Company and such Issuer.

“Issuer Documents” means, with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by the Issuer and the Company (or any Subsidiary) or in favor of the Issuer and relating to such Letter of Credit.

“JPMS” means J.P. Morgan Securities LLC.

“Judgment Currency” has the meaning specified in Section 11.17.

“L/C Advance” means each Revolving Lender’s participation in any L/C Borrowing in accordance with its Revolving Percentage.

“L/C Amendment Application” means an application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use by the applicable Issuer, with such modifications as the Company and such Issuer may reasonably approve.

“L/C Application” means an application form for issuances of standby or commercial documentary letters of credit as shall at any time be in use by the applicable Issuer, with such modifications as the Company and such Issuer may reasonably approve.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made or converted into a Borrowing of Revolving Loans under Section 3.03(b).

“L/C Commitment” means the commitment of the Issuers to Issue, and the commitment of the Revolving Lenders severally to participate in, Letters of Credit from time to time pursuant to Article III, in an aggregate amount not to exceed on any date the Aggregate Revolving Commitment.  The L/C Commitment is a part of the Aggregate Revolving Commitment, rather than a separate, independent commitment.

“L/C Obligations” means at any time the sum, without duplication, of (a) the Stated Amount of all outstanding Letters of Credit plus (b) the Dollar Equivalent amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of ISP98, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C-Related Documents” means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any standard form document used by any Issuer for letter of credit issuances.

“Lead Agents” means, collectively, the Agent and the Syndication Agent, and “Lead Agent” means either of them.

“Lease Assets” means, with respect to any lease, all of the following property and interests in property whether now existing or existing in the future or hereafter acquired or arising: (a) all vehicles or equipment manufactured, refurbished or sold by the Company or any of its Subsidiaries (and truck chassis, cement block boom trucks and similar vehicles manufactured or refurbished by third parties) and acquired by a Leasing Subsidiary in connection with such assets being leased to a third party; (b) all leases and other contracts or agreements relating to the lease financing by a customer of vehicles or equipment manufactured, refurbished or sold by the Company or any of its Subsidiaries; (c) all accounts receivable and other obligations incurred by lessees in connection with the foregoing, no matter how evidenced; (d) all rights to any vehicles or equipment subject to any of the foregoing after or in connection with creation of the foregoing, including returned or repossessed goods; (e) all reserves and credit balances with respect to any such lease contracts or agreements or lessees; (f) all letters of credit, security or guarantees for any of the foregoing; (g) all insurance policies or reports relating to any of the foregoing; and (h) all books and records relating to any of the foregoing.

“Leasing Subsidiary” means Oshkosh/McNeilus Financial Services, Inc., Oshkosh/McNeilus Financial Services Partnership, Oshkosh Equipment Finance, L.L.C. and any other Subsidiary that is designated by the Board of Directors of the Company as a Leasing Subsidiary and that is exclusively engaged in Leasing Transactions and activities related thereto.  If at any time any Leasing Subsidiary should engage in a material transaction or activity other than those described above, it shall thereafter cease to be a Leasing Subsidiary hereunder.

“Leasing Transaction” means (a) the formation of Leasing Subsidiaries (whether in one or a series of related transactions); (b) the sale, lease or other disposition to a third party of Lease

Assets or an interest therein; (c) the borrowing of money secured by Lease Assets; or (d) the sale or other disposition of Lease Assets or an interest therein to a Leasing Subsidiary followed by a financing transaction in connection with such sale or disposition of such Lease Assets (whether such financing transaction is effected by such Leasing Subsidiary or by a third party to whom such Leasing Subsidiary sells such Lease Assets or an interest therein).

“Lender” has the meaning specified in the introductory clause hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office” or “Offshore Lending Office”, as the case may be, on Schedule 11.02, or such other office or offices as such Lender may from time to time notify the Company and the Agent.

“Letter of Credit” means (a) the Existing Letters of Credit; and (b) any letter of credit Issued by an Issuer pursuant to Article III.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Leverage Ratio” means, as of any date of determination, the ratio of (a) the excess of (i) (A) all Indebtedness (including all Obligations other than any Obligations arising under any Cash Management Agreements) of the Company and its Subsidiaries determined on a consolidated basis as of such date (excluding Contingent Obligations in respect of Swap Contracts) and (B) to the extent included in calculating Contingent Obligations by operation of clause (v) of the last sentence of the definition thereof, outstanding Indebtedness of the type characterized as “limited recourse debt” in OSK’s report on Form 10-K for its fiscal year ended September 30, 2009), minus (ii) the amount of Cash Collateral held pursuant to Sections 2.11(a), 3.07 and 3.11, if any, to (b) Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements are available.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment for security, charge or deposit arrangement, encumbrance, lien (statutory or other) or similar interest of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease).

“Loan” means an extension of credit by a Lender to a Borrower under Article II or Article III in the form of a Revolving Loan, a Swing Line Loan, a Fronted Offshore Currency Loan, a Term Loan or an L/C Advance, as the context requires.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the L/C-Related Documents, the Subsidiary Guaranty, the Collateral Documents, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 3.11 and all other documents delivered to the Agent or any Lender in connection herewith.

“Loan Modification Offer” has the meaning specified in Section 11.20(a).

“Loan Party” means the Company, any Subsidiary Borrower, any Pledgor or any Guarantor.

“local time” means (a) with respect to any Loan, the time of the office of the Agent or the applicable Fronting Lender to which payment of such Loan is to be made; and (b) with respect to any Letter of Credit, the time of the issuing office of the Issuer of such Letter of Credit.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), consolidated results of operations or consolidated financial condition of (i) the Loan Parties, taken as a whole, or (ii) the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document; provided that events, circumstances, changes, effects or conditions with respect to the Company and its Subsidiaries disclosed in any Form 10-K, Form 10-Q or Form 8-K filed by the Company with the SEC prior to August 10, 2010 shall not constitute a “Material Adverse Effect”.

“Material Disposition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the disposition by the Company or a Subsidiary of (a) all or substantially all of the assets of a Subsidiary, or of any business or division of the Company or a Subsidiary; or (b) all of the Equity Interests of a Subsidiary (to the extent owned by the Company and/or its Subsidiaries) to a Person that is not a Subsidiary.

“Material Domestic Subsidiary” means, at any time, each Domestic Subsidiary other than (a) any Domestic Subsidiary with total (gross) revenues (after eliminating intercompany revenues) for the preceding four fiscal quarter period less than 10% of the total (gross) revenues of the Company and its Domestic Subsidiaries (excluding Leasing Subsidiaries) for such period based upon the Company’s most recent annual or quarterly financial statements delivered to the Agent pursuant to Section 7.01; (b) any Leasing Subsidiary; (c) any Securitization Subsidiary; and (d) any captive insurance company Subsidiary.

“Material Foreign Subsidiary” means, at any time, each Foreign Subsidiary other than (a) any Foreign Subsidiary with total (gross) revenues (after eliminating intercompany revenues) for the preceding four fiscal quarter period 3% or less of the total (gross) revenues of the Company and its Subsidiaries (excluding Leasing Subsidiaries) for such period based upon the Company’s most recent annual or quarterly financial statements delivered to the Agent pursuant to Section 7.01; (b) any Leasing Subsidiary; (c) any Securitization Subsidiary; and (d) any captive insurance company Subsidiary.

“Material Subsidiary” means a Material Domestic Subsidiary or a Material Foreign Subsidiary.

“MNPI” means material non-public information with respect to the Company or any of its Subsidiaries, or the respective securities of any of the foregoing, as determined by the Company in its sole discretion.

“Moody’s” means Moody’s Investor Service Inc. or its successors.

“Mortgage” means a mortgage, leasehold mortgage, deed of trust or similar document granting a Lien on real property (or any interest therein) of the Company or any other Loan Party in appropriate form for filing or recording in the applicable jurisdiction and otherwise reasonably satisfactory to the Agent.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a)                                  with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company or any Subsidiary pursuant to such Disposition, net of (i) the direct costs relating to such Disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (including taxes that are or would be payable upon repatriation of such proceeds to the United States), after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of any Indebtedness secured by a Lien on the asset subject to such Disposition (other than Indebtedness hereunder), (iv) the amount of any reserve established in accordance with GAAP in respect of, without duplication, (x) earn-outs and other purchase price adjustments associated with the purchase price of the asset subject to such Disposition and (y) liabilities associated with such asset that are retained by the Company or such Subsidiary, including pension and post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations, in each case to the extent described in reasonable detail in a certificate provided by a Responsible Officer promptly following consummation of such Disposition, and (v) proceeds that the Company specifies in writing at the time of such Disposition will be (and in fact are), within 365 days after such Disposition, either (x) reinvested by the Company or the applicable Subsidiary (A) in revenue-producing (whether directly or indirectly) assets or (B) in the case of any Disposition of real estate, in fixed assets useful in the business of the Company or the applicable Subsidiary or (y) applied towards the purchase price of a Permitted Acquisition or a Permitted Investment (to the extent that the Company would be permitted to pay cash to consummate such an Acquisition or Investment, as the case may be, as of the date of such Disposition); and

(b)                                 with respect to any issuance of Indebtedness, the aggregate cash proceeds received by the Company or any Subsidiary (from a Person other than the Company or any Subsidiary) pursuant to such issuance, net of (i) the direct costs relating to such issuance (including sales and underwriter’s discounts and commissions and legal, accounting and investment banking fees) and (ii) in the case of any issuance by a Foreign Subsidiary, deductions in respect of taxes that are or would be payable upon repatriation of such proceeds to the United States, after taking into account any available tax credits or deductions and any tax sharing arrangements.

“Net Worth” means the shareholders’ equity of the Company as determined in accordance with GAAP, but excluding any portion thereof in excess of $25,000,000 attributable to the equity interest of the Company and its Subsidiaries in Leasing Subsidiaries.

“Non-Material Foreign Subsidiary” means a Foreign Subsidiary which is not a Material Foreign Subsidiary.

“Non-Surety L/C’s” means letters of credit which are not Surety L/C’s.

“Note” has the meaning specified in Section 2.02(b).

“Notice of Borrowing” means a notice substantially in the form of Exhibit A.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit B.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document, Rate Swap Document or Cash Management Agreement, in any case, owing by the Company and each Subsidiary Borrower to any Lender, any Affiliate of a Lender that is a party to any such Rate Swap Document or Cash Management Agreement, the Agent or any other Indemnitee, in each case, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, or now existing or hereafter arising.

“Offshore Currency” means at any time, Euro, Japanese Yen, Pounds Sterling, Australian Dollars, Mexican Pesos, Canadian Dollars or Swedish Kronor and, from and after the time of such approval, any other currency requested by the Company and approved by each Revolving Lender in accordance with Section 2.08(e).

“Offshore Currency Addendum” means an addendum substantially in the form of Exhibit H with such modifications thereto as shall be approved by the applicable Fronting Lender, the Company and the Agent.

“Offshore Currency Loan” means any Offshore Rate Loan denominated in an Offshore Currency.

“Offshore Rate” means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing or any Fronted Offshore Currency Loan, as applicable,

the rate of interest per annum (rounded upward to the next 1/100th of 1%) determined by the Agent as follows:

Offshore Rate =	Offshore Base Rate
1.00 - Eurocurrency Reserve Percentage

Where:

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”); and

“Offshore Base Rate” means, for any Interest Period with respect to an Offshore Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Offshore Base Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Offshore Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Offshore Rate Loan” means a Loan that bears interest based on the Offshore Rate, which may be denominated in Dollars or, in the case of a Revolving Loan, any Offshore Currency.

“Organization Documents” means, for any corporation or other organization, as applicable, the certificate or articles of incorporation or formation, the bylaws, limited partnership agreement, limited liability company agreement, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement or other similar agreement.

“OSK” has the meaning specified in the introductory clause hereto.

“Other Taxes” means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Participant” has the meaning specified in Section 11.07(c).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Percentage” means a Revolving Percentage or a Term Percentage, as the context requires.

“Permitted Acquired Debt” means Indebtedness of the Company or any Subsidiary assumed in connection with, or owing by an acquired entity at the time of, an Acquisition so long as (a) such Acquisition is permitted hereunder and (b) such Indebtedness (i) remains outstanding no more than 180 days after the consummation of such Acquisition or (ii)(x)(A) is not subject to prepayment or (B) is subject to prepayment with penalty and (y) does not, as of the last day of the most recently ended fiscal quarter, exceed an amount equal to 5% of the consolidated tangible assets of the Company and its Subsidiaries.

“Permitted Acquisition” means an Acquisition that meets the following requirements: (a) if such Acquisition is of a Person, the board of directors or similar governing body of such Person has approved such Acquisition; (b) no Default or Event of Default exists at the time of such Acquisition or will exist immediately thereafter; (c) the Person or businesses being acquired had positive cash flow (which shall mean the remainder of earnings before interest expense, taxes, depreciation and amortization minus capital expenditures) for the most recent 12-month period for which financial statements are available; (d) immediately after giving effect to such Acquisition, Available Liquidity shall be at least $200,000,000; and (e) if the Leverage Ratio, immediately after giving effect to such Acquisition, would be greater than 3.50 to 1.0, then the aggregate amount of consideration for such Acquisition (and related Acquisitions) made in the then current fiscal year (valued at the time of each applicable Acquisition) shall not exceed

$100,000,000 (provided that such limitation shall not apply if the Leverage Ratio, immediately after giving effect to such Acquisition, would be less than or equal to 3.50 to 1.0).

“Permitted Amendments” has the meaning specified in Section 11.20(a).

“Permitted Investments” means all Investments (a) in Leasing Subsidiaries and/or in connection with customer financing, vendor agreements, distribution, sales and/or service activities, in each case in the ordinary course of business and substantially consistent with past practice; (b) in joint ventures or similar entities as contemplated by teaming agreements, sales agreements, sales representative agreements, distribution agreements, joint development agreements and/or similar agreements either (i) entered into in the ordinary course of business and substantially consistent with past practice or (ii) required by any Requirement of Law; (c) arising from the transfer of inventory, equipment, intellectual property and/or software to Subsidiaries in the ordinary course of business and substantially consistent with past practice; (d) that the Company and/or one or more of its Subsidiaries have committed to make as of the Effective Date (and any renewal, modification, replacement or extension thereof, provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted under Section 8.04), which Investments are described on Schedule 8.04; and (e) in Foreign Subsidiaries pursuant to tax, governmental and/or external auditor requirements.

“Permitted Liens” has the meaning specified in Section 8.01.

“Permitted Securitization” means any program providing for (a) the sale, contribution and/or transfer to a Securitization Subsidiary, in one or more related and substantially concurrent transactions, of accounts receivable, general intangibles, chattel paper or other financial assets (including rights in respect of capitalized leases) and related rights of the Company or any Subsidiary in transactions intended to constitute (and opined by nationally-recognized outside legal counsel in connection therewith to constitute) true sales or true contributions to such Securitization Subsidiary and (b) the provision of financing secured by the assets so sold, whether in the form of secured loans or the acquisition of undivided interests in such assets.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledge Agreement” means a pledge agreement among the Company, certain Subsidiaries of the Company and the Agent substantially in the form of Exhibit I.

“Pledgor” means, at any time, any Subsidiary that is a party to the Pledge Agreement at such time in accordance with Section 7.13.

“Proceeds Application” has the meaning specified in Section 2.11(c).

“Qualifying Bid” has the meaning specified in Schedule 2.22.

“Rate Swap Documents” means, collectively, all Swap Contracts entered into between (a) the Company or any Subsidiary and (b) any Lender (or any Affiliate thereof).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents and advisors of such Person and of such Person’s Affiliates.

“Remarketing Agreements” means agreements guaranteeing the residual or future resale value of products sold or leased by the Company or any Subsidiary.

“Reply Amount” has the meaning specified in Schedule 2.22.

“Reply Price” has the meaning specified in Schedule 2.22.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Add-On Term Lenders” means at any time Add-On Term Lenders under the applicable Add-On Term Facility having aggregate Add-On Term Percentages under such Term Facility in excess of 50%.

“Required Lenders” means at any time Lenders having aggregate Total Percentages in excess of 50%.

“Required Revolving Lenders” means at any time Revolving Lenders having aggregate Revolving Percentages in excess of 50%.

“Required Term A Lenders” means at any time Term A Lenders having aggregate Term A Percentages in excess of 50%.

“Required Term Lenders” means at any time Term Lenders having aggregate Term Percentages in excess of 50%.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer, the treasurer or the controller of the Company, and solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01, the secretary or any assistant secretary of the Company, or any other officer having substantially the same authority and responsibility, and, for purposes of Sections 7.03, 9.01(b), 9.01(c) and 9.01(i), shall also include the general counsel of the Company.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such Capital Stock.

“Return Bid” has the meaning specified in Schedule 2.22.

“Revolving Commitment” means, for any Revolving Lender, the amount set forth on Schedule 2.01 under the heading “Revolving Commitment”, as such amount may be reduced pursuant to Section 2.09, increased pursuant to Section 2.20, or reduced or increased as a result of one or more assignments pursuant to Section 11.07.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.20(d).

“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment and/or outstanding Revolving Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Maturity Date” means the earlier to occur of (a) October 1, 2015 and (b) the date on which the Revolving Loans become due and payable pursuant to Section 9.02.

“Revolving Percentage” means, as to any Lender, the percentage which (a) the Revolving Commitment of such Lender (or, after termination of the Revolving Commitments, the principal amount of such Lender’s Revolving Loans plus such Lender’s participation interests in the principal amount of all Swing Line Loans, Fronted Offshore Currency Loans and the Stated Amount of all Letters of Credit) is of (b) the Aggregate Revolving Commitment (or, after termination of the Revolving Commitments, the Total Revolving Usage); provided that the Revolving Percentage shall be subject to adjustments as provided in Section 3.12.

“Revolving Termination Date” means the earlier to occur of:

(a)                                 October 1, 2015; and

(b)                                 the date on which the Revolving Commitments terminate (or are reduced to zero) in accordance with the provisions of this Agreement.

“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies, Inc., or its successors.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Offshore

Currency, same day or other funds as may be determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Offshore Currency.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Securitization Obligations” means the aggregate investment or claim held at any time by all purchasers, assignees or transferees of (or of interests in), or holders of obligations that are supported or secured by, accounts receivable, lease receivables and other rights to payment in connection with Permitted Securitizations.

“Securitization Subsidiary” means (a) a special purpose, bankruptcy remote, directly Wholly-Owned Subsidiary of the Company or (b) a special purpose, bankruptcy remote, Wholly-Owned Subsidiary of any Subsidiary described in subsection (a) which in each case is formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, contribution, transfer, sale and financing of assets and related rights in connection with and pursuant to a Permitted Securitization.

“Security Agreement” means a security agreement among the Company, the Guarantors and the Agent substantially in the form of Exhibit J.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) the remainder of (i) all Indebtedness (including all Obligations other than any Obligations arising under any Cash Management Agreements) of the Company and its Subsidiaries to the extent that such Indebtedness is secured by Liens, determined on a consolidated basis, as of such date (excluding Contingent Obligations in respect of Swap Contracts) minus (ii) the amount of Cash Collateral held pursuant to Sections 2.11(a), 3.07 and 3.11, if any, to (b) Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements are available.

“Specified Default” means (a) a Default under Section 9.01(a), (b) a Default under Section 9.01(f) or (g), in either case, with respect to the Company, or (c) any Event of Default.

“Spot Rate” for a currency means the rate determined by the Agent or the applicable Issuer to be the rate quoted by Bank of America as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., local time, on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Agent or the applicable Issuer may obtain such spot rate from another financial institution designated by the Agent or such Issuer if Bank of America does not have as of the date of determination a spot buying rate for any such currency.

“Stated Amount” means, with respect to any Letter of Credit, the maximum Dollar Equivalent amount available to be drawn under such Letter of Credit during the remaining term thereof under any and all circumstances.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof; provided that for the purposes of Articles VII and VIII hereof (and any definitions incorporated therein) and of calculating the Leverage Ratio, the Senior Secured Leverage Ratio, and the Interest Coverage Ratio, “Subsidiary” shall exclude all Leasing Subsidiaries.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

“Subsidiary Borrower” means any Foreign Subsidiary or Material Domestic Subsidiary that is designated as a Subsidiary Borrower by the Company pursuant to Section 2.19 with the consent of the Agent, which Subsidiary shall have delivered a Subsidiary Borrower Supplement in accordance with Section 2.19.

“Subsidiary Borrower Supplement” means a Subsidiary Borrower Supplement substantially in the form of Exhibit F.

“Subsidiary Guaranty” means, individually and collectively, the Subsidiary Guaranty substantially in the form of Exhibit G and any other guaranty executed and delivered by a Guarantor.

“Supported Letter of Credit” means a Letter of Credit for which the Company has provided Backup Support in an amount equal to the sum of (a) the Stated Amount of such Letter of Credit and (b) all fees that will be payable with respect to such Letter of Credit assuming such Letter of Credit is drawn in full on the scheduled expiration date therefor.  If a Letter of Credit is denominated in a currency other than Dollars, then the amount specified in clause (a) shall be in the currency in which such Letter of Credit is denominated or other arrangements shall be made so that the Agent and the Issuers are satisfied, in their sole discretion, that the amount of Backup Support for such Letter of Credit is sufficient to account for currency fluctuations during the remaining term of such Letter of Credit.

“Surety Bonds” means all bonds issued for the account of the Company or any Subsidiary to assure the performance thereby (or to the extent issued in the ordinary course of business, any other Person) under any contract entered into in the ordinary course of business.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, Surety Bonds, Remarketing Agreements and similar instruments.

“Surety L/C’s” means letters of credit which are issued for the account of the Company or any Subsidiary to provide credit support, in the ordinary course of business, for (a) a contract bid by such Person, (b) the performance by such Person under any contract, (c) any warranty extended by such Person, (d) the repayment of advance payments made to such Person and (e) self-insurance or fully-fronted insurance with respect to the Company or any Subsidiary.

“Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in subsection (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

“Swing Line Commitment” means at any time, the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.05.  The Swing Line Commitment is a part of the Aggregate Revolving Commitment, rather than a separate, independent commitment.

“Swing Line Lender” means Bank of America, in its capacity as provider of the Swing Line Loans.

“Swing Line Loan” means a Loan denominated in Dollars made by the Swing Line Lender.

“Swing Line Rate” means, at any time, for any Swing Line Loan (a) prior to a request by the Swing Line Lender for participation in such Swing Line Loan by the Revolving Lenders pursuant to Section 2.06(b), the rate agreed to by the Company and the Swing Line Lender with respect to such Swing Line Loan and (b) thereafter, the Base Rate plus the Applicable Base Rate Margin.

“Syndication Agent” means JPMorgan Chase Bank, N.A. in its capacity as syndication agent for the Lenders hereunder.

“Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, respectively, taxes (including income taxes and franchise taxes) imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office.

“Term A Commitment” means, as to any Term A Lender, such Term A Lender’s obligation to fund a Term A Loan pursuant to Section 2.01(b) and/or 2.21.  The amount of the Term A Commitment of each Term A Lender as of the Effective Date is set forth across from such Lender’s name on Schedule 2.01 under the heading “Term A Commitment”.

“Term A Facility” means, at any time, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means, at any time, any Lender that holds Term A Loans at such time.

“Term A Loans” has the meaning specified in Section 2.01(b).

“Term A Maturity Date” means the earlier to occur of (a) October 1, 2015 and (b) the date on which the Term A Loans become due and payable pursuant to Section 9.02.

“Term A Percentage” means, as to any Term A Lender, the percentage which (a) the Term A Commitment of such Lender (or, after the Effective Date, the principal amount of such Lender’s Term A Loan) is of (b) the aggregate amount of Term A Commitments (or, after the Effective Date, the aggregate principal amount of all Term A Loans).

“Term Commitment” means, as the context may require, either a Term A Commitment or an Add-On Term Commitment.

“Term Facility” means, at any time, the Term A Facility and each applicable Add-On Term Facility.

“Term Facility Increase Effective Date” has the meaning specified in Section 2.21(d).

“Term Lender” means, at any time and as the context may require, a Term A Lender and/or an Add-On Term Lender.

“Term Loan” means, at any time and as the context may require, a Term A Loan and/or an Add-On Term Loan.

“Term Maturity Date” means, as the context may require, the Term A Maturity Date and/or the applicable Add-On Term Maturity Date.

“Term Percentage” means, as the context may require, the Term A Percentage and/or the applicable Add-On Term Percentage.

“Threshold Amount” means, at any time, $60,000,000.

“Total Percentage” means, as to any Lender, the percentage which (a) the Revolving Commitment of such Lender (or, after the termination of the Revolving Commitments, the sum of the unpaid principal amount of the Revolving Loans of such Lender plus the participations of such Lender in all Letters of Credit, Swing Line Loans and Fronted Offshore Currency Loans) plus the unpaid principal amount of the Term Loans of such Lender is of (b) the sum of the Revolving Commitment (or, after the termination of the Revolving Commitments, the Total

Revolving Usage) plus the unpaid principal amount of all Term Loans; provided that if and so long as any Lender is a Defaulting Lender, such Lender’s Total Percentage shall be deemed for purposes of this definition to be reduced to the extent of the defaulted amount, and the Total Percentage of the applicable Issuer, Swing Line Lender or Fronting Lender, as applicable, shall be deemed for purposes of this definition to be increased to such extent.

“Total Revolving Usage” means, at any time, the sum at such time of (a) the Dollar Equivalent principal amount of all outstanding Revolving Loans and Swing Line Loans plus (b) the amount of all L/C Obligations plus (c) the aggregate amount of all Fronted Offshore Currency Commitments.

“Type” of Loan means the status of such Loan as a Base Rate Loan or an Offshore Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of Illinois.

“Unfunded Pension Liability” means, with respect to any Plan, the excess of such Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of such Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 3.03(b).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is entitled to vote in the election of the board of directors (or other governing body) of such Person.

“Wholly-Owned Subsidiary” means any corporation in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case (or, in the case of Persons other than corporations, membership interests or other equity interests), at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

1.02                        Other Interpretive Provisions.

(a)                                 The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 Section, subsection, clause, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)                                  (i)                                     The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii)                                  The term “including” is not limiting and means “including without limitation.”

(iii)                               In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(d)                                 Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e)                                  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)                                   This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g)                                  This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties.  Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in their preparation.

1.03                        Accounting Principles.  (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effect of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)                                 References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.

(c)                                  For purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat operating leases in a manner consistent with its current treatment under generally accepted accounting principles as of July 30, 2010, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

(d)                                 If any change in GAAP occurs after the date of this Agreement and such change results in a material variation in the method of calculation of financial covenants or other terms of this Agreement or in what Subsidiaries are consolidated for financial reporting purposes, then the Company, the Agent and the Lenders agree to amend such provisions of this Agreement so as to equitably reflect such change so that the criteria for evaluating the Company’s financial condition will be the same after such change as if such change had not occurred.

1.04                        Currency Equivalents Generally.  For all purposes of this Agreement (but not for purposes of the preparation of any financial statements, any schedules pertaining to Foreign Subsidiaries or any compliance certificates delivered pursuant hereto), the equivalent in any Offshore Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Offshore Currency or other currency, shall be determined at the Spot Rate.

1.05                        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.06                        Times of Day.  Unless otherwise specified, all references herein to times of day (including any references to “local time”) shall be references to Chicago, Illinois time.

ARTICLE II

THE CREDITS

2.01                        The Credits.

(a)                                 Each Revolving Lender severally agrees, on the terms and conditions set forth herein, to make loans to the Borrowers (each such loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Effective Date to the Revolving Termination Date, in Dollars and/or one or more Offshore Currencies to the Company or to any Subsidiary Borrower, in an aggregate Dollar Equivalent amount not at any time exceeding such Lender’s Revolving Commitment; provided that (a) the Total Revolving Usage shall not at any time exceed the Aggregate Revolving Commitment; and (b) the sum of (i) the Dollar Equivalent principal amount of all outstanding Revolving Loans of any Revolving Lender plus (ii) such Revolving Lender’s Revolving Percentage of (x) all outstanding Swing Line Loans, (y) the amount of all L/C Obligations and (z) the Dollar Equivalent principal amount of all outstanding Fronted Offshore Currency Loans shall not at any time exceed such Revolving Lender’s Revolving Commitment.  Subject to the foregoing and the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under Section 2.10 and reborrow under this Section 2.01(a).

(b)                                 Each Term A Lender will make a term loan (each a “Term A Loan”) to the Company on the Effective Date in Dollars in such Lender’s Term A Percentage of $650,000,000.  Amounts repaid with respect to Term A Loans may not be reborrowed.

2.02                        Loan Accounts.  (a) The Loans made by each Lender and the Letters of Credit Issued by each Issuer shall be evidenced by one or more accounts or records maintained by such Lender or Issuer, as the case may be, in the ordinary course of business.  The accounts or records maintained by the Agent, each Issuer and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the applicable Lenders to the Borrowers and the Letters of Credit, and the interest and payments thereon.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

(b)                                 Each Borrower shall, at the request of any Lender, issue to such Lender a single note (each a “Note”), substantially in the form of Exhibit E, to evidence such Lender’s Loans to such Borrower.  Each Lender may, instead of or in addition to maintaining a loan account, endorse on the schedule annexed to its Note the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by a Borrower with respect thereto.  Each such Lender is irrevocably authorized by the Borrowers to endorse its Note and each Lender’s record shall be conclusive absent manifest error; provided that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of any Borrower hereunder or under any such Note to such Lender.

2.03                        Procedure for Borrowing.  (a) Each Borrowing shall be made upon the applicable Borrower’s irrevocable notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 11:00 a.m. (local time) (i) two Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans denominated in Dollars, (ii) four Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans denominated in a currency specified in the definition of “Offshore Currency” on the Effective Date, (iii) the number of Business Days determined by the Agent to be customary for its syndicated credit facilities, if such Offshore Rate Loans are to be denominated in a currency not covered by the preceding clause (ii), and (iv) on the requested Borrowing Date, in the case of Base Rate Loans), specifying:

(A)                               the amount of such Borrowing, which shall (unless such Borrowing is being requested (or deemed to be requested) pursuant to Section 2.06(b) or 3.03(b)) be (x) a Dollar Equivalent amount not less than $5,000,000 (or such lesser amount agreed to by the Agent) and (y) a higher integral multiple of 500,000 units of the Applicable Currency;

(B)                               the requested Borrowing Date, which shall be a Business Day;

(C)                               the Class and Type of Loans comprising such Borrowing;

(D)                               with respect to Offshore Rate Loans, the duration of the Interest Period applicable to such Loans included in such notice (and, if a Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing of Offshore Rate Loans, such Interest Period shall be one month);

(E)                                with respect to Offshore Rate Loans, the Applicable Currency for such Borrowing; and

(F)                                 the identity of the Borrower requesting such Borrowing.

(b)           The Agent will promptly notify each applicable Lender of its receipt of any Notice of Borrowing and (i) in respect of Borrowings of any Class of Term Loans, the amount of each applicable Term Lender’s Term Percentage of such Borrowing and (ii) in respect of Borrowings of Revolving Loans (other than Offshore Rate Loans to the extent covered by Section 2.08), (x) the amount of such Lender’s Revolving Percentage of such Borrowing and (y) if such Borrowing is in an Offshore Currency, the aggregate Dollar Equivalent amount of such Borrowing and the applicable Spot Rate used by the Agent to determine such aggregate Dollar Equivalent amount.  The Agent shall also give the Company prompt notice of the matters referred to in clause (ii)(y) of the preceding sentence.

(c)           Each Lender will make the amount of its applicable Percentage of each Borrowing available to the Agent for the account of the applicable Borrower at the Agent’s Payment Office by 1:00 p.m. (local time) on the Borrowing Date and in the Applicable Currency requested by such Borrower in funds immediately available to the Agent.  The proceeds of all such Loans will then be made available to the applicable Borrower by the Agent at such office by crediting the account of such Borrower on the books of Bank of America with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

(d)           After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than 15 different Interest Periods in effect.

(e)           Each Borrower hereby authorizes the Lenders and the Agent to accept Notices of Borrowing based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of such Borrower.  Each Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice, signed by a Responsible Officer or an authorized designee.  If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.04         Conversion and Continuation Elections.  (a) Each Borrower may, with respect to Loans other than Fronted Offshore Currency Loans, upon irrevocable notice to the Agent in accordance with Section 2.04(b):

(i)            elect to convert Loans denominated in Dollars from one Type to the other Type; provided that (x) any partial conversion of Loans shall be in (A) an aggregate amount not less than $5,000,000 (or such lesser amount agreed to by the Agent) and (B) an integral multiple of $500,000 and (y) any conversion of Offshore Rate Loans into Base Rate Loans may occur only on the last day of the applicable Interest Period therefor; or

(ii)           elect as of the last day of the applicable Interest Period, to continue any Offshore Rate Loans having Interest Periods expiring on such day (or any part thereof in an aggregate Dollar Equivalent amount that is (A) not less than $5,000,000 (or such lesser amount agreed to by the Agent) and (B) an integral multiple of 500,000 units of the Applicable Currency);

provided that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment or conversion of part thereof to be less than the Dollar Equivalent of $5,000,000, such Offshore Rate Loans shall (x) if denominated in Dollars, be converted into Base Rate Loans, or (y) if denominated in an Offshore Currency, be prepaid, in each case on the last day of the Interest Period therefor.

(b)           Each Borrower shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 10:30 a.m. (local time) at least (i) two Business Days in advance of the Conversion/Continuation Date, if the applicable Loans are to be converted into or continued as Offshore Rate Loans denominated in Dollars, (ii) four Business Days in advance of the Conversion/Continuation Date, if the applicable Revolving Loans are to be continued as Offshore Rate Loans denominated in a currency specified in the definition of “Offshore Currency” on the Effective Date, (iii) the number of Business Days determined by the Agent to be customary for its syndicated credit facilities, if the applicable Revolving Loans are to be continued as Offshore Rate Loans in a currency not covered by the preceding clause (ii), and (iv) on the Conversion/Continuation Date, if the applicable Loans are to be converted into Base Rate Loans, specifying:

(A)          the proposed Conversion/Continuation Date;

(B)           the aggregate amount of Loans to be converted or continued;

(C)           the Type of Loans resulting from the proposed conversion or continuation; and

(D)          other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c)           If upon the expiration of any Interest Period applicable to Offshore Rate Loans, a Borrower has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, as the case may be, then such Borrower shall be deemed to have elected to continue such Loans as Offshore Rate Loans to itself denominated in the same currency and having a one-month Interest Period effective as of the expiration date of such expiring Interest Period.

(d)           The Agent will promptly notify each applicable Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by a Borrower, of the details of any automatic conversion or continuation.  All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

(e)           Unless the Required Revolving Lenders or Required Term Lenders of the relevant Class of Term Loans, as applicable, otherwise consent, during the existence of a Specified Default, no Borrower may elect to have a Revolving Loan or a Term Loan of such Class converted into or continued as an Offshore Rate Loan.

(f)            During the existence of an Event of Default, the Required Revolving Lenders may require, by notice to the Borrowers and the Agent, that all outstanding Revolving Loans that are Offshore Rate Loans denominated in an Alternative Currency be prepaid, or be redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(g)           After giving effect to any conversion or continuation of Loans, unless the Agent shall otherwise consent, there may not be more than 15 different Interest Periods in effect.

(h)           Each Borrower hereby authorizes the Lenders and the Agent to accept Notices of Conversion/Continuation based on telephonic notices made by any Person, the Agent or any Lender in good faith believes to be acting on behalf of such Borrower.  Each Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice, signed by a Responsible Officer or an authorized designee.  If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.05         The Swing Line Loans.  Subject to the terms and conditions hereof, the Swing Line Lender may in its sole discretion make Swing Line Loans denominated in Dollars to the Company from time to time prior to the Revolving Termination Date in an aggregate principal amount at any one time outstanding not to exceed $100,000,000; provided that after giving effect to any such Swing Line Loan, the Total Revolving Usage shall not exceed the Aggregate Revolving Commitment.  Prior to the Revolving Termination Date, the Company may use the Swing Line Commitment by borrowing, prepaying the Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  All Swing Line Loans shall bear interest at the Swing Line Rate and shall not be entitled to be converted into Loans that bear interest at any other rate.

2.06         Procedure for Swing Line Loans.  (a) The Company may borrow under the Swing Line Commitment on any Business Day until the Revolving Termination Date; provided that the Company shall give the Swing Line Lender irrevocable written notice signed by a Responsible Officer or an authorized designee (which notice must be received by the Swing Line Lender prior to 2:00 p.m. (local time)) with a copy to the Agent specifying the amount of the requested Swing Line Loan, which shall be in an integral multiple of $100,000.  Unless the Swing Line Lender has received prior notice (by telephone or in writing) from the Agent on the date of the proposed Swing Line Loan that one or more of the applicable conditions specified in Article V is not then satisfied, the proceeds of a requested Swing Line Loan will be made available by the Swing Line Lender to the Company in immediately available funds at the office of the Swing Line Lender by 4:00 p.m. (local time) on the date of such notice of borrowing.  The Company may at any time and from time to time, prepay the Swing Line Loans, in whole or in part, without premium or penalty, by notifying the Swing Line Lender prior to 2:00 p.m. (local time) on any Business Day of the date and amount of prepayment with a copy to the Agent.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein.  Partial prepayments shall be in an integral multiple of $100,000.

(b)           If any Swing Line Loan shall remain outstanding at 11:00 a.m. (local time) on the fifth Business Day following the date of such Swing Line Loan and if by such time on such fifth Business Day the Agent shall not have received either (i) a Notice of Borrowing delivered by the Company pursuant to Section 2.03 requesting that Revolving Loans be made pursuant to Section 2.01 on the immediately succeeding Business Day in an amount at least equal to the principal amount of such Swing Line Loan for the purpose of refunding such Swing Line Loan or (ii) any other notice satisfactory to the Agent indicating the Company’s intent to repay such Swing Line Loan on or before the immediately succeeding Business Day with funds obtained from other sources or to extend such Swing Line Loan, then on such Business Day the Swing Line Lender shall (and on any Business Day the Swing Line Lender in its sole discretion may), on behalf of the Company (which hereby irrevocably directs the Swing Line Lender to act on its behalf) request the Agent to notify each Revolving Lender to make a Revolving Loan consisting of a Base Rate Loan in an amount equal to such Revolving Lender’s Revolving Percentage of (A) in the case of such a request which is required to be made, the amount of the relevant Swing Line Loan and (B) in the case of such a discretionary request, the aggregate principal amount of the Swing Line Loans outstanding on the date such notice is given; provided that absent notice by the Company to the contrary by such time on such fifth Business Day, the Company shall be deemed to have requested, at the end of such five Business Day period, that each outstanding Swing Line Loan be extended for an additional period of five Business Days, so long as the conditions specified in Section 5.02 would be satisfied at the beginning of each such additional period, treating each such extension as if it were the making of a new Loan.  Unless any of the events described in Section 9.01(f) or (g) shall have occurred with respect to the Company (in which event the procedures of subsection (d) of this Section 2.06 shall apply) each Revolving Lender shall make the proceeds of its Revolving Loan available to the Agent (and the Agent may during a Specified Default apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Agent’s Payment Office in funds immediately available prior to 1:00 p.m. (local time) on the Business Day next succeeding the date such notice is given.  The proceeds of such Revolving Loans shall be immediately applied to repay the outstanding Swing Line Loans.  Effective on the day such Revolving Loans are made, the portion of the Swing Line Loans so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note.  The Company shall pay to the Swing Line Lender, promptly following the Swing Line Lender’s demand, the amount of its outstanding Swing Line Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such outstanding Swing Line Loans.

(c)           Notwithstanding anything herein to the contrary, the Swing Line Lender (i) shall not be obligated to make any Swing Line Loan if the conditions set forth in Article V have not been satisfied and (ii) shall not make any requested Swing Line Loan if, prior to 11:00 a.m. (local time) on the date of such requested Swing Line Loan, it has received a written notice from the Agent or any Revolving Lender directing it not to make further Swing Line Loans because any condition specified in Article V is not then satisfied.

(d)           If prior to the making of a Revolving Loan required to be made by Section 2.06(b) a Specified Default shall have occurred and be continuing with respect to the Company, each Revolving Lender will, on the date such Revolving Loan was to have been made pursuant to the notice described in Section 2.06(b), purchase an undivided participating interest in all outstanding Swing Line Loans in an amount equal to its Revolving Percentage of the aggregate principal amount of all such Swing Line Loans.  Each Revolving Lender will immediately transfer to the Agent for the benefit of the Swing Line Lender, in immediately available funds, the amount of its participation.

(e)           Whenever, at any time after a Revolving Lender has purchased a participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to the Agent for delivery to each Revolving Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded); provided that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Lender will return to the Agent for delivery to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

(f)            Each Revolving Lender’s obligation to make the Revolving Loans referred to in Section 2.06(b) and to purchase participating interests pursuant to Section 2.06(d) shall be absolute and unconditional and shall not be affected by any circumstance, including, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender or the Company may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Company, (iv) any breach of this Agreement or any other Loan Document by the Company, any Subsidiary or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.07         The Fronted Offshore Currency Loans.

(a)           Upon the satisfaction of the conditions precedent set forth in Article V and in the applicable Offshore Currency Addendum, from the later of the date of this Agreement and the date of execution of the applicable Offshore Currency Addendum to the date of termination of the Revolving Commitments (or such earlier termination date as shall be specified in or pursuant to the applicable Offshore Currency Addendum), each Fronting Lender agrees, on the terms and conditions set forth in this Agreement and in the applicable Offshore Currency Addendum, to make Fronted Offshore Currency Loans under such Offshore Currency Addendum to the applicable Borrower party to such Offshore Currency Addendum from time to time in the applicable Alternative Currency, in an aggregate Dollar Equivalent principal amount not to exceed such Fronting Lender’s applicable Fronted Offshore Currency Commitment (the amount of which shall in no event be, if not zero, less than the Dollar Equivalent of $10,000,000 or a higher integral multiple of $1,000,000); provided that, at no time shall the Dollar Equivalent of the Fronted Offshore Currency Loans for any specific Alternative Currency exceed the maximum amount specified as the maximum amount for such Alternative Currency in the applicable Offshore Currency Addendum other than as a result of currency fluctuations.  Subject to the terms of this Agreement and the applicable Offshore Currency Addendum, the applicable Borrowers may borrow, repay and reborrow Fronted Offshore Currency Loans in the applicable Alternative Currency at any time prior to the termination of the Revolving Commitments (or such earlier termination date as shall be specified in or pursuant to the applicable Offshore Currency Addendum).  Upon the termination of the Revolving Commitments (or such earlier termination date as shall be specified in or pursuant to the applicable Offshore Currency Addendum), the outstanding principal balance of the Fronted Offshore Currency Loans shall be paid in full by the applicable Borrower; and prior to the termination of the Revolving Commitments, prepayments of the Fronted Offshore Currency Loans shall be made by the applicable Borrower if and to the extent required by Section 2.11(b).  For the avoidance of doubt, it is understood that no Lender shall have any obligation to become a Fronting Lender.

(b)           The applicable Borrower shall pay the applicable Fronting Lender a fronting fee in respect of each Fronted Offshore Currency Loan in accordance with the Offshore Currency Addendum (or other agreement with such Fronting Lender).

(c)           Except as otherwise required by applicable law, in no event shall any Fronting Lender have the right to accelerate the Fronted Offshore Currency Loans outstanding under any Offshore Currency Addendum prior to the stated termination date in respect thereof, except that each Fronting Lender shall have such right upon an acceleration of the Revolving Loans pursuant to Article IX.

(d)           Each Fronting Lender shall furnish to the Agent not less frequently than monthly, at the end of each calendar quarter, and at any other time upon the request of the Agent, a statement setting forth the outstanding Fronted Offshore Currency Loans made and repaid during the period since the last such report.

(e)           Immediately and automatically upon the occurrence of a Specified Default, each Revolving Lender shall be deemed to have unconditionally and irrevocably purchased from the applicable Fronting Lender, without recourse or warranty, an undivided interest and participation in each Fronted Offshore Currency Loan ratably in an amount equal to such Lender’s Revolving Percentage of the amount of principal and accrued interest of such Loan, and such Fronted Offshore Currency Loans shall, as the Required Lenders shall direct, either be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.  Each of the Lenders shall pay to the applicable Fronting Lender not later than two Business Days following a request for payment from such Fronting Lender, in Dollars, an amount equal to the undivided interest in and participation in the Fronted Offshore Currency Loan purchased by such Lender pursuant to this Section 2.07(e), and the Agent may apply Cash Collateral available with respect to the applicable Fronted Offshore Currency Loan.  If any Lender fails to make payment to the applicable Fronting Lender of any amount due under this Section 2.07(e), the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives from such Lender an amount sufficient to discharge such Lender’s payment obligation as prescribed in this Section 2.07(e) together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of demand by the applicable Fronting Lender and ending on the date such obligation is fully satisfied.  The Agent will promptly remit all payments received as provided above to the applicable Fronting Lender.  In consideration of the risk participations prescribed in this Section 2.07(e), each Lender shall receive, from the accrued interest paid for periods prior to the conversion of any Fronted Offshore Currency Loan as described above by the applicable Borrower on each Fronted Offshore Currency Loan, a fee equal to such Lender’s Revolving Percentage of the Applicable Offshore Rate Margin component of the interest accrued on such Loan, as in effect from time to time during the period such interest accrued.  Such portion of the interest paid by the applicable Borrower on Fronted Offshore Currency Loans to the applicable Fronting Lender shall be paid as promptly as possible by such Fronting Lender to the Agent, and the Agent shall as promptly as possible convert such amount into Dollars at the Spot Rate and apply such resulting amount ratably among the Revolving Lenders (including the Fronting Lenders) in proportion to their respective Revolving Percentages.

(f)            Whenever, at any time after a Revolving Lender has purchased a participating interest in a Fronted Offshore Currency Loan, the applicable Fronting Lender receives any payment on account thereof, such Fronting Lender will distribute to the Agent for delivery to each Revolving Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded); provided that if such payment received by such Fronting Lender is required to be returned, such Revolving Lender will return to the Agent for delivery to such Fronting Lender any portion thereof previously distributed to it by the Agent or such Fronting Lender.

(g)           Each Revolving Lender’s obligation to purchase the participating interests referred to in Section 2.07(e) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender or any Borrower may have against any Fronting Lender, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(h)           The specification of payment of Fronted Offshore Currency Loans in the related Alternative Currency at a specific place pursuant to this Agreement is of the essence.  Such Alternative Currency shall, subject to this Section 2.07, be the currency of account and payment of such Loans under this Agreement and the applicable Offshore Currency Addendum.  Notwithstanding anything in this Agreement, the obligation of the applicable Borrower in respect of such Loans shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent the amount so paid, on prompt conversion into the applicable Alternative Currency and transfer to such Lender under normal banking procedure, does not yield the amount of such Alternative Currency due under this Agreement or the applicable Offshore Currency Addendum.  If any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of such Alternative Currency due under this Agreement or the applicable Offshore Currency Addendum, the applicable Borrower shall pay such deficiency to the applicable Lender (and such Lender shall have an independent cause of action against such Borrower for such deficiency.)  If any payment, upon conversion and transfer, results in payment in excess of the amount of such Alternative Currency due under this Agreement or the applicable Offshore Currency Addendum, the applicable Lender shall refund such excess to the applicable Borrower.

2.08         Utilization of Commitments in Offshore Currencies; Valuation.

(a)           The Agent will determine the Dollar Equivalent amount of each Offshore Rate Loan and each Letter of Credit denominated in a currency other than Dollars on each Computation Date, and such determination shall be conclusive absent demonstrable error. The

Agent will provide the Company with the amount so determined upon request and, in any event, promptly following the end of each month.

(b)           Upon receipt of any Notice of Borrowing of Offshore Currency Loans, the Agent will promptly notify each Revolving Lender of the approximate amount of such Lender’s Revolving Percentage of such Borrowing, and the Agent will, upon the determination of the Dollar Equivalent amount of the Borrowing as specified in the Notice of Borrowing, promptly notify each Revolving Lender of the exact amount of such Revolving Lender’s Revolving Percentage of such Borrowing.  In the case of a proposed Borrowing comprised of Offshore Currency Loans, the Revolving Lenders shall be under no obligation to make Offshore Currency Loans in the requested Offshore Currency as part of such Borrowing if the Agent has received notice from any Revolving Lender by 3:00 p.m. (local time) three Business Days prior to the day of such Borrowing stating that (i) such Lender cannot provide Loans in such Offshore Currency without adverse tax or legal consequences and/or (ii) such Lender does not provide loans in such Offshore Currency generally, in which event the Agent will give notice to the Company no later than 4:00 p.m. (local time) three Business Days prior to the requested date of such Borrowing that a Borrowing in such Offshore Currency is not then available, no such Borrowing shall be made and any request for a Revolving Loan in such Offshore Currency shall be deemed withdrawn and shall otherwise be without effect.

(c)           In the case of a proposed continuation of Offshore Currency Loans for an additional Interest Period pursuant to Section 2.04, the Revolving Lenders shall be under no obligation to continue such Offshore Currency Loans if the Agent has received notice from any of the Revolving Lenders by 4:00 p.m. (local time) three Business Days prior to the day of such continuation that such Revolving Lender cannot continue to provide Loans in the applicable Offshore Currency, in which event the Agent will give notice to the Company not later than 9:00 a.m. (local time) on the second Business Day prior to the requested date of such continuation that the continuation of such Offshore Currency Loans in such Offshore Currency is not then available, and notice thereof also will be given promptly by the Agent to the Revolving Lenders.  If the Agent shall have so notified the Company that any such continuation of Offshore Currency Loans is not then available, any Notice of Continuation/Conversion with respect thereto shall be deemed withdrawn and such Offshore Currency Loans shall be redenominated into Revolving Loans consisting of Base Rate Loans assumed by the Company in Dollars with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans.  The Agent will promptly notify the Company and the Revolving Lenders of any such redenomination and in such notice by the Agent to each Revolving Lender the Agent will state the aggregate Dollar Equivalent amount of the redenominated Offshore Currency Loans assumed by the Company as of the Computation Date with respect thereto and such Revolving Lender’s Revolving Percentage thereof.

(d)           Notwithstanding anything herein to the contrary, during the existence of an Event of Default, the Required Lenders may demand that any or all of the then outstanding Offshore Currency Loans be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.  The Agent will promptly notify the applicable Borrower of any such prepayment or redenomination request.

(e)           The Company shall be entitled to request that Revolving Loans hereunder shall also be permitted to be made in any other lawful currency, in addition to Dollars and the currencies specified in the definition of “Offshore Currency”, that in the opinion of each Revolving Lender is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an “Agreed Alternative Currency”).  The Company shall deliver to the Agent any request for designation of an Agreed Alternative Currency in accordance with Section 11.02, to be received by the Agent not later than noon (local time) at least ten Business Days in advance of the date of any Borrowing hereunder proposed to be made in such Agreed Alternative Currency.  Upon receipt of any such request the Agent will promptly notify the Revolving Lenders thereof, and each Revolving Lender will use its best efforts to respond to such request within two Business Days of receipt thereof.  Each Revolving Lender may grant or deny such request in its sole discretion.  The Agent will promptly notify the Company of the acceptance or rejection of any such request.

2.09         Voluntary Termination or Reduction of Revolving Commitments.  (a) The Company may, upon not less than five Business Days’ prior notice to the Agent (which notice may be conditioned upon the consummation of replacement financing), terminate the Revolving Commitments, or permanently reduce the Aggregate Revolving Commitment by $10,000,000 or any higher integral multiple of $1,000,000; provided that the Aggregate Revolving Commitment shall not be reduced to an amount less than the Total Revolving Usage.  Once reduced in accordance with this subsection (a), the Aggregate Revolving Commitment may not be increased, except as provided in Section 2.20.  Any reduction of the Aggregate Revolving Commitment shall be applied to reduce the Revolving Commitment of each Revolving Lender according to its Revolving Percentage.

(b)           At no time shall the sum of the Swing Line Commitment and the Fronted Offshore Currency Commitments exceed the Aggregate Revolving Commitment, and any reduction of the Aggregate Revolving Commitment which reduces the Aggregate Revolving Commitment below the then-current sum of the Swing Line Commitment and the Fronted Offshore Currency Commitments shall result in an automatic corresponding reduction of the Swing Line Commitment and/or the Fronted Offshore Currency Commitments (as specified by the Company or, in the absence of such specification, pro rata according to the amounts thereof) so that the sum thereof is equal to the Aggregate Revolving Commitment, as so reduced.  At no time shall the sum of the Swing Line Commitment plus any Fronted Offshore Currency Commitment of any Lender exceed the Revolving Commitment of such Lender, and any reduction of the Aggregate Revolving Commitment which reduces the Revolving Commitment of such Lender below the then-current sum of the Swing Line Commitment plus the Fronted Offshore Currency Commitment of such Lender shall result in an automatic corresponding reduction of the Swing Line Commitment and the Fronted Offshore Currency Commitment of such Lender, on a ratable basis, to the amount of the Revolving Commitment of such Lender, as so reduced, without any action on the part of such Lender.

2.10         Optional Prepayments.  Subject to Section 4.04, any Borrower may, at any time or from time to time, upon not less than two Business Days’ irrevocable notice to the Agent (which notice may be conditioned upon the consummation of replacement financing), in respect of Offshore Rate Loans (other than Fronted Offshore Currency Loans, except as otherwise provided in the applicable Offshore Currency Addendum), and in respect of Base Rate Loans, by not later than 10:30 a.m. (local time) on the prepayment date, prepay Loans in whole or in part, in an aggregate minimum amount that is (a) not less than the Dollar Equivalent of $5,000,000 (or such lesser amount agreed to by the Agent) and (b) a higher integral multiple of 500,000 units of the Applicable Currency.  Such notice of prepayment shall specify the date and amount of such prepayment, which Loans are to be prepaid and the Class(es) and Type(s) of such Loans to be prepaid and, in the case of a prepayment of Term Loans, the installments to which such prepayment shall be applied.  The Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Percentage of such prepayment, subject to Section 3.12, if applicable.  If such notice is given by any Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together, in the case of Offshore Rate Loans, with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.04.

2.11         Mandatory Prepayments of Loans.  (a) If the Agent notifies the Company at any time that the Total Revolving Usage at such time exceeds an amount equal to 105% of the Aggregate Revolving Commitment then in effect, then, within two Business Days after receipt of such notice, the applicable Borrowers shall prepay Loans and/or the applicable Borrowers shall Cash Collateralize (or provide other Backup Support for) the L/C Obligations in an aggregate amount sufficient to reduce the Total Revolving Usage as of such date of payment to an amount not to exceed 100% of the Aggregate Revolving Commitment then in effect.

(b)           If at any time of calculation by the Agent (pursuant to Section 2.08(a) or otherwise) the Dollar Equivalent principal amount of all outstanding Fronted Offshore Currency Loans in the same Alternative Currency exceeds the aggregate Fronted Offshore Currency Commitments with respect thereto as a result of fluctuations in currency exchange rates, the applicable Borrowers shall, within two Business Days after receipt of notice thereof, prepay Fronted Offshore Currency Loans in an amount sufficient to eliminate such excess.

(c)           If the Company, any Material Domestic Subsidiary or any Securitization Subsidiary receives any Net Cash Proceeds from any of the following events, the Company shall, for so long as any Term Loans are outstanding, apply such Net Cash Proceeds at the following times, in the following amounts (in each case rounded down to an integral multiple of $100,000) and in the order of application set forth in subsection (d) below (any such application, a “Proceeds Application”):

(i)            Within five Business Days following the receipt of any Net Cash Proceeds from any Disposition (other than (A) a Disposition of the type described in Section 8.02(a), (b), (c), (f), (g), (h), (i), (j), (l), (m) (but only to the extent the property so Disposed was not, at the time of such Disposition, Collateral) or (n), regardless of whether made by a Loan Party; (B) at any time that the Leverage Ratio is less than 3.50 to 1.0 on a pro forma basis immediately after giving effect to any Permitted Securitization, the first $250,000,000 in Net Cash Proceeds from any Permitted Securitization made after the Effective Date that is permitted by Section 8.02(d); and (C) the first $25,000,000 of Net Cash Proceeds from any Disposition made after the Effective Date that is permitted solely by Section 8.02(o)), whether by merger, consolidation or otherwise, the Company shall make a Proceeds Application in an amount (rounded down as provided above) equal to the result (if positive) of (x) all Net Cash Proceeds from all such Dispositions received after the Effective Date minus (y) $50,000,000 minus (z) all amounts previously applied pursuant to this clause (i) after the Effective Date.

(ii)           Within five Business Days following the receipt of any Net Cash Proceeds from the issuance of any Indebtedness (other than (A) Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and not for speculative purposes; (B) Indebtedness secured by Liens of the type described in Section 8.01(a), (j), (k), (m), (n), (r) or (u) regardless of whether made by a Loan Party; (C) Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facility entered into in the ordinary course of business; (D) Indebtedness incurred in the ordinary course of business in connection with any like-kind exchange under Section 1031 of the Code that is secured solely by the property subject to the applicable transaction; (E) Indebtedness arising under the Loan Documents, (F) Permitted Acquired Debt; (G) Indebtedness permitted under clause (A)(y) of Section 8.05(b); (H) Indebtedness otherwise permitted hereunder incurred to finance a Permitted Acquisition; or (I) Indebtedness permitted hereunder constituting a refinancing, extension or renewal of Indebtedness permitted hereunder), the Company shall make a Proceeds Application in an amount (rounded down as provided above) equal to the result of (x) all Net Cash Proceeds from issuances of all such Indebtedness received after the Effective Date minus (y) all amounts previously applied pursuant to this clause (ii).

(d)           Each Proceeds Application shall be applied ratably to the Term Loan(s) in proportion to the original principal amounts thereof, and shall be applied ratably to the remaining installments thereof.

2.12         Repayment.

(a)           The Borrowers shall repay all Revolving Loans and Swing Line Loans on the Revolving Maturity Date.

(b)           The Term A Loans shall be repaid in installments on the dates, and in the amounts, set forth on Schedule 2.12, with the outstanding principal balance of the Term A Loans payable on the Term A Maturity Date.

2.13         Interest.  (a) Each Revolving Loan denominated in Dollars and each Term A Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to (i) the Offshore Rate plus the Applicable Offshore Rate Margin or (ii) the Base Rate plus the Applicable Base Rate Margin, as the case may be (and subject to the Borrowers’ right to convert Loans from one Type to the other).  Each Revolving Loan denominated in a currency other than Dollars shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate plus the Applicable Offshore Rate Margin.  Each Fronted Offshore Currency Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the applicable Fronted Offshore Currency Rate.

(b)           Interest on each Revolving Loan and Term Loan shall be paid in arrears on each Interest Payment Date and on (i) the Revolving Maturity Date, in the case of Revolving Loans or

(ii) the Term A Maturity Date, in the case of Term A Loans.  Interest on Offshore Rate Loans shall also be paid on the date of any prepayment thereof for the portion of the Loans so prepaid.  During the existence of any Event of Default, interest on all Loans shall be paid on demand of the Agent at the request or with the consent of the Required Lenders.

(c)           Notwithstanding Section 2.13(a), (i) upon the request of the Required Lenders while any Event of Default exists or (ii) after acceleration, the applicable Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans, at a rate per annum determined by adding 2% per annum to the applicable interest rate otherwise then in effect for such Loans.

(d)           Anything herein to the contrary notwithstanding, the obligations of any Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event such Borrower shall pay such Lender interest at the highest rate permitted by applicable law.

2.14         Fees.  In addition to certain fees described in Section 3.08:

(a)           Arrangement Fees, Agency Fees, Upfront Fees and other Fees.  The Company shall pay such fees as are required by the Fee Letter or as otherwise agreed to by the Company from time to time in connection herewith.

(b)           Commitment Fees.  The Company shall pay to the Agent for the account of each Revolving Lender a commitment fee on the average daily unused portion of such Revolving Lender’s Revolving Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to the Applicable Commitment Fee Percentage.  For purposes of calculating utilization under this subsection, the Revolving Commitments shall be deemed used to the extent of the Dollar Equivalent principal amount of Revolving Loans then outstanding (excluding any outstanding Swing Line Loans), plus the Dollar Equivalent principal amount of the Fronted Offshore Currency Loans then outstanding plus the amount of all L/C Obligations then outstanding, subject to adjustment as provided in Section 3.12.  Such commitment fee shall accrue from the Effective Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter commencing on December 31, 2010 through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Revolving Commitments under Section 2.09, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date.  The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article V are not met.

2.15         Computation of Fees and Interest.  (a) Interest on any Loan bearing interest based upon Bank of America’s prime rate or denominated in Pounds Sterling shall be computed for the actual number of days elapsed on the basis of a year of 365 or 366 days, as applicable.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year) or on such other basis as the Agent shall determine is customary for the relevant currency.  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)           Each determination of an interest rate by the Agent shall be conclusive and binding on the applicable Borrower and the applicable Lenders in the absence of demonstrable error.

2.16         Payments by the Borrowers.  (a) All payments to be made by the Borrowers shall be made without set-off, recoupment or counterclaim.  Except as otherwise specified herein, all payments by the Borrowers shall be made to the Agent for the account of the applicable Lenders at the Agent’s Payment Office no later than 11:00 a.m. (local time) on the date specified herein.  All such payments shall be made in funds immediately available to the Agent and (i) in the case of principal and interest payments with respect to Offshore Rate Loans, in the Applicable Currency, and (ii) in the case of any other amount, in Dollars or such other currency as shall be specified herein.  The Agent will promptly distribute to each applicable Lender its applicable share of such payment in like funds as received which, except as otherwise expressly provided herein, shall be based upon such Lender’s Percentage of the Loans in respect of which such payment has been made.  Any payment received by the Agent later than 1:00 p.m. (local time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)           Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)           Unless the Agent receives notice from a Borrower prior to the date on which any payment is due to the applicable Lenders that such Borrower will not make such payment in full as and when required, the Agent may assume that such Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each applicable Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent a Borrower has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

2.17         Payments by the Lenders to the Agent.  (a) Except as otherwise expressly provided in Section 2.08 with respect to Fronted Offshore Currency Loans, unless the Agent receives notice from a Lender on or prior to the Effective Date or, with respect to any Borrowing of Revolving Loans after the Effective Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the

Agent for the account of a Borrower the amount of that Lender’s Percentage of such Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to such Borrower such amount, that Lender shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period.  A notice of the Agent submitted to any Lender with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error.  If such amount is so made available, such payment to the Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the applicable Borrower of such failure to fund and, upon demand by the Agent, such Borrower shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b)           The failure of any applicable Lender to make any Loan on any Borrowing Date shall not relieve any other applicable Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

2.18         Sharing of Payments, Etc.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Lender shall immediately (a) notify the Agent of such fact and (b) purchase in Dollars from the other applicable Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other applicable Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.  The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the applicable Lenders following any such purchases or repayments.

2.19         Subsidiary Borrowers.  (a) On or after the Effective Date, with the consent of the Agent, the Company may designate any Wholly-Owned Subsidiary (other than any Securitization Subsidiary and any captive insurance company Subsidiary) as a Subsidiary

Borrower by delivery to the Agent of a Subsidiary Borrower Supplement executed by such Subsidiary and the Company, together with Notes in favor of each requesting Lender, and subject to the provisions of clause (b) such Subsidiary shall for all purposes of this Agreement be a Subsidiary Borrower and party to this Agreement.  As soon as practicable upon receipt of a Subsidiary Borrower Supplement, the Agent will deliver a copy thereof to each Revolving Lender.

(b)           Notwithstanding the foregoing clause (a), no Subsidiary Borrower that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia (i) may borrow Revolving Loans prior to the tenth Business Day after the Agent has distributed copies of the applicable Subsidiary Borrower Supplement pursuant to the last sentence of clause (a) or (ii) may borrow or maintain Revolving Loans if any Revolving Lender has notified the Agent (which notice has not been withdrawn) that such Revolving Lender has determined in good faith that, either (A) on the date on which such Subsidiary Borrower was first eligible to borrow pursuant to the foregoing clause (i), or (B) as the result of the introduction of, any change in, or any change in the interpretation or administration of any applicable law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case after the date on which such Subsidiary Borrower was first eligible to borrow pursuant to the foregoing clause (i), such Revolving Lender cannot make or maintain Loans to such Subsidiary Borrower without (x) adverse tax or legal consequences (unless such consequences only involve the payment of money, in which case such Subsidiary Borrower may borrow and maintain Revolving Loans if it agrees to pay such Lender such amounts as such Lender determines in good faith are necessary to compensate such Revolving Lender for such consequences) or (y) violating (or raising a substantial question as to whether such Lender would violate) any applicable law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law).  Nothing in this clause (b) shall prevent a Subsidiary Borrower from borrowing Fronted Offshore Currency Loans.

(c)           So long as the principal of and interest on all Loans made to any Subsidiary Borrower under this Agreement shall have been paid in full and all other obligations of such Subsidiary Borrower in such capacity (other than any contingent indemnification or similar obligation not yet due and payable) shall have been fully performed, such Subsidiary Borrower may, upon not less than five Business Days’ prior written notice to the Agent (which shall promptly notify the Revolving Lenders thereof), terminate its status as a “Subsidiary Borrower”.

2.20         Increase in Revolving Facility.  (a) Request for Increase.  Provided there exists no Default or Event of Default, upon notice to the Agent (which shall promptly notify the Revolving Lenders), the Company may, from time to time, request an increase in the Revolving Credit Facility by an aggregate amount (for all such requests, together with all increases in the Term Facility pursuant to Section 2.21(a)) not exceeding $400,000,000; provided that any such request for an increase shall be in a minimum amount of $50,000,000 (or, if less, the amount representing all remaining availability under this sentence) and whole multiples of $10,000,000 in excess thereof.  At the time of sending such notice, the Company (in consultation with the Agent) shall specify the time period within which each Revolving Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Lenders).

(b)           Lender Elections to Increase.  Each Revolving Lender shall notify the Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Revolving Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(c)           Notification by Agent; Additional Revolving Lenders.  The Agent shall notify the Company and each Revolving Lender of the Revolving Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, and subject to the approval of the Agent, the Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld or delayed), the Company may also invite additional Eligible Assignees to become Revolving Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Agent and its counsel, pursuant to which any such Revolving Lender shall become a party to this Agreement and thereafter have the rights and obligations of a “Revolving Lender” under this Agreement.

(d)           Effective Date and Allocations.  If the Revolving Credit Facility is increased in accordance with this Section, the Agent and the Company shall determine the effective date (the “Revolving Credit Increase Effective Date”), and the Company, the Revolving Lenders increasing their Revolving Commitments (if any) and the new Revolving Lenders (if any) shall determine (with the approval of the Agent (such approval not to be unreasonably withheld or delayed)) the final allocation of such increase.  The Agent shall promptly notify the Company and the Revolving Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Company shall deliver to the Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.20, the representations and warranties contained in clause (a) of Section 6.11 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (B) no Default or Event of Default exists.  The Borrowers shall prepay any Revolving Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 4.04) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Commitments under this Section.

(f)            Conflicting Provisions.  This Section shall supersede any provisions in Section 2.18 or 11.01 to the contrary.

2.21         Increase in Term Facility.  (a) Request for Increase.  Provided there exists no Default or Event of Default, upon notice to the Agent (which shall promptly notify the Term Lenders) and without requiring the consent of any of the Lenders other than as specifically set forth in this Section, the Company may from time to time, request an increase in the Term Loans, in the form of either (i) an increase in the Term Commitments then in effect under this Agreement or (ii) the addition of one or more term loan facilities pursuant to which the Borrowers may borrow a new tranche of term loans (“Add-On Term Loans”), by an aggregate amount (for all such requests, together with all increases in the Revolving Credit Facility pursuant to Section 2.20(a)) not exceeding $400,000,000; provided that any such request for an increase shall be in a minimum amount of $50,000,000 (or, if less, the amount representing all remaining availability under this sentence) and whole multiples of $10,000,000 in excess thereof.  At the time of sending such notice, the Company (in consultation with the Agent) shall specify the time period within which each Term Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Term Lenders).

(b)           Lender Elections to Increase.  Each Term Lender shall notify the Agent within such time period whether or not it agrees to increase its Term Loans and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Term Lender’s Applicable Percentage in respect of the Term Facility) of such requested increase or, as applicable, commit to make Add-On Term Loans under a new term loan facility.  Any Term Lender not responding within such time period shall be deemed to have declined to increase its Term Loans or commit to make Add-On Term Loans, as applicable.

(c)           Notification by Agent; Additional Term Lenders.  The Agent shall notify the Company and each Term Lender of the Term Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, and subject to the approval of the Agent (which approval shall not be unreasonably withheld or delayed), the Company may also invite additional Eligible Assignees to become Term Lenders pursuant to (i) in the case of an increase in accordance with clause (a)(i), a joinder agreement in form and substance reasonably satisfactory to the Agent and its counsel, pursuant to which any such Term Lender shall become a party to this Agreement and thereafter have the rights and obligations of a “Term Lender” under this Agreement; or (ii) in the case of an increase in accordance with clause (a)(ii), an amendment to this Agreement as contemplated by clause (d)(ii) below.

(d)           Conditions, etc. to Increase.

(i)            If any tranche of Term Loans is increased in accordance with clause (a)(i), the Agent and the Company shall determine the effective date (the “Term Facility Increase Effective Date”), and the Company, the applicable Term Lenders in such tranche increasing their applicable Term Commitments (if any) and the new Term Lenders (if any) shall determine (with the approval of the Agent (such approval not to be unreasonably withheld or delayed)) the final allocation of such increase, and the revised amortization schedule for such Term Loans after giving effect to such increase.  The Company shall determine, together with the Term Lenders participating in such increase, the interest rate, upfront fees and original issue discount, if any, for any increase under this Section, and this Agreement shall be amended, as appropriate, to reflect such terms (without the consent of any other Lender but with the consent of the Agent (such consent not to be unreasonably withheld or delayed)).  The Agent shall promptly notify the Company and the Term Lenders of the final allocation of such increase and the Term Facility Increase Effective Date.

(ii)           The Company may, at any time, upon prior written notice to the Agent, institute a new tranche of Add-On Term Loans in accordance with clause (a)(ii); provided that

(A)          the Company (in consultation and coordination with the Agent) shall obtain commitments for the amount of the Add-On Term Loans from the Term Lenders or, if necessary to achieve the full amount of the requested commitments for Add-On Term Loans (and only after the Term Lenders shall have responded (or not) in accordance with clause (c)), other Eligible Assignees selected by the Company and reasonably acceptable to the Agent, which Lenders (collectively, “Add-On Term Lenders”) shall join in this Agreement as Add-On Term Lenders by executing a joinder agreement reasonably acceptable to the Agent and the Company (an “Add-On Term Joinder Agreement)”;

(B)           no Default or Event of Default shall exist and be continuing at the time of such Add-On Term Loans;

(C)           a Responsible Officer of the Company shall deliver to the Agent a certificate demonstrating that, upon giving effect to such Add-On Term Loans on a pro forma basis, the Company would be in compliance with the covenants set forth in Sections 8.09, 8.10 and 8.11 as of the most recent fiscal quarter for which the Company was required to deliver financial statements pursuant to Section 7.01(a) or (b);

(D)          the maturity date for Add-On Term Loans shall be as set forth in the Add-On Term Joinder Agreement, provided that such maturity date shall not be earlier than the then latest stated maturity date for any tranche of Term Loans;

(E)           the scheduled principal amortization payments under the Add-On Term Loans shall be as set forth in the Add-On Term Joinder Agreement; provided that the weighted average maturity of the Add-On Term Loans shall not be less than the weighted average maturity of the Term Loans made on the later of (I) the Effective Date and (II) the Add-On Effective Date for the most recently instituted Class of Add-On Term Loans;

(F)           Schedule 2.01 shall be deemed revised to reflect the commitments and commitment percentages of the Add-On Term Lenders as set forth in the Add-On Term Joinder Agreement;

(G)           as a condition precedent to such institution of the new tranche of Add-On Term Loans and the effectiveness of the Add-On Term Joinder Agreement, the Company shall deliver to the Agent a certificate of each Loan Party, dated as of the date of such institution and effectiveness, signed by a Responsible Officer of such Loan Party (I) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to the Add-On Term Loans, and (II) certifying that, before and after giving effect to the Add-On Term Loans, (x) the representations and warranties contained in Article VI are true and correct in all material respects on and as of the date of the making of the Add-On Term Loans, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date and (y) no Default or Event of Default exists or would result from the making of such Add-On Term Loans; and

(H)          except for interest rate margins, fees (including upfront fees and/or original issue discount arrangements) and other pricing terms, and as otherwise specifically provided in this clause (d)(ii), the terms of the Add-On Term Facility shall be substantially identical to the terms applicable to the Term A Facility and shall further include standard and customary tranche voting provisions (including, if applicable, voting provisions that provide Revolving Lenders with protections vis-à-vis waivers of conditions precedent to credit extensions).

The foregoing shall not impair the effectiveness of any other amendment of this Agreement, including any such amendment entered into simultaneously with the institution of the new tranche of Add-On Term Loans, in accordance with Section 11.01.

(e)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase (other than the addition of an Add-On Term Loan, which shall be subject to the requirements of Section 2.21(d)(ii)), the Borrower shall deliver to the Agent a certificate of each Loan Party dated as of the Term Facility Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct on and as of the Term Facility Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.21, the representations and warranties contained in clause (a) of Section 6.11 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (B) no Default or Event of Default exists.  The additional Term Loans shall be made by the Term Lenders participating therein pursuant to the procedures set forth in Section 2.02.

(f)            Conflicting Provisions.  This Section shall supersede any provisions in Section 2.18 or 11.01 to the contrary (subject to the last sentence of clause (d) above).

2.22         Term Loan Repurchases.

(a)           Notwithstanding anything to the contrary contained in any Loan Document, the Company may conduct reverse Dutch auctions from time to time in order to purchase Add-On Term Loans (each, an “Auction”) (each such Auction to be managed exclusively by the Agent or another investment bank(s) of recognized standing selected by the Company following consultation with the Agent (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(i)            each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section and Schedule 2.22;

(ii)           no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Add-On Term Loans in connection with any Auction;

(iii)          the minimum principal amount (calculated on the face amount thereof) of Add-On Term Loans that the Company offers to purchase in any such Auction shall be no less than $50,000,000 (unless another amount is agreed to by the Agent);

(iv)          both immediately before and after giving effect to any purchase of Add-On Term Loans pursuant to this Section, there shall be no Revolving Loans outstanding;

(v)           the aggregate principal amount (calculated on the face amount thereof) of all Add-On Term Loans so purchased by the Company shall automatically be cancelled and retired by the Company on the settlement date of the relevant purchase (and may not be resold);

(vi)          prior to commencing an Auction, the Company shall have discussed the same with each of S&P and Moody’s;

(vii)         no more than one Auction may be ongoing at any one time;

(viii)        the Company represents and warrants that no Loan Party shall have any MNPI that both (A) has not been previously disclosed in writing to the Agent and the Lenders (other than because such Lender does not wish to receive such MNPI) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material, to a Lender’s decision to participate in the Auction; and

(ix)           at the time of each purchase of Add-On Term Loans through an Auction, the Company shall have delivered to the Auction Manager an officer’s certificate of an Responsible Officer certifying as to compliance with the preceding clauses (i) through (viii).

(b)           The Company must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Add-On Term Loans pursuant to the respective Auction.  If the Company commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Company reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the purchase of Add-On Term Loans pursuant to such Auction shall be satisfied, then the Company shall have no liability to any Term Lender or any other Person for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Add-On Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default or Event of Default hereunder.  With respect to all purchases of Add-On Term Loans made by the Company pursuant to this Section, (i) the Company shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant Offer Documents), if any, on the purchased Add-On Term Loans up to the settlement date of such purchase and (ii) such purchases (and the payments made by the Company and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.10 or 2.11.

(c)           The Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section (provided that no Lender shall have any obligation to participate in any such Auctions) and hereby waive the requirements of any provision of any Loan Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section, including Sections 2.10, 2.11 and 2.18 (it being understood that purchases of Add-On Term Loans by the Company shall not constitute Investments).  The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article X and Section 11.04 mutatis mutandis as if each reference therein to the “Agent” were a reference to the Auction Manager, and the Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

ARTICLE III

THE LETTERS OF CREDIT

3.01         The Letter of Credit Subfacility.  (a) On the terms and conditions set forth herein (i) each Issuer agrees (A) from time to time on any Business Day, during the period from the Effective Date to the day which is five days prior to the Revolving Termination Date, to issue Letters of Credit for the account of the Company (or jointly for the account of the Company and any Subsidiary) in an aggregate Stated Amount in Dollars or any Alternative Currency at any one time that, the Dollar Equivalent of which, together with the aggregate Dollar Equivalent of the Stated Amount of all other outstanding Letters of Credit issued pursuant hereto (including the Existing Letters of Credit), does not exceed the L/C Commitment, and to amend or renew Letters of Credit previously issued by it, in accordance with Sections 3.02(c) and 3.02(d), and (B) to honor drafts under the Letters of Credit; and (ii) the Revolving Lenders severally agree to participate in Letters of Credit (including the Existing Letters of Credit); provided that no Issuer shall be obligated to Issue, and no Revolving Lender shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the “Issuance Date”) (1) the amount of all L/C Obligations, plus the Dollar Equivalent principal amount of all Revolving Loans and Swing Line Loans plus the Dollar Equivalent principal amount of all outstanding Fronted Offshore Currency Loans exceeds the Aggregate Revolving Commitment or (2) the participation of any Revolving Lender in the amount of all L/C Obligations plus the Dollar Equivalent principal amount of the Revolving Loans of such Revolving Lender and such Revolving Lender’s Revolving Percentage of any outstanding Swing Line Loans and Fronted Offshore Currency Loans exceeds such Lender’s Revolving Commitment.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

(b)           No Issuer is under any obligation to, and no Issuer shall, Issue any Letter of Credit if:

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuer from Issuing such Letter of Credit, or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuer in good faith deems material to it;

(ii)           such Issuer has received written notice from any Revolving Lender, the Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

(iii)          the expiry date of any requested Letter of Credit is (A) more than 730 days after the date of Issuance or (B) more than 730 days after the scheduled Revolving Termination Date, unless (1) the Required Lenders have approved such expiry date in writing or (2) such Letter of Credit is a Surety L/C;

(iv)          any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to such Issuer, or the Issuance of a Letter of Credit shall violate any applicable policies of such Issuer;

(v)           such Letter of Credit is to be denominated in a currency other than Dollars or any Alternative Currency; or

(vi)          any Revolving Lender is at that time a Defaulting Lender, unless the Issuer has entered into arrangements, including the delivery of Cash Collateral, with the Company or such Revolving Lender to eliminate the Issuer’s actual or potential Fronting Exposure (after giving effect to Section 3.12(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(c)           Notwithstanding the foregoing, not more than $25,000,000 in aggregate Stated Amount of Letters of Credit may have expiry dates beyond the scheduled Revolving Termination Date.

3.02         Issuance, Amendment and Renewal of Letters of Credit.  (a) Each Letter of Credit shall be issued upon the irrevocable written request of the Company received by the applicable Issuer (with a copy sent by such Issuer to the Agent) at least three days (or such shorter time as such Issuer may agree in a particular instance in its sole discretion) prior to the proposed date of issuance; provided that five days’ prior notice (or such shorter time as such Issuer may agree in a particular instance in its sole discretion) shall be required in respect of each Letter of Credit to be denominated in an Alternative Currency.  Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing (if required by the applicable Issuer), in the form of an L/C Application (or such other form as shall be acceptable to such Issuer), or shall be by online letter of credit software acceptable to such Issuer, and shall specify in form and detail satisfactory to such Issuer: (i) the proposed date of issuance of such Letter of Credit (which shall be a Business Day); (ii) the face amount of such Letter of Credit; (iii) the expiry date of such Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of such Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; (vii) the currency in which such Letter of Credit is to be denominated, which shall be Dollars or an Alternative Currency; and (viii) such other matters as such Issuer may require.

(b)           At least two Business Days prior to the Issuance of any Letter of Credit (or such shorter time as the Agent may agree in a particular instance in its sole discretion), the applicable Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the L/C Application or L/C Amendment Application and, if not, such Issuer will provide the Agent with a copy thereof.  Unless the applicable Issuer has received notice on or before the Business Day immediately preceding the date such Issuer is to issue a requested Letter of Credit from the Agent (A) directing such Issuer not to issue such Letter of Credit because such issuance is not then permitted under Section 3.01(a) as a result of the limitations set forth in clauses (1) and (2) thereof or Section 3.01(b)(ii); or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, such Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company in accordance with such Issuer’s usual and customary business practices.

(c)           From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, the applicable Issuer will, upon the written request of the Company received by such Issuer (with a copy sent by such Issuer to the Agent) at least three days (or such shorter time as such Issuer may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it.  Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing (if required by the applicable Issuer), made in the form of an L/C Amendment Application or through on-line letter of credit software acceptable to such Issuer, and shall specify in form and detail satisfactory to such Issuer:  (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of such Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as such Issuer may require.  No Issuer shall be under any obligation to amend any Letter of Credit if:  (A) such amendment would extend the expiry date for, or increase the amount of, such Letter of Credit and such Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of such Letter of Credit does not accept such amendment (and no Issuer shall so amend any Letter of Credit if such Issuer has received a notice of the type described in the second sentence of Section 3.02(b)).  The Agent will promptly notify the Revolving Lenders of the receipt by it of any L/C Application or L/C Amendment Application.

(d)                                 If the Company so requests in any applicable L/C Application or L/C Amendment Application, the Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”). Unless otherwise required by the terms of the applicable Letter of Credit, the Company shall not be required to make a specific request to the Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the Issuer shall not permit any such extension if (A) the Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.01 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the scheduled date of such extension from the Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the Issuer not to permit such extension.

(e)                                  This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(f)                                    Each Issuer will also deliver to the Agent:

(i)            concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

(ii)           no later than the third Business Day following the last day of each month, a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Company to such Issuing Lender during such month.

3.03                           Risk Participations, Drawings and Reimbursements.  (a) Immediately upon the Issuance of a Letter of Credit by an Issuer, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuer a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Revolving Percentage of such Revolving Lender, times (ii) the Dollar Equivalent of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.  For purposes of Section 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Revolving Lender by an amount equal to the amount of such participation.

(b)           Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuer shall notify the Company and the Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the Issuer in such Alternative Currency, unless (A) the Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the Issuer promptly following receipt of the notice of drawing that the Company will reimburse the Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 10:00 a.m. on the date of any payment by the Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse the Issuer in an amount equal to the amount of such drawing and in the applicable currency; provided that, as to any Letter of Credit denominated in an Alternative Currency and to be reimbursed in Dollars, if the Company does not receive notice of the amount in Dollars to be paid to the Issuer in respect of such Letter of Credit prior to 10:00 a.m. on such Honor Date, the Company shall (or shall cause the applicable Subsidiary to) reimburse such Issuer not later than 10:00 a.m. on the Business Day immediately following the date on which the Company receives such notice (and such reimbursement shall include interest for the period from the Honor Date to the date of reimbursement at the Base Rate (or such other rate as the Company and such Issuer shall agree) on the amount so reimbursed).  If the Company fails to so reimburse the Issuer by such time, the Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Company shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitment and the conditions set forth in Section 5.02 (other than the delivery of a Notice of Borrowing).  Any notice given by the Issuer or the Agent pursuant to this Section 3.03(b) may be given by telephone if immediately confirmed in writing in accordance with Section 11.02; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)           Each Revolving Lender shall upon any notice pursuant to Section 3.03(b) make available to the Agent (and the Agent may apply Cash Collateral provided for this purpose) for the account of the relevant Issuer an amount in Dollars and in immediately available funds equal to its Revolving Percentage of the Dollar Equivalent of the amount of the drawing, whereupon the participating Revolving Lenders shall (subject to Section 3.03(d)) each be deemed to have made a Revolving Loan consisting of a Base Rate Loan to the Company in that amount.  If any Revolving Lender so notified fails to make available to the Agent for the account of the relevant Issuer the amount of such Revolving Lender’s Revolving Percentage of the Dollar Equivalent of

the amount of the drawing by no later than 12:00 noon (local time) on the Honor Date, then, without limiting the other provisions of this Agreement, interest shall accrue on such Revolving Lender’s obligation to make such payment, from the Honor Date to the date such Revolving Lender makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period.  The Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Revolving Lender to effect such payment on such date shall not relieve such Revolving Lender from its obligations under this Section 3.03.

(d)           With respect to any unreimbursed drawing that is not converted into Revolving Loans consisting of Base Rate Loans to the Company in whole or in part, because of the Company’s failure to satisfy the conditions set forth in Section 5.02 or for any other reason, the Company shall be deemed to have incurred from the applicable Issuer an L/C Borrowing in the Dollar Equivalent of the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Base Rate Margin plus 2.0% per annum, and each Revolving Lender’s payment to such Issuer pursuant to Section 3.03(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 3.03.

(e)           Each Revolving Lender’s obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the applicable Issuer and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such Issuer, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans under this Section 3.03 is subject to the conditions set forth in Section 5.02.

3.04         Repayment of Participations.  (a) Upon (and only upon) receipt by the Agent for the account of the applicable Issuer of immediately available funds in Dollars from the Company (i) in reimbursement of any payment made by such Issuer under the Letter of Credit with respect to which any Revolving Lender has paid the Agent for the account of such Issuer for such Revolving Lender’s participation in the Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, the Agent will promptly pay to each Revolving Lender, in the same funds as those received by the Agent for the account of such Issuer, the amount of such Revolving Lender’s Revolving Percentage of such funds, and such Issuer shall receive the amount of the Revolving Percentage of such funds of any Revolving Lender that did not so pay the Agent for the account of such Issuer.

(b)           If the Agent or an Issuer is required at any time to return to the Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Company to the Agent for the account of such Issuer pursuant to Section 3.04(a) in reimbursement of a payment made under the applicable Letter of Credit or interest or fee thereon, each Revolving Lender shall, on demand of the Agent, forthwith return to the Agent or such Issuer the amount of its Revolving Percentage of any amounts so returned by the Agent or such Issuer plus interest thereon from the date such demand is made to the date such amounts are returned by such Revolving Lender to the Agent or such Issuer, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

3.05         Role of the Issuers.  (a) Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the applicable Issuer shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b)           No Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuers shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders (including the Required Revolving Lenders or all Revolving Lenders, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

(c)           The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  No Agent-Related Person, nor any of the respective correspondents, participants or assignees of any Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 3.06; provided that anything in such clauses to the contrary notwithstanding, the Company may have a claim against an Issuer, and an Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such Issuer’s willful misconduct or gross negligence, such Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit or such other actions or omissions as may be agreed between the Company and such Issuer (it being understood that any such claim shall be solely against the applicable Issuer and shall not affect the Company’s obligations hereunder to the other parties hereto).  In furtherance and not in limitation of the foregoing: (i) any Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) no Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.06         Obligations Absolute.  The obligations of the Company under this Agreement and any L/C-Related Document to reimburse the applicable Issuer for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

(i)            any lack of validity or enforceability of this Agreement or any L/C-Related Document;

(ii)           any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

(iii)          the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

(iv)          any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(v)           any payment by such Issuer under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by such Issuer under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(vi)          any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or

(vii)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will promptly notify the Issuer.

3.07                           Backup Support.  The Company will, not later than five Business Days prior to the scheduled Revolving Termination Date (or, if earlier, the date of termination or reduction to zero of the Aggregate Revolving Commitment), cause each Letter of Credit to be a Supported Letter of Credit.

3.08                           Letter of Credit Fees.  (a) The Company shall pay to the Agent for the account of each of the Revolving Lenders a letter of credit fee with respect to the Letters of Credit equal to the Applicable Letter of Credit Fee Rate times the Dollar Equivalent of the average daily maximum amount available to be drawn of the outstanding Letters of Credit at any time during the remaining term thereof, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Agent; provided that any letter of credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuer pursuant to this Article III shall be payable, to the maximum extent permitted by applicable law, to the other Revolving Lenders in accordance with the upward adjustments in their respective Revolving Percentage allocable to such Letter of Credit pursuant to Section 3.12(a)(iv), with the balance of such fee, if any, payable to the Issuer for its own account; and provided, further, that upon the request of the Required Lenders while any Event of Default exists, such letter of credit fees shall be increased by adding 2% per annum to the Applicable Letter of Credit Fee Rate then in effect for such Letters of Credit.  Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Effective Date, through the Revolving Maturity Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Maturity Date (or such later expiration date).

(b)           The Company shall pay to each Issuer a letter of credit fronting fee with respect to the Letters of Credit issued by such Issuer in the amounts and at the times agreed to by the Company and such Issuer.

(c)           The Company shall pay to each Issuer from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuer relating to letters of credit as from time to time in effect.

3.09         Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by the applicable Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to a Letter of Credit outstanding on the date hereof), (a) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) (“ISP98”) shall apply to each standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (the “UCP”) shall apply to each commercial Letter of Credit (it being understood that the Company may request that any particular Letter of Credit be governed by either ISP98 or the UCP, as selected by the Company).

3.10         Utilization of Offshore Currencies.  In the case of a proposed Issuance of a Letter of Credit denominated in an Offshore Currency, the applicable Issuer shall be under no obligation to issue such Letter of Credit if such Issuer cannot issue Letters of Credit denominated in the requested Offshore Currency, in which event such Issuer will give notice to the Company no later than 10:30 a.m. (local time) on the third Business Day prior to the date of such issuance that the Issuance in the requested Offshore Currency is not then available.  If the applicable Issuer shall have so notified the Company that any such Issuance in a requested Offshore Currency is not then available, then such requested Letter of Credit shall not be issued unless the Company, by notice to such Issuer not later than 5:00 p.m. (local time) three Business Days prior to the requested date of such Issuance, requests that the Letter of Credit be denominated in Dollars and issued in an equivalent aggregate amount, in which case the Letter of Credit shall be so denominated and issued.

3.11         Cash Collateral.

(a)           Upon the request of the Agent or the Issuer (i) if the Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the expiry date for any Letter of Credit, any L/C Obligation with respect to such Letter of Credit for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize (or, solely with respect to clause (ii), provide other Backup Support) in the amount of the then outstanding amount of all L/C Obligations in respect of such Letter of Credit.  At any time that there shall exist a Defaulting Lender, promptly upon the request of the Agent, the Issuer, the Swing Line Lender or the Fronting Lender, the Company shall deliver to the Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 3.12(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)           All Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Agent.  The Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest (subject to any Lien permitted pursuant to Section 8.01(c) or (l)) in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.11(c).  If at any time the Agent determines that Cash Collateral is subject to any right or claim (subject to any Lien permitted pursuant to Section 8.01(c) or (l)) of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Company or the relevant Defaulting Lender will, promptly upon demand by the Agent (which demand shall include a reasonably detailed accounting of the amount so demanded), pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)           Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Article III or Section 2.05, 2.07, 2.11 or 9.02 in respect of Letters of Credit, Swing Line Loans or Fronted Offshore Currency Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, Fronted Offshore Currency Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.07(a)(vii))) or (ii) the Agent’s good faith determination that there exists excess Cash Collateral; provided that (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default, and (y) the Person providing Cash Collateral and the Issuer, the Swing Line Lender or the Fronting Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

3.12                           Defaulting Lenders.

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii)           Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Agent by such Defaulting Lender pursuant to Section 11.09), shall be applied at such time or times as may be reasonably determined by the Agent as follows (and, in any case, when due): first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuer, Swing Line Lender or Fronting Lender hereunder; third, if so determined by the Agent or requested by any Issuer, Swing Line Lender or Fronting Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Swing Line Loan, Letter of Credit or Fronted Offshore Currency Loan; fourth, as the Company may request (so long as no Specified Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or any Issuer, Swing Line Lender or Fronting Lender as a result of any final and nonappealable judgment of a court of competent jurisdiction obtained by any Lender, Issuer, Swing Line Lender or Fronting Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Specified Default exists, to the payment of any amounts owing to the Company as a result of any final and nonappealable judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 3.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Such Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.14(b) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 3.08.

(iv)          During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Swing Line Loans or Fronted Offshore Currency Loans pursuant to this Article III, Section 2.05 and Section 2.07, the “Revolving Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that (x) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, and (y) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Swing Line Loans and Fronted Offshore Currency Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of such non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of such Lender.

(b)                                 The Agent agrees to promptly notify the Company upon any Lender’s becoming a Defaulting Lender (but the Agent shall have no liability for any failure to give, or any delay in giving, any such notice).  If the Company, the Agent, the Issuers, the Swing Line Lenders and the Fronting Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will promptly so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit, Swing Line Loans and Fronted Offshore Currency Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Percentages (without giving effect to Section 3.12(a)(iv) as to such Lender), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE IV

TAXES, YIELD PROTECTION AND ILLEGALITY

4.01         Taxes.  (a) Any and all payments by each Borrower to each Lender or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes.  In addition, each Borrower shall pay all Other Taxes.

(b)           If any Borrower shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:

(i)            the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Lender or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii)           such Borrower shall make such deductions and withholdings;

(iii)          such Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv)          such Borrower shall also pay to each Lender or the Agent for the account of such Lender, at the time interest is paid, Further Taxes in the amount that such Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

(c)           Each Borrower agrees to indemnify and hold harmless each Lender and the Agent for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes in the amount that such Lender or the Agent, respectively, specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties (except to the extent arising from the gross negligence or willful misconduct of such Lender or the Agent, respectively), interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted.  Payment under this indemnification shall be made within 30 days after the date such Lender or the Agent makes written demand therefor.

(d)           Within 30 days after the date of any payment by any Borrower of Taxes, Other Taxes or Further Taxes, such Borrower shall furnish to each applicable Lender or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender or the Agent.

(e)           If such Borrower is required to pay any amount to any Lender or the Agent for the account of such Lender pursuant to subsection (b) or (c) of this Section, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by such Borrower which may thereafter accrue, if such change in the sole judgment of such Lender is not otherwise disadvantageous to such Lender.

(f)            Each Lender shall, promptly upon request by the Company, deliver to the Company copies of all completed and executed forms reasonably deemed necessary by any Borrower in connection with the payment of amounts demanded by such Lender pursuant to the foregoing subsection (c).

(g)           FATCA.  In addition, each Lender, on or prior to the date on which such Lender becomes a Lender hereunder and from time to time thereafter either upon the request of the Agent or their respective agents or upon expiration or obsolescence of any previously delivered documentation, shall furnish the Agent with any documentation that is required under the Code or applicable Treasury regulations to enable the Borrowers or the Agent to determine their duties and liabilities  with respect to any Taxes they may be required to withhold in respect of Section 1471 or 1472 of the Code; provided that the furnishing of such documentation would not result in a material adverse consequence to such Lender. In the event that either (i) the documentation required to be delivered pursuant to the immediately preceding sentence fails to establish a complete exemption from withholding of amounts under Section 1471 and 1472 or (ii) no such required documentation is delivered, the Borrowers shall not be obligated to pay any additional amounts to any Lender pursuant to clause (b)(iv), or to indemnify any Lender pursuant to clause (c), in respect of any such withholding imposed under Sections 1471 or 1472.

4.02         Illegality.  (a) If any Lender determines that the introduction after the date hereof of any Requirement of Law, or any change after the date hereof in any Requirement of Law or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest rate is determined by reference to the Offshore Rate, or to determine or charge interest rates based upon the Offshore Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the interbank market, then, on notice thereof by the Lender to the Company through the Agent, (i) any obligation of that Lender to make or continue Offshore Rate Loans or to convert Base Rate Loans to Offshore Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Offshore Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Offshore Rate component of the Base Rate, in each case until such Lender notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist, at which time such Lender shall promptly notify the Agent and the Company, and such Lender’s obligation to make Offshore Rate Loans shall be reinstated.

(b)           If a Lender determines that it is unlawful to maintain any Offshore Rate Loan, the applicable Borrower shall, upon the receipt by the Company of notice of such fact and demand from such Lender (with a copy to the Agent), (x) prepay in full such Offshore Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 4.04, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Offshore Rate Loan and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Offshore Rate, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Offshore Rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Offshore Rate, at which time such Lender shall promptly notify the Agent and the Company, and the Agent shall return to computing interest rates based upon the Offshore Rate for such Lender.  If a Borrower is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company (regardless of whether the Company is the initial Borrower) shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Offshore Rate component of the Base Rate).

(c)           If the obligation of any Lender to make or maintain Offshore Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Lender through the Agent that all Loans which would otherwise be made or maintained by the Lender as Offshore Rate Loans shall be instead made or maintained as Base Rate Loans.

(d)           Before giving any notice to the Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the good faith judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

4.03         Increased Costs and Reduction of Return.  (a) If any Lender determines in good faith that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate) in or in the interpretation of any law or regulation made after the Effective Date or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loans the interest on which is determined by reference to the Offshore Rate or participating in Letters of Credit or Fronted Offshore Currency Loans, as applicable, or any reduction in the amount of any sum received or receivable by such Lender hereunder, or, in the case of any Issuer, any increase in the cost to such Issuer of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit or any reduction in the amount of any sum received or receivable by such Issuer hereunder, then such Borrower shall be liable for, and shall from time to time, within 10 days after demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs or reduction.

(b)           If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation made after the Effective Date, (ii) any change in any Capital Adequacy Regulation made after the Effective Date, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof made after the Effective Date, or (iv)

compliance by such Lender (or its Lending Office) or any corporation controlling such Lender with any Capital Adequacy Regulation made after the Effective Date, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, letters of credit, credits or obligations under this Agreement, then, within 10 days after demand of such Lender to the Company through the Agent, the applicable Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

4.04         Funding Losses.  Each Borrower shall reimburse each Lender upon demand and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a)           the failure of such Borrower to make on a timely basis any payment of principal of any Offshore Rate Loan;

(b)           the failure of such Borrower to borrow, continue or convert a Loan after such Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c)           the failure of such Borrower to make any prepayment in accordance with any notice delivered under Section 2.10;

(d)           any continuation, conversion, prepayment (including pursuant to Section 2.11) or other payment (including after acceleration thereof or pursuant to Section 2.08(c)) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period;

(e)           any assignment of an Offshore Rate Loan on a day other than the last day of the relevant Interest Period as a result of a request by the Company pursuant to Section 4.07; or

(f)            the automatic conversion under Section 2.04 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained.  For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section and under Section 4.03(a), each Offshore Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Offshore Base Rate used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan was in fact so funded.

4.05         Inability to Determine Rates.  If the Agent determines that for any reason that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the offshore interbank eurodollar market for the applicable amount and Interest Period of such

Offshore Rate Loan, (b) adequate and reasonable means do not exist for determining the Offshore Rate for an Applicable Currency for any requested Interest Period with respect to a proposed Offshore Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Offshore Rate applicable pursuant to Section 2.13(a) for an Applicable Currency for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the applicable Lenders of funding such Loan, the Agent will promptly so notify the Company and each applicable Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Offshore Rate Loans hereunder in such Applicable Currency shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Offshore Rate component of the Base Rate, the utilization of the Offshore Rate component in determining the Base Rate shall be suspended, in each case until the Agent revokes such notice in writing, at which time neither the obligation referred to in clause (x) nor the utilization referred to in clause (y) shall be suspended.  Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it or any other Borrower.  If the Company does not revoke such Notice, then the applicable Lenders shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans, as the case may be, and such Loans shall be assumed by the Company notwithstanding the fact that the Loans may initially have been made to a Subsidiary Borrower.  The Agent shall, promptly following its determination that the reason for any suspension under this Section no longer exists, deliver a notice of revocation of such suspension to the Company and each applicable Lender.

4.06         Certificates of Lenders.  Any Lender claiming reimbursement or compensation under this Article IV shall deliver to the Company (with a copy to the Agent) contemporaneously with the demand for payment a certificate setting forth in reasonable detail the basis for, and a calculation of, the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the applicable Borrower in the absence of manifest error.

4.07         Substitution of Lenders.  Upon any Lender becoming a Defaulting Lender or upon the receipt by the Company from any Lender (together with any Defaulting Lender, an “Affected Lender”) of a claim for compensation under Section 4.03, of notice that it cannot make or maintain Offshore Rate Loans under Section 4.02, or of a claim for Taxes, Other Taxes or Further Taxes under Section 4.01, or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Agent, at the Company’s direction and at the sole cost and expense of the Company, shall: (i) request such Affected Lender to use good faith efforts to obtain a replacement bank or financial institution satisfactory to the Company to acquire and assume all or a ratable portion of all of such Affected Lender’s Loans and Commitments at the face amount thereof, together with accrued and unpaid interest, fees and other amounts due to such Affected Lender with respect to such ratable portion (a “Replacement Lender”); (ii) request one more of the other applicable Lenders to acquire and assume all or part of such Affected Lender’s Loans and Commitments; or (iii) designate a Replacement Lender.  Any such designation of a Replacement Lender under clause (i) or (iii) shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld).

4.08         Survival.  The agreements and obligations of the Borrowers in this Article IV shall survive the payment of all other Obligations, and no Borrower will have an obligation to pay any amount hereunder unless a demand is made within 180 days after the date upon which the Agent’s or applicable Lender’s right to reimbursement arises.

ARTICLE V

CONDITIONS PRECEDENT

5.01         Conditions to Effectiveness and Initial Credit Extension.  This Agreement shall not become effective, and no Lender or Issuer shall be required to make the initial Credit Extension hereunder, unless and until the Agent shall have received all of the following, in form and substance satisfactory to the Agent and each Lender, and in the case of documents, in the number of originals requested by the Agent (except that only one original of each requested Note shall be signed):

(a)           Credit Agreement and Notes.  This Agreement and each requested Note executed by each party thereto.

(b)           Resolutions; Incumbency.

(i)            Copies of the resolutions of the board of directors (or similar governing body) of each Loan Party authorizing the transactions contemplated by the Loan Documents to which it is a party, certified as of the Effective Date by the Secretary, an Assistant Secretary or a similar officer of such Loan Party; and

(ii)           A certificate of the Secretary, an Assistant Secretary or a similar officer of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to execute, deliver and perform all Loan Documents to be delivered by it hereunder.

(c)           Organization Documents; Good Standing.  Each of the following documents:

(i)            the articles or certificate of formation (or similar charter document) and the bylaws (or similar governing documents) of each Loan Party as in effect on the Effective Date, certified by the Secretary or an Assistant Secretary or a similar officer of such Loan Party as of the Effective Date; and

(ii)           a good standing certificate or certificate of status for each Loan Party from the Secretary of State (or similar, applicable Governmental Authority) of its jurisdiction of formation.

(d)           Legal Opinions.  An opinion of Foley & Lardner LLP, counsel to the Loan Parties, addressed to the Agent and the Lenders.

(e)           Security Agreement.  The Security Agreement executed by the Company and each Guarantor.

(f)            Pledge Agreement.  The Pledge Agreement executed by the Company and each other Loan Party that owns any Capital Stock that is required to be pledged pursuant to the provisions hereof, together with (to the extent applicable) original stock certificates representing all shares to be pledged thereunder and corresponding stock powers executed in blank.

(g)           Subsidiary Guaranty.  The Subsidiary Guaranty executed by each Guarantor.

(h)           Insurance.  Evidence satisfactory to the Agent of the existence of insurance required to be maintained pursuant to Section 7.06 or the provisions of any other Loan Document, together with endorsements naming the Agent as (a) an additional insured (with respect to liability policies) and (b) loss payee (in the case of casualty policies).

(i)            Payment of Fees.  Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Effective Date, together with Attorney Costs of the Agent to the extent invoiced prior to or on the Effective Date, plus such additional amounts of Attorney Costs as shall constitute the Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Agent), including any such costs, fees and expenses arising under or referenced in Section 2.14 or 11.04.

(j)            Certificate.  A certificate signed by a Responsible Officer, dated as of the Effective Date, stating that:

(i)            the representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date;

(ii)           no Default or Event of Default exists or would result from any Credit Extension made on such date; and

(k)           Search Results; Lien Terminations.  Certified copies of Uniform Commercial Code Requests for Information or Copies, or similar search reports certified by a party reasonably acceptable to the Agent, dated a date reasonably near the Effective Date, listing all effective financing statements that name the Company or any Guarantor (under its present name and any previous name used by it in the last five years) as debtors and are filed in the jurisdictions in which filings are to be made pursuant to the Collateral Documents, together with (i) copies of such financing statements and (ii) authorized copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted hereunder).

(l)            Filings, Registrations and Recordings.  Each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior and superior to the Lien of any other Person (other than Liens permitted hereunder), in proper form for filing, registration or recording.

(m)          Existing Credit Agreement.  Evidence that, prior to or concurrently with the effectiveness of this Agreement, (i) all outstanding obligations of the Company under the Existing Credit Agreement (other than any Existing Letters of Credit) shall have been paid in full, and the Existing Credit  Agreement and all commitments thereunder shall have been terminated.

(n)           Ratings.  Evidence (including by public release thereof by the rating agencies) that (i) the Company has received a corporate family rating from each of Moody’s and S&P, and (ii) the credit facilities under this Agreement have received a debt rating from each of such rating agencies.

(o)           Absence of Proceedings.  A certificate from a Responsible Officer certifying that there is no action, suit, investigation or proceeding threatened in writing or pending in any court or before any arbitrator or governmental authority that (i) relates to the credit facilities hereunder and (ii) has a reasonable possibility of being determined in a manner that would (A) prohibit the closing of such credit facilities or (B) adversely affect in any material respect the interests of the Agent or any Lender under or in respect of such facilities.

(p)           Other Documents.  Such other approvals, opinions, documents or materials as the Agent or any Lender may reasonably request.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.  The Agent shall promptly notify the Company and the Lenders of the occurrence of the Effective Date, which notice shall be conclusive and binding.

5.02         Conditions to All Credit Extensions.  The obligation of each Lender to make any Loan to be made by it and the obligation of any Issuer to Issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Issuance Date:

(a)           Notice, Application.  The Agent shall have received a Notice of Borrowing or in the case of any Issuance of any Letter of Credit, the applicable Issuer and the Agent shall have received an L/C Application or L/C Amendment Application, as required under Section 3.02;

(b)           Continuation of Representations and Warranties.  The representations and warranties in Article VI shall be true and correct in all material respects on and as of such Borrowing Date or Issuance Date with the same effect as if made on and as of such Borrowing Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

(c)           No Existing Default.  No Default or Event of Default shall exist or shall result from such Borrowing or Issuance.

Each Notice of Borrowing submitted by a Borrower hereunder and each L/C Application or L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date or Issuance Date, as applicable, that the conditions in this Section 5.02 are satisfied.

5.03         Initial Loans to a Subsidiary Borrower.  The Revolving Lenders shall not be required to make the initial Revolving Loan to any Subsidiary Borrower unless and until such Subsidiary Borrower has furnished to the Agent with sufficient copies for the Revolving Lenders:

(a)           Resolutions; Incumbency.

(i)            Copies of the resolutions of the board of directors (or similar governing body) of such Subsidiary Borrower authorizing the transactions contemplated hereby, certified as of the Effective Date by the Secretary or an Assistant Secretary or similar officer of such Subsidiary Borrower; and

(ii)           A certificate of the Secretary or Assistant Secretary or similar officer of such Subsidiary Borrower certifying the names and true signatures of the officers of such Subsidiary Borrower authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder.

(b)           Organization Documents; Good Standing.  Each of the following documents:

(i)            the articles or certificate of incorporation (or similar charter document) and the bylaws (or similar governing documents) of such Subsidiary Borrower as in effect on the Effective Date, certified by the Secretary or Assistant Secretary (or the general partner, if applicable) of such Subsidiary Borrower as of the Effective Date; and

(ii)           a good standing certificate or certificate of status for such Subsidiary Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its jurisdiction of formation (to the extent applicable).

(c)           Legal Opinion.  A written opinion of counsel to such Subsidiary Borrower, addressed to the Agent and the Revolving Lenders and in substance reasonably acceptable to the Agent.

(d)           Notes.  A Note of such Subsidiary Borrower for each Revolving Lender that has requested a Note pursuant to Section 2.02(b).

(e)           “Know Your Customer” Requirements.  All documentation and other information requested by the Agent or any Lender that is required under applicable “know your customer” and anti-money laundering rules and regulations, including all information required under the Act.

(f)            Other Documents.  Such other approvals, opinions, documents or materials as the Agent or any Revolving Lender may reasonably request.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Agent and each Lender that both before and after giving effect to the consummation of the transactions contemplated by the Loan Documents:

6.01         Corporate Existence and Power.  The Company, each Subsidiary Borrower and each of its Material Subsidiaries:

(a)           is a corporation or other entity duly organized, validly existing and, to the extent applicable to such entity, in good standing under the laws of the jurisdiction of its incorporation;

(b)           has the power and authority and all governmental licenses, authorizations, consents and approvals to (i) own its assets and to carry on its business in all material respects and (ii) to execute, deliver, and perform its obligations under the Loan Documents to which it is a party;

(c)           is duly qualified as a foreign entity in each state in the United States and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, if applicable to such entity; and

(d)           is in compliance with all Requirements of Law;

except, in each case referred to in subsection (b)(i), (c) or (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02         Corporate Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other action, and do not and will not:

(a)           contravene the terms of any of such Person’s Organization Documents;

(b)           conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

(c)           violate any Requirement of Law.

6.03         Governmental and Third-Party Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person (except those that have been obtained and remain in effect and disclosure filings that are required to be made with the SEC in connection with the transactions contemplated by the Loan Documents) is necessary or required to be made or obtained by any Loan Party in connection with the execution, delivery or performance by such Loan Party of any Loan

Document to which it is a party or for the enforcement against such Loan Party of any Loan Document (including, in the case of the Company, Article XII) to which it is a party.

6.04         Binding Effect.  Each Loan Document to which any Loan Party is a party constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.05         Litigation.  There are no actions, suits or proceedings pending or, to the best knowledge of the Company, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties:

(a)           which pertain to this Agreement, any other Loan Document or any of the transactions contemplated hereby or thereby; or

(b)           as to which there exists a substantial likelihood of an adverse determination, which determination could reasonably be expected to have a Material Adverse Effect.

6.06         No Default.  Neither the Company nor any Material Subsidiary is in default under or with respect to any Contractual Obligation which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

6.07         ERISA Compliance.  Except as specifically disclosed in Schedule 6.07:

(a)           Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law, except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.  Each Pension Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, except to the extent that the failure to receive such letter could not reasonably be expected to have a Material Adverse Effect, and, to the best knowledge of the Company, nothing has occurred that would cause the loss of such tax-qualified status, except to the extent that such loss would not reasonably be expected to have a Material Adverse Effect.

(b)           There are no pending or, to the best knowledge of Company, threatened (in writing) claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           Except to the extent that the following could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Company nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)           Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any material unsatisfied obligation to contribute to, or material liability under, any active or terminated Pension Plan other than (i) on the Effective Date, those listed on Schedule 6.07(d) hereto, and (ii) thereafter, any Pension Plan with respect to which the Company provides notice to Agent pursuant to Section 7.03(d)(ii) hereto.

6.08         Use of Proceeds; Margin Regulations.  The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.11.  Neither the Company nor any Material Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.09         Title to Properties.  The Company and each Material Subsidiary have good record and marketable title in fee simple to, or valid leasehold or other valid contractual interests (which contractual interests provide the Company or such Subsidiary, as applicable, with all reasonably necessary rights to occupy, use, and enjoy the subject property) in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title or interest as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10         Taxes.  Except as disclosed on Schedule 6.10, the Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes shown on such returns and reports and all material assessments imposed by any governmental authority, except for taxes and assessments that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Company or any Subsidiary that would have a Material Adverse Effect.

6.11         Financial Condition.  (a) The audited consolidated financial statements of the Company and its Subsidiaries dated September 30, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date:

(x)            were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except for the absence of footnotes and as otherwise expressly noted therein, subject, in the case of such unaudited financial statements, to ordinary, good faith year-end and audit adjustments; and

(y)           fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby.

(b)           Since September 30, 2009, there has been no Material Adverse Effect.

6.12         Environmental Matters.  The Company and its Subsidiaries conduct in the ordinary course of business (in a manner sufficient to enable the Company to make the representation and warranty set forth in this Section 6.12) a review of the effect of existing Environmental Laws and Environmental Claims on their respective businesses, operations and properties, and as a result thereof the Company has reasonably concluded that, except for matters for which adequate reserves are maintained or as specifically disclosed in Schedule 6.12, the aggregate effects of such Environmental Laws and Environmental Claims could not reasonably be expected to have a Material Adverse Effect.

6.13         Regulated Entities.  None of the Company, any Person controlling the Company, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940.  Neither the Company nor any other Borrower is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other U.S. Federal or state statute or regulation limiting its ability to incur Indebtedness.

6.14         Capitalization; Subsidiaries.  As of the Effective Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.14 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.14.

6.15         Insurance.  Except to the extent the failure to be so insured could not reasonably be expected to have a Material Adverse Effect, the properties of the Company and its Subsidiaries are self-insured in a manner permitted under Section 7.06 or otherwise insured with financially sound and reputable insurance companies not Affiliates of the Company in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and are similarly situated.

6.16         Subsidiary Borrower Supplements.  For so long as any Subsidiary shall be a Subsidiary Borrower, the representations and warranties of such Subsidiary in such Subsidiary’s Subsidiary Borrower Supplement are true and correct in all material respects.

6.17         Full Disclosure.  None of the representations or warranties made by any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Loan Party in connection with the Loan Documents contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered (it being understood that any projections and forecasts provided by the Company or any Subsidiary are based on good faith estimates and assumptions believed by the Company or such Subsidiary to be reasonable as of the date of the applicable projections or forecasts and that actual results during the periods covered by any such projections and forecasts may differ from projected or forecasted results).

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than any contingent indemnification or similar obligation not yet due and payable, and any Obligations arising under any Rate Swap Document or Cash Management Agreement) shall remain unpaid or unsatisfied, or any Letter of Credit (other than any Supported Letter of Credit) shall remain outstanding, unless the Required Lenders waive compliance in writing:

7.01         Financial Statements.  The Company shall deliver to the Agent (which shall promptly make available to each Lender):

(a)           as soon as available, but not later than the earlier of (i) five Business Days after the filing thereof with the SEC and (ii) 105 days after the end of each fiscal year (commencing with the fiscal year ending September 30, 2010), a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the report of Deloitte & Touche LLP or another nationally-recognized independent public accounting firm (the “Independent Auditor”) which report shall (i) state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP, (ii) to the extent required to be provided pursuant to the rules and regulations of the SEC, include the attestation report of the Independent Auditor on management’s assessment of the effectiveness of the Company’s internal controls over financial reporting as of the end of such fiscal year as set forth in the Company’s report on Form 10-K for such fiscal year and (iii) not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records; provided that if the Independent Auditor’s report with respect to such consolidated financial statements is a combined report (that is, one report containing both an opinion on such consolidated financial statements and an opinion on internal controls over financial reporting), then such report may include a qualification or limitation relating to the Company’s system of internal controls over financial reporting due to the exclusion of any acquired business from the Independent Auditor’s management report on internal controls over financial reporting to the extent such exclusion is permitted under provisions published by the SEC or other applicable Governmental Authority; and

(b)           as soon as available, but not later than the earlier of (i) five Business Days after the filing thereof with the SEC and (ii) 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending December 31, 2010), a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income, shareholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such fiscal quarter, together with a consolidating income statement for such period, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to good faith year-end and audit adjustments and the absence of footnotes), the financial position and the results of operations of the Company and the Subsidiaries.

7.02         Certificates; Other Information.  The Company shall furnish to the Agent (which shall promptly make available to each Lender):

(a)           concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)           concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer (which delivery may, unless the Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)           concurrently with the delivery of the financial statements referred to in Section 7.01(a), a consolidating income statement for such year (which need not be audited) setting forth in comparative form the figures for the previous fiscal year;

(d)           promptly, copies of all financial statements and reports that the Company sends to its shareholders generally, and copies of all registration statements (other than Exhibits thereto and any registration statements on Form S-8 or its equivalent) and final reports on Forms 10-K and 10-Q that the Company shall have filed with the SEC; and

(e)           promptly, such additional information regarding the business, financial position or organizational affairs of the Company or any Subsidiary as the Agent, at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01, Section 7.02(b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that the Company shall notify (which may be by facsimile or electronic mail) the Agent (which shall notify each Lender) of the posting of any such document and, promptly upon request by the Agent, provide to the Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Agent.  The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) BAS and/or Bank of America will make available to the Lenders and the Issuers materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) to Lenders and potential Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders or potential Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”).  The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all Borrower Materials that are made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized BAS, Bank of America, the Lenders and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of Section 11.08; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) BAS and Bank of America shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on, and shall only post such Borrower Materials on, the portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC”.

7.03         Notices.  The Company shall notify the Agent (and the Agent shall promptly thereafter notify each Lender):

(a)           promptly after a Responsible Officer obtains knowledge thereof, of the occurrence of any Default or Event of Default;

(b)           promptly after a Responsible Officer obtains knowledge thereof, of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(c)           promptly after a Responsible Officer obtains knowledge thereof, of the determination by the Independent Auditor or the Company of the occurrence or existence of an Internal Control Event that could reasonably be expected to have a Material Adverse Effect; and

(d)           promptly, but in no event more than 10 days after such event becomes known to a Responsible Officer, (i) the occurrence of any ERISA Event that could reasonably be expected to result in liability to the Company and its Subsidiaries in excess of $20,000,000 in the aggregate, and deliver to the Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such ERISA Event; and (ii) to the extent not previously disclosed on Schedule 6.07(d), the name of any Pension Plan which the Company or any ERISA Affiliate begins to maintain or to which it begins to contribute, or with respect to which the Company or an ERISA Affiliate assumes or incurs any material liability or material unsatisfied obligation to contribute.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time.  Each notice under Section 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

7.04         Preservation of Corporate Existence, Etc.  Except as otherwise expressly permitted hereby, the Company shall, and shall cause each Material Subsidiary to:

(a)           preserve and maintain in full force and effect its corporate or other organizational existence and good standing (if applicable) under the laws of its state or jurisdiction of formation, except to the extent otherwise expressly permitted herein;

(b)           preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 8.03 and Dispositions of assets permitted by Section 8.02 and except for any of the foregoing the expiration or termination of which could not reasonably be expected to have a Material Adverse Effect;

(c)           use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill except to the extent otherwise permitted herein; and

(d)           preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.05         Maintenance of Property.  The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.06         Insurance.  Except to the extent the failure to so maintain could not reasonably be expected to have a Material Adverse Effect, the Company shall maintain, and shall cause each Material Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that self insurance of risks and in amounts customary in the Company’s and its Material Subsidiaries’ industry shall be permitted.

7.07         Payment of Taxes.  The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all Federal and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.

7.08         Compliance with Laws.  The Company shall comply, and shall cause each Subsidiary to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including ERISA and the Federal Fair Labor Standards Act), except (a) such as may be contested in good faith or as to which a bona fide dispute may exist or (b) to the extent non-compliance could not reasonably be expected to have a Material Adverse Effect.

7.09         Inspection of Property and Books and Records.  The Company shall maintain, and shall cause each Subsidiary to maintain, books of record and account sufficient to permit the preparation of consolidated financial statements in conformity with GAAP.  The Company shall permit, and shall cause each Material Subsidiary to permit, representatives and independent contractors of the Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company, all at the expense of such Lender or, if applicable, the Agent; provided that when an Event of Default exists the Agent or any Lender may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

7.10         Environmental Laws.  The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect.

7.11         Use of Proceeds.  The Company shall use the proceeds of the Loans (a) to repay certain outstanding obligations of the Company under the Existing Credit Agreement and (b) for working capital, capital expenditures and other general corporate purposes (including financing Acquisitions made in accordance with Section 8.04) not in contravention of any Requirement of Law or of any Loan Document.  Neither the Company nor any Subsidiary shall use the proceeds of the Loans, directly or indirectly, to purchase or carry Margin Stock.

7.12         Guarantors.  The Company shall take all steps necessary to ensure that (a) not later than 45 days after the end of each fiscal quarter during which the Company creates or acquires (directly or indirectly), or an existing Subsidiary becomes, (i) a Domestic Subsidiary, such Domestic Subsidiary becomes a party to the Subsidiary Guaranty (but only to the extent necessary to ensure that, after giving effect to such Subsidiary becoming party to the Subsidiary Guaranty, all Guarantors, collectively, satisfy the Guarantor Threshold); and (ii) a Material Foreign Subsidiary, such Material Foreign Subsidiary becomes a party to the Subsidiary Guaranty (or a guaranty complying with local law in the jurisdiction of organization of such Material Foreign Subsidiary) and issues a guaranty of the Obligations of each Subsidiary Borrower that is a Foreign Subsidiary, except (in each case described in the foregoing provisions of this clause (b)(ii)) to the extent that (A) such guaranty by such Material Foreign Subsidiary would result in material adverse tax consequences to the Company or (B) such Material Foreign

Subsidiary would not be able to issue such guaranty under applicable law without undue expense or other material adverse consequences; and (b) if, at any time, any Subsidiary of the Company becomes or is required to become a guarantor of any Indebtedness under the Indenture or under any other Indebtedness of the Company or any Subsidiary with an aggregate principal amount of at least $25,000,000, such Subsidiary shall reasonably promptly thereafter become a party to the Subsidiary Guaranty (provided, that any Foreign Subsidiary added as a Subsidiary Guarantor under this clause shall guarantee only the Obligations of each Subsidiary Borrower that is a Foreign Subsidiary).

7.13         Further Assurances.  (a) Subject to Section 7.13(d), the Company shall take, execute and deliver, and cause each Material Subsidiary to take, execute and deliver, any and all such further acts, security agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances, control agreements and other instruments, that the Agent or the Required Lenders may reasonably request from time to time in order (i) to ensure that the Obligations and the Guaranteed Obligations are secured by a pledge of all (subject to Section 7.13(b)(ii)) of such Person’s interests in any Material Subsidiary (in each case pursuant to the Pledge Agreement and/or, in the case of the pledge of an interest in a Material Foreign Subsidiary, a pledge agreement complying with local law in the jurisdiction of organization of such Material Foreign Subsidiary) and secured (subject to Section 7.13(b)(i)) by a security interest in substantially all other personal property of such Person pursuant to the Security Agreement or, in the case of a Foreign Subsidiary, a comparable agreement under local law of the jurisdiction of organization of such Foreign Subsidiary (it being understood that the Agent may, in its sole and complete discretion, waive (or permit a reasonable time for completion of) any requirement to pledge any interest in, or grant any security on the assets of, any Foreign Subsidiary based upon such factors it deems relevant, including the cost or difficulty of obtaining such pledge or grant); (ii) to perfect and maintain the validity, effectiveness and priority of the Collateral Documents and the Liens intended to be created thereby and (iii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and the Lenders the rights granted now or hereafter intended to be granted to the Agent and the Lenders under any Loan Document; provided that (A) each of the Loan Parties (other than any Pledgor) shall have 30 days following the Effective Date (or such longer period as the Agent may approve in its discretion) in which to deliver or cause to be delivered to the Agent a control agreement with respect to each deposit account and securities account maintained by such Loan Party as of the Effective Date, to the extent required to be delivered pursuant to this Agreement or any other Loan Document; (B) no Subsidiary that is not a Borrower or a Guarantor will be required to deliver or cause to be delivered a control agreement with respect to any deposit account or securities account maintained solely by such Subsidiary; (C) no Loan Party or any Subsidiary shall be required to deliver or cause to be delivered a control agreement with respect to any accounts facilitating the operation of cash pooling, interest set-off and/or sweep arrangements; and (D) the Loan Parties may maintain amounts in deposit accounts and securities accounts that are not subject to control agreements in favor of the Agent so long as (I) the daily average closing balance in all such accounts of the Borrowers and the Guarantors does not exceed $5,000,000 for two consecutive calendar months and (II) if such daily average closing balance exceeds $5,000,000 for any calendar month, the Company promptly takes, and causes the other Loan Parties to take, such actions as the Agent may reasonably request (which may include obtaining new control agreements, closing accounts and/or taking steps to cause amounts in accounts not subject to a control agreement to be automatically transferred to accounts subject to control agreements) to assure that such daily average will not exceed such amount for subsequent calendar months.  Contemporaneously with the execution and delivery of any document referred to above, the Company shall, and the Company shall cause each Subsidiary to, deliver all resolutions, opinions and corporate documents as the Agent or the Required Lenders may reasonably request to confirm the enforceability of such document and the perfection of the security interest created thereby, if applicable. Promptly upon request by the Agent, the Company shall, and shall cause each applicable Subsidiary to, use commercially reasonable efforts to obtain Collateral Access Agreements and landlord waivers with respect to all material properties specified by the Agent, to the extent not previously delivered to the Agent.

(b)           Notwithstanding anything to the contrary in the Loan Documents, (i) no amount due from or other obligation of the Company shall be (directly or indirectly) secured by an asset of any Material Foreign Subsidiary if such security interest would result in material adverse tax consequences to the Company, (ii) neither the Company nor any Domestic Subsidiary shall be required to pledge more than 65% of the voting ownership interests in any Material Foreign Subsidiary, or any equity in any other Foreign Subsidiary and (iii) no Loan Party shall be required to pledge Margin Stock.

(c)           Notwithstanding any other provision of this Agreement or any other Loan Document, during the 60-day period (or such longer period as the Agent agrees in its sole and complete discretion) following the date on which any Person becomes a party to, or the Equity Interests of any Person are pledged pursuant to, any Collateral Document, the Agent and such Person (or any other applicable Loan Party) may (i) enter into such amendments and supplements (including updates of the schedules) to any Collateral Document as are necessary or appropriate to cause the representations and warranties therein to be accurate and complete with respect to such Person and (ii) modify the covenants and other provisions thereof in such manner as the Agent deems necessary or appropriate to accommodate the addition of such Person as a party to, or the pledge of such Person’s Equity Interests under, such Collateral Document (and neither the inaccuracy or incompleteness of any applicable representation or warranty nor any non-compliance with any applicable covenant or other provision in any applicable Loan Document shall give rise to a Default or Event of Default prior to the end of such period so long as such inaccuracy, incompleteness or non-compliance does not impair the Agent’s Lien on any material portion of the applicable Collateral or the Agent’s rights with respect thereto in any material respect).

(d)           Notwithstanding any other provision of this Agreement or any other Loan Document, in the event that the Company obtains corporate family ratings of (i) BBB- (stable) or higher from S&P and (ii) Baa3 (stable) or higher from Moody’s (“Investment Grade Ratings”), (including after any re-pledge of the Collateral pursuant to the proviso in this paragraph) then the Company shall have the option (so long as, at the time it exercises such option, the Company continues to maintain Investment Grade Ratings) to require the Agent to promptly (and in any event within 30 days) release its Lien (on behalf of the Guaranteed Creditors) in the Collateral; provided that if the Company shall subsequently have corporate family ratings of (A) BB+ or lower from S&P and (B) Ba1 or lower from Moody’s, then, promptly (and in any event within 30 days (or, in respect of real property Collateral or Collateral in which the Agent will have a perfected security interest pursuant to control agreements, such longer period as the Agent determines in its sole and complete discretion) after such corporate family ratings become publicly released by such rating agencies, or if the Company shall otherwise elect to do so, the Company shall, and shall cause its Subsidiaries to, (1) take whatever action (including the filing of Uniform Commercial Code financing statements) that may be necessary or advisable in the reasonable opinion of the Agent to vest in the Agent (for the benefit of the Guaranteed Creditors) valid and subsisting Liens on the Collateral consistent in all material respects in scope, perfection and priority as those in effect prior to such release, and (2) provide to the Lenders customary legal opinions in connection therewith.

7.14         Real Estate Collateral.  The Company shall, and shall cause each other applicable Loan Party to, take all actions necessary to:

(a)           within 30 days after the Effective Date, cause each parcel of real property listed on Schedule 7.14 to be subject to a recorded Mortgage in favor of the Agent;

(b)           concurrently with or promptly after the acquisition (at any time after the Effective Date) by any Borrower or Guarantor of any real property with a tax assessed value at the time of such acquisition exceeding $5,000,000, cause such real property to be subject to a recorded Mortgage in favor of the Agent;

(c)           promptly upon request of the Agent during the existence of an Event of Default, cause each parcel of real property owned by any Borrower or Guarantor that is designated in writing by the Agent (and not covered by clause (a) or (b) above) to be subject to a recorded Mortgage in favor of the Agent; and

(d)           not later than 60 days after the recording of any Mortgage with respect to any  real property pursuant to clause (a), (b) or (c) above, deliver to the Agent (i) an ALTA Loan Title Insurance Policy (or the equivalent thereof), issued by an insurer acceptable to the Agent, insuring the Agent’s Lien on such property, which policy shall be in an amount not less than 100% of the reasonably estimated fair market value of such property and shall contain endorsements and exceptions to coverage reasonably acceptable to the Agent; (ii) to the extent reasonably available, copies of all material documents of record concerning such property as shown on the title insurance policy referred to above; and (iii) either a flood insurance policy covering such property, which policy shall be reasonably acceptable to the Agent, or confirmation that such a policy is not required by the Flood Disaster Protection Act of 1973 or any other applicable law.

Notwithstanding any other provision of this Agreement, the Agent may, in its sole and complete discretion, waive (or extend the time for completion of) any requirement set forth in this Section based upon such factors as it deems relevant, including the value and/or marketability of the relevant property, the cost (including legal fees, title insurance premiums, recording taxes and survey expenses) or difficulty of recording a Mortgage on, or obtaining other items referred to above with respect to, the relevant property, potential environmental liabilities with respect to the relevant property and other matters considered when selecting properties listed on Schedule 7.14).

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than any contingent indemnification or similar obligation not yet due and payable, and any Obligations arising under any Rate Swap Document or Cash Management Agreement) shall remain unpaid or unsatisfied, or any Letter of Credit (other than any Supported Letter of Credit) shall remain outstanding, unless the Required Lenders waive compliance in writing:

8.01         Limitation on Liens.  The Company shall not, and shall not permit any Material Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)           any Lien existing on property of the Company or any Material Subsidiary on the Effective Date and set forth in Schedule 8.01 securing Indebtedness (or commitments therefor) outstanding  on such date;

(b)           any Lien created under any Loan Document, or any Rate Swap Document or Cash Management Agreement to which a Guaranteed Creditor is a party;

(c)           Liens for taxes, fees, assessments or other governmental charges which are not delinquent for more than 90 days or remain payable without penalty, or if and to the extent that non-payment thereof is permitted by Section 7.07; provided that no notice of lien has been filed or recorded under the Code;

(d)           carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)           Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment and other insurance and other social security legislation;

(f)            Liens on the property of the Company or its Material Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases and statutory obligations, (ii) Contingent Obligations in connection with Surety Bonds and appeal bonds, and (iii) other non-delinquent obligations of a like nature, in each case, incurred in the ordinary course of business (and treating as non-delinquent any delinquency which is being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto);

(g)           Liens consisting of judgment or judicial attachment liens; provided that the enforcement of such Liens is effectively stayed and the obligations secured by all such Liens in the aggregate at any time outstanding for the Company and its Material Subsidiaries do not exceed the greater of (i) $50,000,000 and (ii) 5% of the consolidated tangible assets of the Company and its Subsidiaries;

(h)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Material Subsidiaries;

(i)            any Lien on property and proceeds thereof existing at the time of acquisition (by merger or otherwise) of such property by the Company or a Material Subsidiary, and not created in contemplation of such acquisition; provided that no such Lien shall extend to or cover additional types of property;

(j)            Liens to secure the payment of all or part of the purchase price of property upon the acquisition of property by the Company or a Material Subsidiary or to secure any Indebtedness incurred or guaranteed prior to, at the time of, or within 120 days after the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Liens to secure any Indebtedness incurred or guaranteed for the purpose of financing the cost to the Company or a Material Subsidiary of improvements to such acquired property; provided, in each case, that (i) no such Lien shall at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof (provided that individual financings permitted by this subsection (j) provided by one Person (or an Affiliate thereof) may be cross-collateralized to other financings provided by such Person and its Affiliates that are permitted by this subsection (j)) and (ii) the Indebtedness secured thereby shall not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(k)           Liens securing Indebtedness or other obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

(l)            Liens arising solely by virtue of any statutory or common law provision or otherwise created in the ordinary course of business relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, including to facilitate the operation of cash pooling, interest set-off and/or sweep accounts; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or any Material Subsidiary in excess of those set forth by regulations promulgated by the FRB and (ii) such deposit account is not intended by the Company or any Material Subsidiary to provide collateral to the depository institution;

(m)          Liens on vehicles or related property securing obligations under any Floor Plan Financing Facility incurred in the ordinary course of business; provided that the aggregate principal amount of all obligations at any time outstanding under all Floor Plan Financing Facilities after giving effect to such incurrence does not exceed the total cost of the vehicles and equipment securing such obligations;

(n)           Liens on assets acquired with the proceeds of industrial revenue bonds securing Indebtedness incurred or assumed to acquire such property; provided that the obligations secured by such Liens do not exceed in the aggregate at any time outstanding the greater of (i) $50,000,000 and (ii) 5% of the consolidated tangible assets of the Company and its Subsidiaries;

(o)           Liens securing Securitization Obligations;

(p)           Liens securing reimbursement obligations incurred in the ordinary course of business for letters of credit or banker’s acceptances, which Liens encumber only goods, or documents of title covering goods, which are purchased in transactions for which such letters of credit or banker’s acceptances are issued;

(q)           Any extension, renewal or substitution of or for any Lien permitted by subsection (a), (i), (j), (m), (n), (o) or (s)(i) of this Section, to the extent that (i) the amount of the Indebtedness or other obligation or liability secured by the applicable Lien shall not exceed the Indebtedness or other obligation or liability existing immediately prior to such extension, renewal or substitution and (ii) the scope of the property subject to such Lien is not increased;

(r)            Liens on Lease Assets for which the applicable lessor is not permitted by applicable law to hold title to such Lease Assets;

(s)           Liens securing (i) Permitted Acquired Debt and (ii) obligations arising with respect to asset-backed commercial paper issued by the Company and its Material Subsidiaries not to exceed in the aggregate at any one time outstanding for clauses (i) and (ii) the greater of (x) $50,000,000 and (y) 5% of the consolidated tangible assets of the Company and its Subsidiaries;

(t)            Escrow rights of the Ministry of Defense of the United Kingdom relative to drawings and other related intellectual property related to the Company’s contracts with such Ministry;

(u)           Liens securing Indebtedness or other obligations of the Company and its Material Subsidiaries not to exceed $35,000,000 in the aggregate at any one time outstanding;

(v)           Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods incurred in the ordinary course of business;

(w)          leases, subleases, licenses or sublicenses (including, in the case of licenses and sublicenses, of intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Material Subsidiary and do not secure any Indebtedness;

(x)            Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the ordinary course of collection, and (ii) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(y)           any interest or title of (i) an owner of equipment or inventory on loan or consignment to the Company or any of its Subsidiaries and Liens arising from precautionary Uniform Commercial Code financing statement filings made in respect of operating leases entered into by the Company or any Subsidiary in the ordinary course of business; and (ii) a lessor or secured by a lessor’s interest under any lease permitted hereunder;

(z)            options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the other similar Investments permitted to be made hereunder;

(aa)         contractual rights of set-off and similar rights securing Swap Contracts so long as any related Indebtedness is permitted to be incurred hereunder; and

(bb)         rights of first refusal, put, call and similar rights arising in connection with repurchase agreements that constitute Investments permitted hereunder.

Any Lien permitted above on any property may extend to the identifiable proceeds of such property.

8.02         Disposition of Assets.  The Company shall not, and shall not permit any other Loan Party to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any of its property (any such transaction, excluding, for the avoidance of doubt, (i) any transfer of cash in the ordinary course of business, (ii) any issuance by a Person of its own Equity Interests and (iii) any transfer by a Pledgor of assets not constituting Collateral, a “Disposition”), including accounts and notes receivable, with or without recourse, and the Capital Stock in any Subsidiary, or enter into any agreement to do any of the foregoing, except:

(a)           Dispositions of inventory in the ordinary course of business and Dispositions of used, worn-out, obsolete or surplus assets (including equipment);

(b)           Dispositions of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment;

(c)           Dispositions between and among Loan Parties, Dispositions from any Subsidiary that is not a Loan Party to the Company or a Wholly-Owned Subsidiary and Dispositions permitted by Section 8.03;

(d)           Dispositions of accounts receivable, lease receivables, other financial assets and other rights and related assets pursuant to a Permitted Securitization otherwise permitted by Section 8.05(a);

(e)           sale/leaseback transactions involving an aggregate consideration not to exceed $50,000,000 after the date hereof;

(f)            the transfer of Lease Assets solely in connection with Leasing Transactions;

(g)           Dispositions of cash equivalents or short-term marketable securities;

(h)           the granting of non-exclusive licenses of patents, trademarks and copyrights by the Company or any Subsidiary and Dispositions of technical data packages;

(i)            Dispositions identified on Schedule 8.02;

(j)            Dispositions of accounts receivable arising out of sales by the Company or its Domestic Subsidiaries to Persons domiciled outside of the United States, Dispositions of accounts receivable with extended terms and Dispositions of defaulted accounts receivable without credit recourse in transactions that do not constitute securitizations, in each case in the ordinary course of business consistent with past practice;

(k)           Dispositions in the ordinary course of business of tangible property as part of a like-kind exchange under Section 1031 of the Code;

(l)            Dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights that, in the reasonable good faith determination of the applicable Loan Party, are not material to the conduct of its business;

(m)          Dispositions of property located outside of the United States (and not moved outside the United States in anticipation of such Disposition);

(n)           Dispositions to effectuate tax reorganizations otherwise permitted by Section 8.06(e); and

(o)           Dispositions that are not permitted by the foregoing provisions of this Section 8.02; provided that (i) any such Disposition is made for fair market value; (ii) no Event of Default shall exist at the time of or shall result from any such Disposition; and (iii) either (A) such Disposition is a Material Disposition, at least 90% of the consideration for such Disposition is payable in cash or cash equivalents and the Company has notified the Agent prior to such Disposition that the Net Cash Proceeds thereof (without any reduction pursuant to clause (a)(v) of the definition of Net Cash Proceeds) shall be applied to prepay Term Loans in accordance with Section 2.11(d) or (B) the aggregate value of all assets disposed of by the Company and its Subsidiaries pursuant to this subsection (o) (excluding Dispositions described in the preceding clause (A)) (x) during any fiscal year, beginning with the Company’s 2011 fiscal year, shall not exceed the greater of (A) $200,000,000 and (B) 10% of the consolidated tangible assets of the Company and its Subsidiaries as of the beginning of such fiscal year and (y) after the Effective Date shall not exceed the greater of (A) $500,000,000 and (B) 25% of the consolidated tangible assets of the Company and its Subsidiaries as reflected in the most recent financial statements delivered pursuant to Section 7.01(a); provided that no Event of Default under the foregoing clause  (x) or (y) shall result from any Disposition to the extent such Disposition was permitted by this Section 8.02(o) at the time such Disposition was made.

8.03         Consolidations and Mergers.  The Company shall not, and shall not permit any other Loan Party to, merge with or consolidate with or into any Person, except the Company or any other Loan Party may merge or consolidate with any other Person so long as (a) at the time of such merger or consolidation, no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction (determined in respect of Sections 8.10 and 8.11 on a pro forma basis as of the last day of the most recent fiscal quarter for which the financial results or other amounts included in the covenant calculations in such Sections are available), (b) if such transaction involves the Company, the Company shall be the continuing or surviving corporation and (c) subject to the last paragraph of this Section 8.03, (i) if such transaction involves a Wholly-Owned Subsidiary (and does not involve the Company), a Wholly-Owned Subsidiary shall be the continuing or surviving Person and (ii) if such transaction involves a non-Wholly-Owned Material Subsidiary (and does not involve the Company or a Wholly-Owned Subsidiary), a Material Subsidiary shall be the continuing or surviving Person.

In addition, any Disposition which would be permitted by Section 8.02 may also be accomplished via a merger or consolidation of a Loan Party and such merger or consolidation shall be permitted pursuant to this Section 8.03.

8.04         Restricted Investments.  The Company shall not:

(a)           make, or permit any Subsidiary to make, any Acquisition that is not a Permitted Acquisition;

(b)           permit the aggregate amount of all Investments in joint ventures or similar Persons (in each case, that are not Loan Parties and excluding Permitted Investments) made by the Company and its Domestic Subsidiaries to exceed $100,000,000 during any fiscal year; or

(c)           make, or permit any Domestic Subsidiary to make, any Investment (other than Permitted Investments) in Foreign Subsidiaries that are not Guarantors, unless, after giving effect to any such Investment, (i) Available Liquidity shall be at least $200,000,000 and (ii) the aggregate amount of such Investments made after the Effective Date shall not exceed $100,000,000 at any one time outstanding (provided that the limitation set forth in this clause (c)(ii) shall not apply at any time that the Total Leverage Ratio is less than or equal to 3.50 to 1.0).

For purposes of clauses (b) and (c) above, “Investment” means, with respect to any Person, any capital contribution (including by way of forgiveness or capitalization of Indebtedness, but excluding (i) any forgiveness of intercompany liabilities of a Subsidiary at the time of, or in contemplation of, a Material Disposition, and (ii) the write-off or write-down of intercompany liabilities in cases where the tax benefit of such a write-off or write-down to the Person making such write-off or write-down would exceed the fair market value of such intercompany liabilities to such Person, as reasonably determined by the Company) made by such Person to any other Person, any loan or advance made by such Person to any other Person, the issuance by such Person of any Guaranty Obligation with respect to financial obligations of any other Person or any other transaction having substantially the same economic effect as any of the foregoing, excluding (a) any sale or lease of goods or the performance of any services on arm’s length terms and (b) the performance of services customarily provided by a parent company to its Subsidiaries in the ordinary course of business on terms substantially consistent with the past practice of the Company and the other Loan Parties.  The amount of any Investment shall be (i) in the case of a capital contribution, the amount thereof (determined, in the case of a non-cash capital contribution, based upon the fair market value of the contributed property on the date of such contribution as reasonably determined by the Company), reduced by the amount of any cash equity return, (ii) in the case of a loan or advance, the amount thereof, reduced by cash repayments of loans and advances (and without regard to any write-down or write-off thereof, other than any write-down or write-off described in the first sentence of this paragraph) and (iii) in the case of a Guaranty Obligation, the amount determined in accordance with the definition of “Contingent Obligation”, reduced by any reduction in amount of Guaranty Obligations with respect to joint ventures or similar entities and/or Foreign Subsidiaries that are not Guarantors.

8.05         Indebtedness; Securitizations.  The Company shall not, and shall not permit any Material Subsidiary to, create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than:

(a)           (i) Permitted Securitizations; provided that the aggregate amount of all Permitted Securitizations entered into by the Company and the Guarantors after the Effective Date shall not at any one time exceed $250,000,000; and (ii) obligations (contingent or otherwise) of the Company or any such Material Subsidiary existing or arising under any Swap Contract permitted under Section 8.12;

(b)           solely with respect to the Material Subsidiaries, (i) Indebtedness arising under the Loan Documents; (ii) unsecured Permitted Acquired Debt; (iii) Indebtedness existing on the Effective Date and listed on Schedule 8.05; (iv) unsecured Indebtedness to the extent included in calculating Contingent Obligations by operation of clause (v) of the last sentence of the definition thereof; and (v) refinancings, extensions or renewals of Indebtedness (and Guaranty Obligations in respect thereof) described in the foregoing clauses (i) through (iv); provided that, in the case of the foregoing clauses (ii) and (iii), the principal amount thereof is not increased); and provided, further, that (A) the Domestic Subsidiaries may collectively have (x) Floor Plan Financing Facilities (to the extent constituting Indebtedness) in an aggregate outstanding principal amount not at any time exceeding $25,000,000 and (y) other Indebtedness (excluding Indebtedness under Floor Plan Financing Facilities) in an aggregate outstanding principal amount not at any time exceeding $50,000,000 (subject to the limitations on secured Indebtedness under Section 8.01); and (B) the Material Foreign Subsidiaries may collectively have Indebtedness in an aggregate outstanding principal amount not at any time exceeding $50,000,000 (subject to the limitations on secured Indebtedness under Section 8.01); and

(c)           solely with respect to the Company, (i) Indebtedness arising under the Loan Documents, (ii) other Indebtedness secured by Liens permitted under Section 8.01; and (iii) unsecured Indebtedness; provided that (A) if such unsecured Indebtedness is in an aggregate principal amount in excess of $50,000,000, the stated maturity date for such unsecured Indebtedness shall not occur prior to the date that is 90 days after the later to occur of the dates set forth in clause (a) of the definitions of “Revolving Maturity Date” and “Term A Maturity Date”, and (B) immediately after giving effect to the incurrence of any such unsecured Indebtedness, the Company shall be in compliance with the financial covenants set forth in Sections 8.09, 8.10 and, if applicable, 8.11, in each case on a pro forma basis.

8.06         Transactions with Affiliates.  The Company shall not, and shall not permit any other Loan Party (other than any Pledgor) to, enter into any transaction with any Affiliate of the Company (other than another Loan Party), except upon fair and reasonable terms no less favorable to the Company or such other Loan Party would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such other Loan Party and except for the following:

(a)           any employment or severance agreement and any amendment thereto entered into by the Company or any other Loan Party in the ordinary course of business;

(b)           transactions between the Company or any other Loan Party and any Leasing Subsidiary (including the contribution of overhead costs consistent with past practice) in the ordinary course of business;

(c)           the payment of reasonable directors’ fees and benefits; provided that the amount of such fees and benefits paid to any Affiliate does not exceed the amount of such fees and benefits paid to any Person that is not otherwise an Affiliate of the Company;

(d)           the provision of officers’ and directors’ indemnification and insurance in the ordinary course of business to the extent permitted by applicable law;

(e)           subject to Sections 7.12 and 8.03, reorganizations of Subsidiaries consummated for the purpose of reducing tax obligations of the Company and its Subsidiaries, so long as the aggregate value of assets owned by the Company and its Domestic Subsidiaries is not materially decreased as a result thereof;

(f)            non-interest bearing intercompany loans or other advances in the ordinary course of business and consistent with past practice;

(g)           the payment of employee salaries, bonuses and employee benefits in the ordinary course of business (including the payment of commissions on behalf of any Leasing Subsidiary by the Company or any other Loan Party consistent with past practices and in the ordinary course of business);

(h)           sales or leases of goods to Affiliates in the ordinary course of business for less than fair market value, but for not less than cost;

(i)            any transaction permitted under Section 8.03, any Investment permitted under Section 8.04 and any Restricted Payment permitted under Section 8.08;

(j)            any contribution of capital to the Company; and

(k)           transactions effected as part of a Permitted Securitization.

8.07         Burdensome Agreements.  The Company shall not, and shall not permit any Domestic Subsidiary (excluding any Leasing Subsidiary or any Securitization Subsidiary) to, be a party to any Contractual Obligation (other than (x) this Agreement or any other Loan Document and (y) any financial covenant in any other agreement evidencing Indebtedness permitted hereunder) that (a) limits the ability (i) of any Domestic Subsidiary to make Restricted Payments to the Company or any Guarantor or to make an equity investment in the Company or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on

Schedule 8.07 (including any amendment thereto that is not prohibited by any Loan Document so long as such agreement, as so amended, is no more materially restrictive with respect to such limitation than such agreement prior to giving effect to such amendment) or (B) at the time any Domestic Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company; (ii) of any Domestic Subsidiary to guarantee any of the Obligations or Guaranteed Obligations or (iii) of the Company or any Domestic Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure any of the Obligations or Guaranteed Obligations or to transfer property of such Person to the Company or any Guarantor (such limitation, a “Negative Pledge”); provided that this clause (iii) shall not prohibit any Negative Pledge incurred or provided in favor of any holder of obligations secured by a Lien permitted under Section 8.01(e), (f), (g), (i), (j), (k), (m), (n) or (o) solely to the extent any such Negative Pledge relates to (A) the property subject to such Lien; (B) the agreement giving rise to such Negative Pledge but only to the extent, and for so long as, such Negative Pledge is not terminated or rendered ineffective by the Uniform Commercial Code or any other applicable law; and/or (C) the proceeds of the foregoing; provided further, that the foregoing shall not apply to Contractual Obligations that (i) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 8.04 and applicable solely to such joint venture entered into in the ordinary course of business; (ii) are customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereunder so long as such restrictions relate solely to the assets or entities subject thereto; (iii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any such Subsidiary; (iv) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and not otherwise prohibited hereunder; or (v) arise solely as a result of a Requirement of Law or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure any of the Obligations or Guaranteed Obligations.

8.08         Restricted Payments; Prepayment of Subordinated Indebtedness.  (a) The Company shall not, and shall not permit any Subsidiary to, declare or make any Restricted Payment (other than (1) dividends and distributions payable solely in common stock of the Company or in rights or options to acquire such common stock, (2) cash payments in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company on any of its Subsidiaries, and (3) that portion of any cash payment actually made by the Company or such Subsidiary representing the “strike price” for any stock option, warrant or other convertible or exchangeable security payable by the holder thereof, but only to the extent such “strike price” was actually received by the Company or such Subsidiary and no netting of such payment was made by the Company or such Subsidiary, in each case, prior to the Company or such Subsidiary making any cash payment in respect of such stock option, warrant or other convertible or exchangeable security); provided that (i) any Subsidiary may make such Restricted Payments to the Company or to another Subsidiary; and (ii) so long as no Event of Default exists or would result therefrom, the Company and its Subsidiaries may make other such Restricted Payments in an aggregate amount not exceeding (A) $50,000,000 during any fiscal year (pro rated for the portion of the fiscal year during which the Effective Date occurs) plus the positive result of (x) 25% of the cumulative net income of the Company and its consolidated Subsidiaries for all fiscal quarters ending after the Effective Date minus (y) the cumulative amount of all such Restricted

Payments made in any fiscal year ending after the Effective Date that exceeded $50,000,000, plus (B)(1) for each of the first four fiscal quarters ending after the Effective Date, $25,000,000 per fiscal quarter (provided, that any portion of such amount for any such fiscal quarter, if not actually used as a Restricted Payment under this clause (ii) of the proviso to Section 8.08(a) in the fiscal quarter for which it is permitted, may be carried over for use as Restricted Payments hereunder in successive fiscal quarters through (and including) the fiscal quarter ending September 30, 2011); and (2) thereafter, $100,000,000 for the most recently ended period of four fiscal quarters (not including the amount of Restricted Payments made pursuant to clause (A)), in each case provided that the Leverage Ratio as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 7.01 was less than 2.0 to 1.0;

(b)           The Company shall not, and shall not permit any Subsidiary to, make any payment with respect to Indebtedness that is expressly subordinate to the Obligations or to any other senior Indebtedness of the Company or such Subsidiary if a Default or an Event of Default exists or would result therefrom.

8.09         Leverage Ratio.  The Company shall not permit the Leverage Ratio as of the last day of any fiscal quarter to be greater than (a) 3.75 to 1.0, during any Collateral Release Period, or (b) 4.50 to 1.0 at any other time.

8.10         Interest Coverage Ratio.  The Company shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 2.50 to 1.0.

8.11         Senior Secured Leverage Ratio.  Except during any Collateral Release Period (during which period this Section 8.11 shall not apply), the Company shall not permit the Senior Secured Leverage Ratio as of the last day of any fiscal quarter shown below to be greater than the applicable ratio set forth opposite such quarter:

Fiscal Quarter(s) Ending	Maximum Senior Secured Leverage Ratio
September 30, 2010; December 31, 2010; March 31, 2011; June 30, 2011; and September 30, 2011	3.25 to 1.0
December 31, 2011; March 31, 2012; June 30, 2012; and September 30, 2012	3.00 to 1.0
December 31, 2012 and thereafter	2.75 to 1.0

8.12         Swap Contracts.  The Company shall not, and shall not permit any Subsidiary to, enter into any Swap Contract, other than Swap Contracts incurred to hedge bona fide business risks and not for speculative purposes.

ARTICLE IX

EVENTS OF DEFAULT

9.01        Event of Default.  Any of the following shall constitute an “Event of Default”:

(a)           Non-Payment.  Any Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or of any L/C Obligation, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

(b)           Representation or Warranty.  Any representation or warranty by any Loan Party made or deemed made herein or in any other Loan Document, or contained in any certificate, document or financial or other statement by any Loan Party or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

(c)           Specific Defaults.  The Company fails to perform or observe any term, covenant or agreement (i) contained in Section 8.01 and such failure continues unremedied for five Business Days after a Responsible Officer has knowledge thereof or (ii) contained in Section 7.03(a), in clause (B)(II) of the proviso to the first sentence of Section 7.13(a) or in any provision of Article VIII (other than Section 8.01); or

(d)           Other Defaults.  The Company or any other Loan Party fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document to which such Person is a party, and such default shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Company by the Agent or any Lender; or

(e)           Cross-Default.  Any Loan Party (i) fails to make any payment in respect of any Indebtedness or Guaranty Obligation (including Indebtedness in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of the Threshold Amount when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Guaranty Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable, or to be required to be repurchased, prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or

(f)            Insolvency; Voluntary Proceedings.  Any Loan Party (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g)           Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Loan Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any Loan Party’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Loan Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Loan Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h)           ERISA.  (i) An ERISA Event shall occur with respect to a Pension Plan or, to the knowledge of the Company, Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company or any ERISA Affiliate under Title IV of ERISA to such Pension Plan or Multiemployer Plan or to the PBGC in an aggregate amount for all such Pension Plans and Multiemployer Plans in excess of the Threshold Amount; or (ii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(i)            Judgments.  (i) One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary and known to a Responsible Officer involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, in excess of the Threshold Amount, or (ii) one or more non-monetary final judgments is entered against the Company or any Subsidiary that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case the same shall remain unsatisfied, unvacated and unstayed pending appeal or otherwise for a period of 30 days after the entry thereof; or

(j)            Change of Control.  There occurs any Change of Control; or

(k)           Invalidity of Loan Documents.  Any Loan Document is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect (other than in accordance with its terms); any Loan Party (or any Person acting on behalf of any Loan Party) contests in any manner the validity or enforceability of any Loan Document to which it is a party or denies that it has any further liability or obligation thereunder; any Loan Party (or any Person acting on behalf of any Loan Party) contests in any manner the validity, perfection or priority of any Lien on a material portion of the Collateral purported to be covered thereby; or any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 8.01) on a material portion of the Collateral purported to be covered thereby.

9.02        Remedies.  If any Event of Default has occurred and is continuing, the Agent shall, at the request of, or may, with the consent of, the Required Lenders:

(a)           declare the Commitments of the applicable Lenders to make Loans and any obligation of the Issuers to Issue Letters of Credit to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)           declare an amount equal to the Dollar Equivalent of the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

(c)           require that the Company Cash Collateralize the L/C Obligations, the Swing Line Loans and the Fronted Offshore Currency Loans (in an amount equal to the then outstanding amount thereof); and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided that upon the occurrence of any event specified in subsection (f) or (g) of Section 9.01 with respect to the Company (or, in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), any obligation of each Lender to make Loans and any obligation of each Issuer to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, any Issuer or any Lender.

9.03        Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X

THE AGENT

10.01      Appointment and Authority.  Each of the Lenders and the Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuers, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02      Rights as a Lender.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

10.03      Exculpatory Provisions.  The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct.  The Agent shall be deemed not to have knowledge of any

Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Company, a Lender or an Issuer.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default; (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

10.04      Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuer, the Agent may presume that such condition is satisfactory to such Lender or such Issuer unless the Agent shall have received notice to the contrary from such Lender or such Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05      Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Agent.  The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

10.06      Resignation of Agent.  The Agent may at any time give notice of its resignation to the Lenders, the Issuers and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (which consent shall not be unreasonably withheld or delayed and which consent shall not be required during the existence of an Event of Default), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and consented to by the Company (such consent not to be unreasonably withheld or delayed) and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuers, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and each Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as an Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer and Swing Line Lender, (b) the retiring Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuer to effectively assume the obligations of the retiring Issuer with respect to such Letters of Credit.

10.07      Non-Reliance on Agent and Other Lenders.  Each Lender and each Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08      No Other Duties, Etc.  Anything herein to the contrary notwithstanding, no Person listed on the cover page hereof or elsewhere herein as a Co-Lead Arranger, the Syndication Agent or a Co-Documentation Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender or an Issuer hereunder.

10.09      Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuers and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuers and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuers and the Agent under Sections 2.14, 3.08 and 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuer to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and the Issuers, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.14 and 11.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10      Collateral and Guaranty Matters.  The Agent shall, and the Lenders and the Issuers irrevocably authorize the Agent to, at the sole cost and expense of the Company:

(a)           release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Revolving Commitments and payment in full in cash of all Obligations (other than contingent indemnification obligations, and any Obligations arising under any Rate Swap Document or Cash Management Agreement) and the expiration or termination of all Letters of Credit (other than Supported Letters of Credit), (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition or Investment permitted hereunder or under any other Loan Document, (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders or (iv) pursuant to Section 7.13(d);

(b)           subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(j) or (k); and

(c)           release any Guarantor from its obligations under the Subsidiary Guaranty if, after giving effect to such release, the Company is in compliance with Section 7.12.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 10.10.

10.11      Withholding Tax.  (a)(i)  If any Lender is a “foreign corporation, partnership or trust” within the meaning of the Code (a “Foreign Lender”) and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent and the Company, to deliver to the Agent and the Company:

(A)          if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form W-8BEN before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(B)          if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement; and

(C)          such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Each such Lender agrees to promptly notify the Agent and the Company of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(ii)           If any Foreign Lender claims exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, such Lender agrees with and in favor of the Agent and the Company to deliver to the Agent and the Company a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Lender delivers a Form W-8, a certificate representing that such Lender is not a “bank” for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code)).

(b)           If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrowers owing to such Lender, such Lender agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of such Obligations.  To the extent of such percentage amount, the Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

(c)           If any Lender claiming exemption from United States withholding tax by filing IRS Form W-8ECI with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrowers owing to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(d)           If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

(e)           If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs).  The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

10.12      Cash Management Agreements and Rate Swap Documents.  No Guaranteed Creditor (in its capacity as a party to a Cash Management Agreement and/or Rate Swap Document) that obtains the benefits of the remedies and application of proceeds provisions contained in any Loan Document by virtue of the provisions hereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article X to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Cash Management Agreements and Rate Swap Documents unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable Lender (or Affiliate thereof) that is party to such Cash Management Agreement or Rate Swap Document, as applicable and as the case may be.

ARTICLE XI

MISCELLANEOUS

11.01      Amendments and Waivers.  Except as expressly provided elsewhere in any Loan Document, no amendment or waiver of any provision of this Agreement or any other Loan

Document, and no consent with respect to any departure by the Company or any other Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a)           no such waiver, amendment, or consent shall, unless in writing and signed by each Lender directly affected thereby and the Company and acknowledged by the Agent, do any of the following:

(i)            increase or extend the Commitment of such Lender (or reinstate any Commitment of such Lender terminated pursuant to Section 9.02), except as otherwise provided in Sections 2.20 and 2.21 with respect to increases or extensions of the Commitments;

(ii)           postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, reimbursement obligations with respect to Letters of Credit or other amounts due to such Lender hereunder or under any other Loan Document, including any mandatory prepayment required pursuant to Section 2.11(a) or (b), or reduce any scheduled or mandatory payment of principal of any Loan; or

(iii)          reduce or forgive the principal of, or the rate of interest specified herein on any Loan, any reimbursement obligations with respect to Letters of Credit or (subject to clause (ix) of the last paragraph of this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document; and

(b)           no such waiver, amendment or consent shall, unless in writing and signed by each Lender and the Company and acknowledged by the Agent, do any of the following:

(i)            reduce the percentage specified in the definition of “Required Lenders” or the definition of “Total Percentage”;

(ii)           amend this Section, Section 2.18 or any provision herein providing for consent or other action by all Lenders; or

(iii)          except pursuant to the Holdco Reorganization, release OSK from its obligations under Article XII;

(iv)          release all or substantially all of the Guarantors from their obligations under the Subsidiary Guaranty (other than pursuant to a transaction expressly permitted hereunder) or amend or consent to any waiver of Section 7.12 in a manner that would adversely affect any Lender; or

(v)           release all or substantially all of the collateral subject to the Collateral Documents, except pursuant to Section 7.13(d);

and, provided, further, that (i) no amendment, waiver or consent shall affect the rights or duties of any Issuer under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it without the written consent of such Issuer; (ii) no amendment, waiver or consent shall affect the rights or duties of the Agent under this Agreement or any other Loan Document without the written consent of the Agent; (iii) no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement or any other Loan Document without the written consent of the Swing Line Lender; (iv) no amendment, waiver or consent shall affect the rights or duties of any Fronting Lender under this Agreement or any other Loan Document without the written consent of such Fronting Lender; (v) no amendment, waiver or consent shall (A) change the definition of “Supported Letter of Credit” or (B) change the provisions of Section 3.01(c) or Section 3.07 without, in each case, the written consent of the Required Revolving Lenders; (vi) no amendment, waiver or consent shall obligate any Revolving Lender to make a Revolving Loan during the existence of an Event of Default without the written consent of the Required Revolving Lenders; (vii) no change, directly or indirectly, in the definition of “Required Revolving Lenders”, “Required Term Lenders”, “Required Term A Lenders” or “Required Add-On Term Lenders” shall be effective unless in writing and signed by each Revolving Lender, each Term Lender (in the case of any amendment to “Required Term Lenders”) or each Term Lender under the applicable Term Facility (in the case of any amendment to either “Required Term A Lenders” or “Required Add-On Term Lenders”), respectively; (viii) no amendment, waiver or consent shall modify the allocation of any payment between the Term Loans without the consent of the Required Term Lenders; and (ix) any Rate Swap Document, any Cash Management Agreement and the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.  Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Section 2.20 or 2.21, as applicable, to be delivered in connection with an increase to the Revolving Commitments or Term Commitments, this Agreement and each other applicable Loan Document (if any) shall be deemed amended without further action by any party to reflect, as applicable, the new Lenders and their new Commitments and any increase in the Commitment of any existing Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely (other than as a result of the relative size of its Commitment) than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, and in each case subject to Section 2.21, this Agreement may be amended with the written consent of the Agent and the Company (in each case, such consent not to be unreasonably withheld or delayed) (i) to add one or more additional term loan facilities to this Agreement (and to make any necessary or desirable changes to implement such additional term loan facilities) and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Agent and approved by the Company, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

11.02      Notices.  (a) Except as otherwise provided herein, all notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by(i) facsimile transmission, provided that any matter transmitted by the Company by facsimile (A) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02 (or, in the case of a Lender other than Bank of America, in such Lender’s Administrative Questionnaire), and (B) shall be followed promptly by delivery of a hard copy original thereof, and (ii) electronic transmission, as more fully set forth in clause (c) below) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02 (or, in the case of a Lender other than Bank of America, in such Lender’s Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company); or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

(b)           All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed or delivered, upon delivery; provided that notices pursuant to Article II, III or X to the Agent shall not be effective until actually received by the Agent, and notices pursuant to Article III to any Issuer shall not be effective until actually received by such Issuer at the address specified on Schedule 11.02 (or, in the case of an Issuer other than Bank of America, in such Issuer’s Administrative Questionnaire); and provided, further, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           Notices and other communications to the Lenders and the Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, but only by e-mail as to any electronic communications to any Issuer) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuer pursuant to Article II if such Lender or Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)           Any agreement of the Agent and the Lenders herein to receive certain notices by telephone, facsimile or electronic transmission is solely for the convenience and at the request of the Company.  The Agent and the Lenders shall be entitled to rely on the authority of any Person identifying himself or herself as, and reasonably appearing to be, a Person authorized by the Company to give such notice and the Agent and the Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Lenders in good faith in reliance upon such telephonic, facsimile or electronic notice.  The obligation of the Borrowers to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic, facsimile or electronic notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic, facsimile or electronic notice.

11.03      No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof;  nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.04      Costs and Expenses; Indemnification.

(a)           The Company shall pay (i) all reasonable and documented out of pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable out of pocket expenses incurred by the Issuers in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) all out of pocket expenses incurred by the Agent, any Lender or any Issuer (including the fees, charges and disbursements of one counsel for the Agent, the Lenders and the Issuers in the aggregate, in connection with the enforcement or protection of their respective rights during the existence of any Default or Event of Default (A) in connection with this Agreement and the other Loan Documents, including their rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           The Company shall indemnify each Agent-Related Person, each Lender, each Issuing Bank and each of the Related Parties of such Person (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel for the Lead Agents and one counsel for all other Indemnitees (except in each case to the extent that separate counsel would be required as the result of any conflict of interest)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents); (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit but excluding, solely as between the Company and such Issuer and without affecting the liability of the Company to any other Indemnitee, any action or omission for which such Issuer has agreed in writing it is not entitled to indemnification hereunder); (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Claim related in any way to the Company or any of its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) result from a breach by a Lender of Section 11.08; (B) arise from disputes between Indemnitees; (C) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or the use by such Indemnitee of confidential information in a manner that violates any Federal or state securities law; (D) constitute customary expenses for a Lender in connection with review of credit documentation and the closing of this Agreement; or (E) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) to be paid by it to any Agent-Related Person or any Related Party of such Agent-Related Person, each Lender severally agrees to pay to such Agent-Related Person such Lender’s Total Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such, or against any Related Party acting for such Agent-Related Person in connection with such capacity.  The obligations of the Lenders under this subsection (c) (i) are subject to the provisions of Section 2.18 and (ii) shall not in any way limit the obligations of the Company under this Section 11.04.

(d)           To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by third parties of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           The obligations in this Section shall survive payment of all other Obligations.  At the election of any Indemnitee, the Company shall defend such Indemnitee using legal counsel satisfactory to such Indemnitee in such Person’s sole discretion, at the sole cost and expense of the Company.  All amounts owing under this Section shall be paid within 30 days after demand (which demand shall be accompanied by a statement from the applicable Indemnitee setting forth such amounts in reasonable detail).

11.05      Marshalling; Payments Set Aside.  Neither the Agent nor the Lenders shall be under any obligation to marshall any assets in favor of any Borrower or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Borrower makes a payment to the Agent or the Lenders, or the Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable Percentage of any amount so recovered from or repaid by the Agent.

11.06      Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

11.07      Assignments, Participations, Etc.

(a)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.07(a), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of (1) an assignment of the entire remaining amount of the assigning Lender’s Loans of a particular Class at the time owing to it and the related Commitment (if any) or (2) an assignment to an Affiliate of a Lender, no minimum amount need be assigned; and

(B)          in any case not described in clause (A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (1) $5,000,000, in the case of any assignment of Revolving Loans and/or Revolving Commitments or (2) $2,500,000, in the case of any assignment in respect of Term Loans and/or Term Commitments, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans, (B) apply to any Fronting Lender’s rights and obligations in respect of Fronted Offshore Currency Loans and/or Fronted Offshore Currency Commitments or (C) prohibit any Lender from assigning all or a portion of its rights and obligations among the separate credit facilities hereunder on a non-pro rata basis;

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by clause (i)(B) above and, in addition:

(A)          the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to an Affiliate of the assigning Lender or an Approved Fund;

(B)          the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term

Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)          the consent of each Issuer, the Swing Line Lender and each Fronting Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and/or Revolving Commitments to an Assignee other than a Revolving Lender.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made (A) to any Borrower or any Affiliate or Subsidiary of any Borrower or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)         Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (b) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such

Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01, 4.03, 4.04 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the applicable Borrower (at its expense) shall execute and deliver a Note to the Assignee.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) below.

(b)           Register.  The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s Payment Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)           Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or the Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, any Borrower or any Affiliate or Subsidiary of any Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations, Swing Line Loans and/or Fronted Offshore Currency Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the applicable Borrower, the Agent, the Lenders and the Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (d) below, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01 and 4.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(a).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18 as though it were a Lender.  Each Lender that sells a participating interest under this clause (c) shall, as agent of the Borrower solely for the purposes of this clause (c), record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests.

(d)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 4.01 or 4.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the applicable Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.01 unless the applicable Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of such Borrower, to comply with Section 10.11 as though it were a Lender.

(e)           Certain Pledges.  Any Lender may, without the consent of the Agent or the Company, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f)            Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)           Resignation as an Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time any Revolving Lender acting as an Issuer or the Swing Line Lender assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (a) above, such Person may, as applicable, (i) upon 30 days’ notice to the Borrowers, the Lenders and the Agent, resign as an Issuer and/or (ii) upon 30 days’ notice to the Borrowers and the Agent, resign as the Swing Line Lender.  In the event of any such resignation of an Issuer or the Swing Line Lender, the Company shall be entitled to appoint from among the Revolving Lenders (with the consent of such appointee) a successor Issuer or Swing Line Lender hereunder, as applicable; provided that no failure by the Company to appoint any such successor shall affect the resignation of such Person as an Issuer or as the Swing Line Lender, as the case may be.  If a Person resigns as an Issuer, it shall retain all the rights, powers, privileges and duties of an Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in unreimbursed amounts under Letters of Credit pursuant to Section 3.03).  If a Person resigns as the Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.06(b).

Upon the appointment of a successor Issuer, (a) such successor Issuer shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer and (b) such successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuer to effectively assume the obligations of such retiring Issuer with respect to such Letters of Credit.  Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender.

11.08      Confidentiality.  Each Lender agrees to maintain the confidentiality of all information provided to it by or on behalf of the Company or any Subsidiary, or by the Agent on the Company’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender or its Affiliates, or (ii) was or becomes available on a non-confidential basis from a source other than the Company or a Subsidiary, provided that such source is not bound by a confidentiality agreement with the Company known to the Lender; provided that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding involving the Company to which the Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender’s independent auditors, trustees and other professional advisors; (G) to any Participant or Assignee, actual or potential, any Eligible Assignee invited to be a Lender pursuant to Section 2.20(c) or 2.21(c) or to any direct, indirect, actual or prospective counterparty to any swap, derivative or securitization transaction related to the Obligations, provided that, in each case, such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (H) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party with such Lender or such Affiliate; (I) to its Affiliates, provided that such Affiliate is advised of the confidentiality requirements set forth herein and agrees in writing (for the benefit of the Company) to keep such information confidential to the same extent required hereunder (it being understood that each Lender shall be liable for the breach by any of its Affiliates of any such confidentiality requirement); and (J) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio in connection with ratings issued with respect to such Lender.  Each Lender will, so long as not prohibited from doing so by any Requirement of Law, notify the Company of any request for information of the type referred to in clause (B) or (C) above prior to disclosing such information so that the Company may seek appropriate relief from any applicable court or other Governmental Authority.

11.09      Set-off.  In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender and each of its Affiliates is authorized at any time and from time to time, without prior notice to any Borrower, any such notice being waived by each Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or such Affiliate to or for the credit or the account of such Borrower against any and all Obligations and/or Guaranteed Obligations owing to such Lender or such Affiliate, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations and/or Guaranteed Obligations may be denominated in a different currency, contingent or unmatured.  Each Lender agrees promptly to notify the Company and the Agent after any such set-off and application made by such Lender or such Affiliate; provided that the failure to give such notice shall not affect the validity of such set-off and application; and provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 3.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations and/or Guaranteed Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

11.10      Automatic Debits of Fees.  With respect to any commitment fee, arrangement fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, any Issuer or Bank of America under the Loan Documents, the Company hereby irrevocably authorizes Bank of America to debit any deposit account of the Company with Bank of America in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense (it being understood and agreed that the Agent may from time to time in its sole discretion agree to any other methods of payment); provided that so long as no Event of Default has occurred and is continuing, Bank of America has given notice to the Company thereof not later than the date prior to the date of such debit.  If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed so as not to create an overdraft (in whole or in part, in Bank of America’s sole discretion) and such amount not debited shall be deemed to be unpaid.  No such debit under this Section shall be deemed a set-off.

11.11      Notification of Addresses, Lending Offices, Etc.  Each Lender shall notify the Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

11.12      Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

11.13      Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.  Without limiting the foregoing provisions of this Section 11.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent or any Issuer, Swing Line Lender or Fronting Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.14      No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the Lead Agents and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.15      Governing Law and Jurisdiction.  (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS (WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED THAT THE BORROWERS, THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE BORROWERS, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  THE BORROWERS, THE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

11.16      WAIVER OF JURY TRIAL.  THE BORROWERS, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  THE BORROWERS, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A

JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.17      Judgment.  If, for the purposes of filing a claim or obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to the Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent or such Lender in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Lender or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent or such Lender in such currency, the Agent or such Lender agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

11.18      Entire Agreement.  This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrowers, the Lenders and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

11.19      USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Agent, as applicable, to identify such Borrower in accordance with the Act.

11.20      Amendments Effecting a Maturity Extension.  In addition, notwithstanding any other provision of this Agreement to the contrary:

(a)           The Company may, by written notice to the Agent (who shall forward such notice to all applicable Lenders) make an offer (each such offer, a “Loan Modification Offer”) to all the

Lenders of any Class (including any tranche of Add-On Term Loans) to make one or more amendments or modifications to allow the maturity of the Loans and/or Commitments of the Accepting Lenders (as defined below) to be extended, and, in connection with such extension, to (i) reduce, eliminate or otherwise modify the scheduled amortization of the applicable Loans of the Accepting Lenders, (ii) increase the Applicable Percentage and/or fees payable with respect to the applicable Loans and/or Commitments of the Accepting Lenders and the payment of additional fees or other consideration to the Accepting Lenders, and/or (iii) change such additional terms and conditions of this Agreement solely as applicable to the Accepting Lenders (such additional changed terms and conditions (to the extent not otherwise approved by the requisite Lenders under Section 11.01) to be effective only during the period following the original maturity date prior to its extension by such Accepting Lenders) (collectively, “Permitted Amendments”) pursuant to procedures reasonably acceptable to each of the Agent and the Company.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 45 Business Days after the date of such notice).  Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made.  The Company, each other Loan Party and each Accepting Lender shall execute and deliver to the Agent a loan modification agreement (“Loan Modification Agreement”) and such other documentation as the Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof.  The Agent shall promptly notify each Lender as to the effectiveness of the Loan Modification Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of the Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made.  The Company may effectuate no more than one Loan Modification Agreement as to each Class of Loans.

(b)           Any amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Loan Party therefrom, made to effect any Permitted Amendment that by its express terms amends or modifies the rights or duties under this Agreement or such other Loan Document of one or more Classes of Lenders (but not of one or more other Classes of Lenders) may be effected by an agreement or agreements in writing signed by the Agent, the Company or the applicable Loan Party, as the case may be, and the requisite percentage in interest of each affected Class of Lenders that would be required to consent thereto under Section 11.01 as if all such affected Classes of Lenders were the only Lenders hereunder at the time.

(c)           This Section shall supersede any provisions of this Agreement to the contrary, including Section 2.18 or 11.01, it being understood, however, that nothing in this Section shall impair or limit the effectiveness of any amendment effectuated in accordance with Section 11.01 (including, without limitation, any amendment effectuated simultaneously with any Permitted Amendment).

11.21      No Fiduciary or Implied Duties.  The Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that in acting as a Lead Agent, no Lead Agent will have responsibility except as set forth in this Agreement and shall in no event be subject to any fiduciary or other implied duties.  The Company waives and releases, to the fullest extent permitted by law, any claims that it may have against any Lead Agent with respect to any breach or alleged breach of agency or fiduciary duty.

11.22      Termination of Existing Credit Agreement; Waiver of Notice of Prepayment.  The Company and the Lenders that are parties to the Existing Credit Agreement agree that concurrently with the effectiveness hereof, all “Commitments” under and as defined in the Existing Credit Agreement shall terminate and the Existing Credit Agreement shall be of no further force or effect (except for provisions thereof that by their terms survive termination thereof).  By its signature hereto, each Lender that is a lender under the Existing Credit Agreement hereby waives the notice requirement otherwise applicable to the Company under Section 2.09 of the Existing Credit Agreement in respect of the Company’s prepayment of the loans thereunder.

11.23      Holdco Reorganization.

(a)           Subject to clause (b), the Company may elect to enter into a transaction or series of related transactions pursuant to which it may implement a new holding company structure (as detailed in this clause (a), the “Holdco Reorganization”). In connection with the Holdco Reorganization, the Company shall take such actions (including the creation of new Persons and the transfer or other exchange of Capital Stock and/or assets) and consummate such transactions as its officers and directors deem reasonably necessary or desirable to create a holding company entity (“Holdco”) that will hold, directly or indirectly, all of the issued and outstanding Capital Stock of OSK and its wholly-owned Subsidiaries in existence at such time.  Simultaneously with the consummation of the Holdco Reorganization, Holdco shall assume all of the liabilities and obligations of the Company under the Loan Documents and shall enter into such additional Loan Documents as the Agent may reasonably require such that Holdco will (i) pledge all of the Capital Stock of OSK to the Agent, for the benefit of the Lenders, (ii) guarantee (consistent with the provisions of Article XII) any and all Obligations and Guaranteed Obligations and (iii) cause those of its applicable Subsidiaries (including OSK) to comply with the terms of the Loan Documents (including Sections 7.12 through 7.14).

(b)           The following shall constitute the conditions precedent to (which shall be satisfied either before or substantially simultaneously with) the consummation of the Holdco Reorganization:

(i)            Holdco shall have been duly incorporated as a corporation organized under the laws of any state of the United States, with Organization Documents reasonably satisfactory in form and substance to the Agent, and, pursuant to such Organization Documents, Holdco shall have elected a board of directors and Holdco shall have elected and qualified officers authorized to act for Holdco.

(ii)           Holdco shall have received a tax identification number from the Internal Revenue Service.

(iii)          The Agent shall have received all of the following, in form and substance reasonably satisfactory to the Agent, each duly executed by all applicable parties:

(A)          an assumption and amendment agreement satisfactory to Holdco, the Company and the Agent, together with such other Loan Documents as specified in clause (a) above;

(B)          a certificate signed by a Responsible Officer of each of Holdco and the Company certifying as to the conditions set forth in Section 5.02;

(C)          to the extent applicable, all documents, instruments and other certificates required to be delivered under Section 5.03;

(D)          copies of the agreements, instruments and other documents entered into by all necessary parties pertaining to the transactions effecting the Holdco Reorganization;

(E)           evidence that upon consummation of the transactions described herein, Holdco and its Subsidiaries, on a consolidated basis, shall have a corporate family rating from each of Moody’s and S&P that is the same as or better than the ratings from each for OSK and its Subsidiaries on a consolidated basis immediately prior to the consummation of such transactions; and

(F)           such other documents, instruments and other information as any Lead Agent may reasonably request.

(c)           This Section shall supersede any provision in any Loan Document to the contrary, including Article VIII and Section 11.01.

ARTICLE XII

COMPANY GUARANTY

12.01      The Guaranty.  In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Company from the proceeds of the Loans and the issuance of the Letters of Credit, the Company hereby agrees with the Lenders as follows: the Company hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of the Subsidiary Borrowers to the Guaranteed Creditors.  If any or all of the Guaranteed Obligations of such Borrowers to the Guaranteed Creditors becomes due and payable hereunder, the Company unconditionally promises to pay such indebtedness to the Agent and/or the Lenders, on demand, together with any and all expenses which may be incurred by the Agent or the Lenders in collecting any such Guaranteed Obligations.  If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any Guaranteed Obligations of the Subsidiary Borrowers and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or

(ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrowers), then and in such event the Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Company, notwithstanding any revocation of this Guaranty or other instrument evidencing any liability of any Borrower, and the Company shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

12.02      Insolvency.  Additionally, the Company unconditionally and irrevocably guarantees the payment of the Dollar Equivalent of any and all of the Guaranteed Obligations of the Subsidiary Borrowers to the Guaranteed Creditors whether or not due or payable by any Borrower upon the occurrence of any of the events specified in Section 9.01(f) or (g), and unconditionally promises to pay the Dollar Equivalent of such Guaranteed Obligations to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

12.03      Nature of Liability.  The liability of the Company hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of any Borrower whether executed by the Company, any other guarantor or by any other party, and the liability of the Company hereunder is not affected or impaired by (a) any direction as to application of payment by any Borrower or by any other party; or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of any Borrower; or (c) any payment on or in reduction of any such other guaranty or undertaking; or (d) any dissolution, termination or increase, decrease or change in personnel by any Borrower; or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to any Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Company waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

12.04      Independent Obligation.  The obligations of the Company hereunder are independent of the obligations of any other guarantor, any other party or any Borrower, and a separate action or actions may be brought and prosecuted against the Company whether or not action is brought against any other guarantor, any other party or any Borrower and whether or not any other guarantor, any other party or any Borrower is joined in any such action or actions.  The Company waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by a Borrower or other circumstance which operates to toll any statute of limitations as to such Borrower shall operate to toll the statute of limitations as to the Company’s obligations under this Article XII.

12.05      Authorization.  The Company authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)           change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)           take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c)           exercise or refrain from exercising any rights against any Borrower or others or otherwise act or refrain from acting;

(d)           release or substitute any one or more endorsers, guarantors, Borrowers or other obligors;

(e)           settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Guaranteed Creditors;

(f)            apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Company or any Borrower remain unpaid;

(g)           consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements; and/or

(h)           take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Company from its liabilities under this Guaranty;

it being understood that the foregoing shall not permit any action by the Agent or any Lender that is not otherwise permitted by this Agreement or any other Loan Document.

12.06      Reliance.  It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of any Borrower or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

12.07      Subordination.  Any of the indebtedness of each Borrower relating to the Guaranteed Obligations now or hereafter owing to the Company is hereby subordinated to the Guaranteed Obligations of such Borrower owing to the Guaranteed Creditors, and if the Agent so requests at a time when an Event of Default exists, all such indebtedness relating to the Guaranteed Obligations of such Borrower to the Company shall be collected, enforced and received by the Company for the benefit of the Guaranteed Creditors and be paid over to the Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations of such

Borrower to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of the Company under the other provisions of this Guaranty.  Prior to the transfer by the Company of any note or negotiable instrument evidencing any of the indebtedness relating to the Guaranteed Obligations of such Borrower to the Company, the Company shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.  Without limiting the generality of the foregoing, the Company hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

12.08      Waiver.

(a)           The Company waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever.  The Company waives any defense based on or arising out of any defense of any Borrower, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of any Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment in full of the Guaranteed Obligations.  The Guaranteed Creditors may, at their election, foreclose on any security held by the Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of the Company hereunder except to the extent the Guaranteed Obligations have been paid.  The Company waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Company against any Borrower or any other party or any security.

(b)           Except as otherwise expressly provided in this Agreement, the Company waives all presentments, demands for performance, protests and notices, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations.  The Company assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Company assumes and incurs hereunder, and agrees that the Agent and the Lenders shall have no duty to advise the Company of information known to them regarding such circumstances or risks.

12.09      Nature of Liability.  It is the desire and intent of the Company and the Guaranteed Creditors that this Guaranty shall be enforced against the Company to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  If, however, and to the extent that, the obligations of the Company under this Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the Guaranteed Obligations shall be deemed to be reduced and the Company shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

OSHKOSH CORPORATION

By:	/s/ R. Scott Grennier
Name: R. Scott Grennier
Title: Vice President and Treasurer

Signature page to Oshkosh Credit Agreement

BANK OF AMERICA, N.A., as Agent

By:	/s/ Linda K. Lov
Name: Linda K. Lov
Title: Assistant Vice President

BANK OF AMERICA, N.A., as a Lender, as an Issuer and as Swing Line Lender

By:	/s/ Steven K. Kessler
Name: Steven K. Kessler
Title: Senior Vice President

Signature page to Oshkosh Credit Agreement

JPMORGAN CHASE BANK, N.A., as Syndication Agent, as an Issuer and as a Lender

By:	/s/
Title: Vice President

Signature page to Oshkosh Credit Agreement

THE ROYAL BANK OF SCOTLAND plc, as Co-Documentation Agent and as a Lender

By:	/s/ Angela Reilly
Name: Angela Reilly
Title: Managing Director

Signature page to Oshkosh Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent and as a Lender

By:	/s/ Thomas P. Trail
Name: Thomas P. Trail
Title: Director

Signature page to Oshkosh Credit Agreement

SunTrust Bank, as a Lender

By:	/s/ David Fournier
Name: David Fournier
Title: Vice President

Signature page to Oshkosh Credit Agreement

Credit Agricole Corporate and Investment Bank

By:	/s/ Joseph Philbin
Name: Joseph Philbin
Title: Director

By:	/s/ Matthias Guillet
Name: Matthias Guillet
Title: Director

Signature page to Oshkosh Credit Agreement

TD BANK, N.A.

By:	/s/ Edward (Ted) Hopkinson
Name:	Edward (Ted) Hopkinson
Title:	Senior Vice President

Signature page to Oshkosh Credit Agreement

U.S. Bank, National Association, as a Lender

By:	/s/ Caroline V. Krider
Name:	Caroline V. Krider
Title:	SVP

Signature page to Oshkosh Credit Agreement

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Michael Leong
Name:	Michael Leong
Title:	Senior Vice President

Signature page to Oshkosh Credit Agreement

Comerica Bank, as a Lender

By:	/s/ Heather Whiting
Name:	Heather Whiting
Title:	Vice President

Signature page to Oshkosh Credit Agreement

Sumitomo Mitsui Banking Corporation

By:	/s/ Yasuhiko Imai
Name:	Yasuhiko Imai
Title:	Group Head

Signature page to Oshkosh Credit Agreement

RAYMOND JAMES BANK, FSB

By:	/s/ James M. Armstrong
Name:	James M. Armstrong
Title:	Vice President

Signature page to Oshkosh Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Daniel T. Laurenzi
Name:	Daniel T. Laurenzi
Title:	Vice President

Signature page to Oshkosh Credit Agreement

CAPITAL ONE LEVERAGE FINANCE CORP., as a Lender

By:	/s/ Paul Dellova
Name:	Paul Dellova
Title:	Senior Vice President

Signature page to Oshkosh Credit Agreement

Caterpillar Financial Services Corporation

By:	/s/ Michael M. Ward
Name:	Michael M. Ward
Title:	Credit and Operations Manager

Signature page to Oshkosh Credit Agreement

CREDIT INDUSTRIEL ET COMMERCIAL,
as a Lender

By:	/s/ Brian O’Leary
Name:	Brian O’Leary
Title:	Managing Director

By:	/s/ Marcus Edward
Name:	Marcus Edward
Title:	Managing Director

Signature page to Oshkosh Credit Agreement

THE HUNTINGTON NATIONAL BANK

By:	/s/ Joe Tonges
Name:	Joe Tonges
Title:	Vice President

Signature page to Oshkosh Credit Agreement

Mizuho Corporate Bank, Ltd., as a Lender

By:	/s/ Robert Gallagher
Name:	Robert Gallagher
Title:	Authorized Signatory

Signature page to Oshkosh Credit Agreement

The Northern Trust Company, as a Lender

By:	/s/ Roger McDougal
Name:	Roger McDougal
Title:	Senior Vice President

Signature page to Oshkosh Credit Agreement

Associated Bank, National Association

By:	/s/ Brian Cota
Name:	Brian Cota
Title:	Vice President

Signature page to Oshkosh Credit Agreement

Bank of the West, a California Banking Corporation, as a Lender

By:	/s/ David Wang
Name:	David Wang
Title:	Vice President

Signature page to Oshkosh Credit Agreement

Banco de Sabadell, S.A. — Miami Branch, as a Lender

By:	/s/ Maurici Llado
Name:	Maurici Llado
Title:	Senior Vice President
Corporate & Investment Banking Director

Signature page to Oshkosh Credit Agreement

City National Bank, N.A., as a Lender

By:	/s/ Scott Johnson
Name:	Scott Johnson
Title:	Vice President

Signature page to Oshkosh Credit Agreement

RZB Finance LLC, as a Lender

By:	/s/ Christoph Hoedl
Name:	Christoph Hoedl
Title:	First Vice President

By:	/s/ Randall Abrams
Name:	Randall Abrams
Title:	Vice President

Signature page to Oshkosh Credit Agreement

SCHEDULE 1.01(a)

PRICING SCHEDULE

During the six-month period immediately following the Effective Date, the Applicable Offshore Rate Margin shall be 300 bps and the Applicable Base Rate Margin shall be 200 bps.  Thereafter, the Applicable Offshore Rate Margin and the Applicable Base Rate Margin, as applicable, with respect to Revolving Loans, Swing Line Loans and Term A Loans, the Applicable Letter of Credit Fee Rate and the Applicable Commitment Fee Percentage shall be the applicable rate per annum set forth in the tables below, subject to the paragraph below such tables (based on the applicable corporate family ratings status) opposite the Leverage Ratio.

RATINGS STATUS 1:  Corporate family ratings are lower than BB- (stable) by S&P or lower than Ba3 (stable) by Moody’s:

Level	Leverage Ratio	Applicable Margin for Offshore Rate Loans and Letter of Credit Fee*	Applicable Margin for Base Rate Loans	Commitment Fee
I	> 3.75x	350 bps	250 bps	50 bps
II	< 3.75x	325 bps	225 bps	50 bps
III	< 2.75x	300 bps	200 bps	50 bps
IV	< 1.75x	275 bps	175 bps	45 bps
V	< 0.75x	250 bps	150 bps	40 bps

RATINGS STATUS 2:  Corporate family ratings are BB- (stable) or higher by S&P and Ba3 (stable) or higher by Moody’s:

Level	Leverage Ratio	Applicable Margin for Offshore Rate Loans and Letter of Credit Fee*	Applicable Margin for Base Rate Loans	Commitment Fee
I	> 3.75x	325 bps	225 bps	50 bps
II	< 3.75x	300 bps	200 bps	50 bps
III	< 2.75x	275 bps	175 bps	50 bps
IV	< 1.75x	250 bps	150 bps	45 bps
V	< 0.75x	225 bps	125 bps	40 bps

*                                         The Applicable Letter of Credit Fee Rate for Letters of Credit to support a Person’s performance obligations (which shall not include any payment obligation) in respect of customer contracts shall equal 50% of the Applicable Letter of Credit Fee Rate set forth above.

After the six-month period immediately following the Effective Date, the applicable Level shall be adjusted, to the extent applicable, 45 days (or, in the case of the last fiscal quarter of any fiscal year, 105 days) after the end of each fiscal quarter based on the Leverage Ratio as of the last day of such fiscal quarter; provided that if the Company fails to deliver the financial statements required by Section 7.01(a) or (b), as applicable, and the related certificate required by Section 7.02(b) by the 45th day (or, if applicable, the 105th day) after any fiscal quarter, Level I shall apply until such financial statements are delivered.

If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Lenders determine that (a) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (b) a proper calculation of the Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Company shall automatically and retroactively be obligated to pay to the Agent for the benefit of the applicable Lenders, promptly following demand by the Agent (accompanied by supporting materials (which may be in the form of financial statements prepared by the Company or the Independent Auditor)), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Leverage Ratio would have resulted in lower pricing for such period, the applicable Lenders shall have no obligation to repay any interest or fees to the Company; provided that if, as a result of any restatement or other event a proper calculation of the Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Company pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

SCHEDULE 1.01(b)

EXISTING BANK OF AMERICA LETTERS OF CREDIT

(See attached)

LC Number	Issued by:	Amount	Maturity	Type

T00000068021012	Bank of America	2,180,612.00	9/30/2010	Financial
T00000007404478	Bank of America	605,000.00	10/1/2010	Financial
T00000007411664	Bank of America	50,000.00	5/21/2011	Financial
T00000068019231	Bank of America	315,000.00	8/1/2011	Financial
T00000064508230	Bank of America	5,018,656.47	8/15/2011	Financial
T00000003020923	Bank of America	75,000.00	9/21/2011	Financial
		8,244,268.47

T00000068004663	Bank of America	798,465.50	9/25/2010	Performance
T00000068027460	Bank of America	68,345.60	9/30/2010	Performance
T00000068004665	Bank of America	81,305.67	9/30/2010	Performance
T00000068004666	Bank of America	81,305.67	9/30/2010	Performance
T00000068034869	Bank of America	100,561.50	9/30/2010	Performance
T00000068035435	Bank of America	352,005.91	9/30/2010	Performance
T00000068034978	Bank of America	119,774.72	10/4/2010	Performance
T00000068004668	Bank of America	100,243.60	10/7/2010	Performance
T00000068004670	Bank of America	100,243.60	10/7/2010	Performance
T00000068004702	Bank of America	18,000.00	10/11/2010	Performance
T00000068035428	Bank of America	354,146.00	10/22/2010	Performance
T00000068025907	Bank of America	83,538.40	10/30/2010	Performance
T00000068017414	Bank of America	194,478.67	10/31/2010	Performance

LC Number	Issued by:	Amount	Maturity	Type
T00000068021980	Bank of America	140,363.00	10/31/2010	Performance
T00000068021981	Bank of America	210,545.00	10/31/2010	Performance
T00000068023645	Bank of America	104,867.00	10/31/2010	Performance
T00000068034982	Bank of America	34,339.26	10/31/2010	Performance
T00000068035043	Bank of America	25,183.50	11/1/2010	Performance
T00000068033659	Bank of America	8,790.15	11/13/2010	Performance
T00000068034282	Bank of America	1,156,179.86	11/28/2010	Performance
T00000068034987	Bank of America	250,000.00	11/29/2010	Performance
T00000068028550	Bank of America	323,469.10	11/30/2010	Performance
T00000068035609	Bank of America	70,401.18	11/30/2010	Performance
T00000068004662	Bank of America	149,693.10	12/1/2010	Performance
T00000068035798	Bank of America	100,000.00	12/12/2010	Performance
T00000068034983	Bank of America	111,000.00	12/13/2010	Performance
T00000068044514	Bank of America	230,982.44	12/20/2010	Performance
T00000068034876	Bank of America	126,000.00	12/29/2010	Performance
T00000068030178	Bank of America	69,985.70	1/4/2011	Performance
T00000068035047	Bank of America	74,069.80	1/6/2011	Performance
T00000068004659	Bank of America	89,807.88	1/10/2011	Performance
T00000068034984	Bank of America	48,000.00	1/10/2011	Performance
T00000068004674	Bank of America	4,827,000.00	1/12/2011	Performance
T00000068034874	Bank of America	115,500.00	1/15/2011	Performance
T00000068034875	Bank of America	38,500.00	1/15/2011	Performance
T00000068035429	Bank of America	18,000.00	1/21/2011	Performance

LC Number	Issued by:	Amount	Maturity	Type
T00000068035430	Bank of America	54,000.00	1/21/2011	Performance
T00000068023647	Bank of America	1,070,682.00	1/30/2011	Performance
T00000068035614	Bank of America	19,032.00	1/31/2011	Performance
T00000068035799	Bank of America	70,844.90	1/31/2011	Performance
T00000068035800	Bank of America	236,800.88	1/31/2011	Performance
T00000068035911	Bank of America	10,000.00	2/4/2011	Performance
T00000068035039	Bank of America	370,000.00	2/12/2011	Performance
T00000068035040	Bank of America	370,000.00	2/12/2011	Performance
T00000068035041	Bank of America	274,000.00	2/12/2011	Performance
T00000068035437	Bank of America	65,000.00	2/18/2011	Performance
T00000068035803	Bank of America	30,000.00	2/20/2011	Performance
T00000068034281	Bank of America	115,617.99	2/28/2011	Performance
T00000068035433	Bank of America	578,470.50	2/28/2011	Performance
T00000068035611	Bank of America	74,069.80	2/28/2011	Performance
T00000068033427	Bank of America	1,624,635.90	3/25/2011	Performance
T00000068033990	Bank of America	61,533.00	3/28/2011	Performance
T00000068034868	Bank of America	343,800.00	4/4/2011	Performance
T00000068032957	Bank of America	50,073.84	4/10/2011	Performance
T00000068035807	Bank of America	329,000.00	4/11/2011	Performance
T00000068035610	Bank of America	71,416.80	4/30/2011	Performance
T00000068034119	Bank of America	19,309.00	5/16/2011	Performance
T00000068035914	Bank of America	65,000.00	6/6/2011	Performance

LC Number	Issued by:	Amount	Maturity	Type
T00000068035616	Bank of America	106,952.00	6/20/2011	Performance
T00000068035608	Bank of America	74,846.55	6/28/2011	Performance
T00000068029338	Bank of America	95,914.54	6/30/2011	Performance
T00000068035431	Bank of America	116,645.30	7/20/2011	Performance
T00000068035613	Bank of America	53,540.53	9/1/2011	Performance
T00000068004677	Bank of America	81,500.60	9/15/2011	Performance
T00000068028548	Bank of America	42,453.73	9/30/2011	Performance
T00000068035038	Bank of America	31,330.00	9/30/2011	Performance
T00000068035612	Bank of America	191,650.74	10/31/2011	Performance
T00000068035617	Bank of America	38,330.14	10/31/2011	Performance
T00000068035806	Bank of America	135,968.00	10/31/2011	Performance
T00000068034870	Bank of America	67,041.00	3/30/2012	Performance
T00000068035805	Bank of America	418,797.00	4/8/2012	Performance
T00000068035912	Bank of America	28,895.40	6/30/2012	Performance
T00000068035913	Bank of America	28,895.40	6/30/2012	Performance
T00000068035908	Bank of America	29,236.88	7/16/2012	Performance
T00000068035615	Bank of America	210,000.00	7/19/2012	Performance
T00000068035804	Bank of America	6,600,289.00	9/3/2012	Performance
		25,030,665.23

SCHEDULE 1.01(c)

EXISTING JPMORGAN LETTERS OF CREDIT

(See attached)

LC Number	Issued by:	Amount	Maturity	Type

CPCS - 762507	JP Morgan	15,000.00	4/30/2011	Financial

S-523070	JP Morgan	156,171.50	1/10/2011	Performance
S-523678	JP Morgan	29,267.83	1/10/2011	Performance
S-482432	JP Morgan	523,566.00	7/5/2011	Performance
S-523679	JP Morgan	2,491,681.00	10/4/2011	Performance
		3,200,686.33

SCHEDULE 2.01

COMMITMENTS AND PERCENTAGES

(See attached)

Lender	Allocation	% of Total	Revolver	% of Revolver	Term Loan	% of Term Loan

BANK OF AMERICA MERRILL LYNCH	130,000,000.00000000	10.83333333%	59,583,333.33333330	10.83333333%	70,416,666.66666670	10.83333333%
JPMORGAN CHASE	130,000,000.00000000	10.83333333%	59,583,333.33333330	10.83333333%	70,416,666.66666670	10.83333333%
ROYAL BANK OF SCOTLAND	130,000,000.00000000	10.83333333%	59,583,333.33333330	10.83333333%	70,416,666.66666670	10.83333333%
WELLS FARGO BANK	130,000,000.00000000	10.83333333%	59,583,333.33333330	10.83333333%	70,416,666.66666670	10.83333333%
SUNTRUST BANK	67,500,000.00000000	5.62500000%	30,937,500.00000000	5.62500000%	36,562,500.00000000	5.62500000%
CREDIT AGRICOLE / CALYON	67,500,000.00000000	5.62500000%	30,937,500.00000000	5.62500000%	36,562,500.00000000	5.62500000%
TD BANK NATIONAL ASSOCIATION	67,500,000.00000000	5.62500000%	30,937,500.00000000	5.62500000%	36,562,500.00000000	5.62500000%
US BANK	67,500,000.00000000	5.62500000%	30,937,500.00000000	5.62500000%	36,562,500.00000000	5.62500000%
PNC / NATIONAL CITY BANK	50,000,000.00000000	4.16666667%	22,916,666.66666670	4.16666667%	27,083,333.33333330	4.16666667%
COMERICA BANK	35,000,000.00000000	2.91666667%	16,041,666.66666670	2.91666667%	18,958,333.33333330	2.91666667%
SUMITOMO MITSUI BANKING CORPORATION	35,000,000.00000000	2.91666667%	16,041,666.66666670	2.91666667%	18,958,333.33333330	2.91666667%
RAYMOND JAMES BANK	30,000,000.00000000	2.50000000%	13,750,000.00000000	2.50000000%	16,250,000.00000000	2.50000000%
BB&T	25,000,000.00000000	2.08333333%	11,458,333.33333330	2.08333333%	13,541,666.66666670	2.08333333%
CAPITAL ONE BANK	25,000,000.00000000	2.08333333%	11,458,333.33333330	2.08333333%	13,541,666.66666670	2.08333333%
CATERPILLAR FINANCIAL SERVICES CORP	25,000,000.00000000	2.08333333%	11,458,333.33333330	2.08333333%	13,541,666.66666670	2.08333333%
CREDIT INDUSTRIEL ET COMMERCIAL (CIC)	25,000,000.00000000	2.08333333%	11,458,333.33333330	2.08333333%	13,541,666.66666670	2.08333333%
HUNTINGTON NATIONAL	25,000,000.00000000	2.08333333%	11,458,333.33333330	2.08333333%	13,541,666.66666670	2.08333333%
MIZUHO	25,000,000.00000000	2.08333333%	11,458,333.33333330	2.08333333%	13,541,666.66666670	2.08333333%
NORTHERN TRUST BANK	25,000,000.00000000	2.08333333%	11,458,333.33333330	2.08333333%	13,541,666.66666670	2.08333333%
ASSOCIATED BANK	20,000,000.00000000	1.66666667%	9,166,666.66666667	1.66666667%	10,833,333.33333330	1.66666667%
BANK OF THE WEST	20,000,000.00000000	1.66666667%	9,166,666.66666667	1.66666667%	10,833,333.33333330	1.66666667%
BANCO SABADELL	15,000,000.00000000	1.25000000%	6,875,000.00000000	1.25000000%	8,125,000.00000000	1.25000000%
CITY NATIONAL	15,000,000.00000000	1.25000000%	6,875,000.00000000	1.25000000%	8,125,000.00000000	1.25000000%
RZB FINANCE	15,000,000.00000000	1.25000000%	6,875,000.00000000	1.25000000%	8,125,000.00000000	1.25000000%

TOTAL	$1,200,000,000.0	100.00000000%	$550,000,000.0	100.00000000%	$650,000,000.0	100.00000000%

SCHEDULE 2.12

AMORTIZATION OF TERM A LOANS

DATE	PRINCIPAL PAYMENT (as a percentage of original principal amount of Term A Loans)
December 31, 2010	2.5%
March 31, 2011	2.5%
June 30, 2011	2.5%
September 30, 2011	2.5%
December 31, 2011	2.5%
March 31, 2012	2.5%
June 30, 2012	2.5%
September 30, 2012	2.5%
December 31, 2012	2.5%
March 31, 2013	2.5%
June 30, 2013	2.5%
September 30, 2013	2.5%
December 31, 2013	2.5%
March 31, 2014	2.5%
June 30, 2014	2.5%
September 30, 2014	2.5%
December 31, 2014	2.5%
March 31, 2015	2.5%
June 30, 2015	2.5%
Term A Maturity Date	Remaining Outstanding Principal Balance

SCHEDULE 2.22

AUCTION PROCEDURES

This Schedule is intended to summarize certain basic terms of the reverse Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.22 of the Credit Agreement, of which this Schedule is a part. It is not intended to be a definitive statement of all of the terms and conditions of a reverse Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offering document. None of the Agent, the Auction Manager or any other Agent-Related Person, or any of their respective affiliates makes any recommendation pursuant to any offering document as to whether or not any Term Lender should sell its Add-On Term Loans to the Company pursuant to any offering documents, nor shall the decision by the Agent, the Auction Manager or any other Agent-Related Person (or any of their affiliates) in its respective capacity as a Term Lender to sell its Add-On Term Loans to the Company be deemed to constitute such a recommendation. Each Term Lender should make its own decision on whether to sell any of its Add-On Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Add-On Term Loans. In addition, each Term Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant offering documents.

Capitalized terms not otherwise defined in this Schedule have the meanings assigned to them in the Credit Agreement.

(a)                                  Notice Procedures.  In connection with each Auction, the Company will provide notification to the Auction Manager (for distribution to the Term Lenders holding the applicable Add-On Term Loans that will be the subject of such Auction (each, an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of the Add-On Term Loans that the Company offers to purchase in such Auction (the “Auction Amount”), which shall be no less than $50,000,000 (unless another amount is agreed to by the Agent); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the Company would be willing to purchase Add-On Term Loans in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. (as such date and time may be extended by the Auction Manager at the request of the Company, such time the “Expiration Time”).  Such Expiration Time may be extended for a period not exceeding three (3) Business Days upon notice by the Company to the Auction Manager received not less than 24 hours before the original Expiration Time; provided, that only one extension per offer shall be permitted. An Auction shall be regarded as a “failed auction” in the event that either (i) the Company withdraws such Auction in accordance with the terms hereof or (ii) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received.  In the event of a failed auction, the Company shall not be permitted to deliver a new Auction Notice prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be.  Notwithstanding anything to the contrary contained herein, the Company shall not initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction.

(b)                                 Reply Procedures.  In connection with any Auction, each Term Lender wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the respective offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) in principal amount of the applicable Add-On Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of such Add-On Term Loans, in an amount not less than $1,000,000 or an integral multiple of $100,000 in excess thereof, that such Term Lender offers for sale at its Reply Price (the “Reply Amount”). A Term Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the applicable Add-On Term Loans held by such Term Lender.  Term Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three (3) component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Term Lender resulting in a Qualifying Bid.  In addition to the Return Bid, the participating Term Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”). The Company will not purchase any Add-On Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price.

(c)                                  Acceptance Procedures.  Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Company, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the Company to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Add-On Term Loans for which the Company has received Qualifying Bids). The Company shall purchase the applicable Add-On Term Loans from each Term Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All applicable Add-On Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration.

(d)                                 Proration Procedures.  All Add-On Term Loans offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount (calculated on the face amount thereof) of all applicable Add-On Term Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all applicable Add-On Term Loans to be purchased at prices below the Applicable Threshold Price), the Company shall purchase the Add-On Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount.  No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.

(e)                                  Notification Procedures.  The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including IntraLinks or another electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 3:00 p.m. (local time) on the same Business Day as the date the Return Bids were due (as such due date may be extended in accordance with this Schedule).  The Auction Manager will insert the principal amount of the applicable Add-On Term Loans to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid.  Upon the request of the submitting Term Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

(f)                                    Auction Assignment and Assumption.  Each Auction Notice and Auction Assignment and Assumption shall contain the following representations and warranties by the Company:

“No Default or Event of Default has occurred and is continuing, or would result from this Auction.

As of the date hereof, except as previously disclosed in writing to the Agent and the Lenders, the Company represents and warrants that no Loan Party, has any MNPI that both (a) has not been disclosed to the Agent and the Lenders (other than because any such Lender does not wish to receive such MNPI) prior to such time and (b) could reasonably be expected to have a material effect upon, or otherwise be material to, such Lender’s decision to participate in the Auction.”

(g)                                 Additional Procedures.  Once initiated by an Auction Notice, the Company may withdraw an Auction only in the event that, as of such time, no Qualifying Bid has been received by the Auction Manager or the Company has failed, or in good faith believes it will fail, to satisfy one or more of the conditions set forth in Section 2.22 of the Credit Agreement which are required to be met at the time which otherwise would have been the time of purchase of the Add-On Term Loans pursuant to the respective Auction. Furthermore, in connection with any Auction with respect to particular Add-On Term Loans, upon submission by a Term Lender of a Return Bid, such Term Lender will not have any withdrawal rights.  Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Term Lender. However, an Auction may become void if the conditions to the purchase of the applicable Add-On Term Loans by the Company required by the terms and conditions of Section 2.22 of the Credit Agreement are not met.  The purchase price in respect of each Qualifying Bid for which purchase by the Company is required in accordance with the foregoing provisions shall be paid directly by the Company to the respective assigning Term Lender on a settlement date as determined jointly by the Company and the Auction Manager (which shall be not later than ten (10) Business Days after the date Return Bids are due). The Company shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid.  All questions as to the form of documents and validity and eligibility of Add-On Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Company, and their determination will be final and binding so long as such determination is not inconsistent with the terms of

Section 2.22 of the Credit Agreement or this Schedule. The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the Company, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.22 of the Credit Agreement or this Schedule.  None of the Agent, the Auction Manager, any other Agent-Related Person or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Company, the other Loan Parties, or any of their affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

This Schedule shall not require the Company to initiate any Auction.

SCHEDULE 6.07
TO CREDIT AGREEMENT

ERISA

NONE

SCHEDULE 6.10
TO CREDIT AGREEMENT

Taxes

1.             Matters contained in Note 16 of the Notes to the Consolidated Financial Statements in the Company’s most recent report on Form 10-Q.

2.             The Company is regularly audited by federal, state, and foreign tax authorities.

a.     The Company is not currently under examination by the Internal Revenue Service.

b.     The Company is currently under examination by the following state tax authorities:

i.      Arizona — sales/use tax for the years ended September 30, 2006 through September 30, 2010;

ii.     Maryland — income tax for the years ended September 30, 2005 through September 30, 2008;

iii.    Minnesota — income tax for the years ended September 30, 2007 through September 30, 2008;

iv.    New York - income tax for the years ended September 30, 2006 through September 30, 2008;

v.     New York (JLG Industries prior to acquisition) - income tax for the years ended July 31, 2005 and December 6, 2006;

vi.    North Dakota (JLG Industries prior to acquisition) - income tax for the years ended July 31, 2003 through July 31, 2006; and

vii.   Washington — B&O tax for the years September 30, 2005 through September 30, 2009.

c.     The Company is currently under examination by the following foreign tax authorities:

i.      Belguim - The Belgian tax authorities are currently auditing JLG Manufacturing Europe BVBA for the tax period August 1, 2006 through September 30, 2007, and have issued a letter proposing disallowance of approximately 25.0 million euro of beneficial tax return positions. The Company anticipates a settlement of the audit with a significantly reduced disallowance before September 30, 2010.

SCHEDULE 6.12

TO CREDIT AGREEMENT

Environmental Matters

1.     Oshkosh Corporation (the “Company”), South Side of Oshkosh Regional Trichloroethylene (TCE) Groundwater Contamination Issue at North Plant Facility, Oshkosh, WI:

The Company conducted a soil and groundwater contamination study in the area of its North Plant facility in Oshkosh, Wisconsin, which includes the investigation of a regional trichloroethylene (TCE) groundwater plume.  In November 1991, TCE was detected above the maximum contamination level in leaking underground storage tank monitoring wells located on a neighboring property to the east of the Company’s South Plant.  As a result, the WDNR asked the Company and other potentially responsible parties (PRPs) in the area to conduct soil and groundwater testing.  The Company has conducted soil and groundwater testing at its facilities in cooperation with the WDNR.  Other cooperating property owners in the area have also conducted tests.  Based on the results of these tests, the Company believes there may be multiple sources in the area.

The Company’s South Plant Complex was removed from the WDNR’s list of PRPs based on a comprehensive soil and groundwater investigation.  Some non-TCE soil contamination was discovered as a result of the study and was subsequently remediated. The WDNR-approved remediation project has since been closed.

The study at the North Plant showed the highest concentrations of TCE were in a monitoring well and soil boring located near the west property line that is upgradient from the North Plant facility.  TCE also was detected off of the Company’s property at the Airport Property, which is regionally upgradient from the North Plant, and also at distant side-gradient locations.  Based on conversations between the Company and the WDNR, the Company conducted a soil and groundwater study of the Airport Property west of the Canadian National’s spur property that abuts the edge of the Company’s North Plant. TCE was detected in the groundwater above the WDNR enforcement standard at the Airport Property.  Based on the results of the study, it appears that there is a TCE source on the Airport Property.  Because the groundwater flow system in this area is complex due to the weathered and fractured bedrock, and because off-site TCE sources unrelated to the Company have been confirmed, the Company recommended to the WDNR that it coordinate a regional investigation of the groundwater flow direction and quality to address the regional scope of the issue.  It should be noted that the City of Oshkosh obtains its water supply from Lake Winnebago versus groundwater wells.

Based on the soil and groundwater studies conducted at the North Plant and at the Airport Property, the Company submitted a case closure request via the WDNR’s GIS Registry.  The GIS Registry is a computer tool available on the Internet used to store information on closed sites and make if available to the public and WDNR staff.  On July 13, 2009, the WDNR issued a case closure letter to the Company.  The case closure is subject to certain site conditions being met associated with the residual soil TCE contamination that remains on site and the groundwater impacted by TCE contamination.  Additionally, the WDNR has stated that they will continue to investigate the phantom chlorinated (TCE) solvent contamination in the groundwater in this area of Oshkosh to locate the source(s).  As such, this case is subject to being reopened by the WDNR.

As of June 30, 2010, the Company has an environmental reserve of $1,240,077 related to this matter to cover future potential costs should the WDNR reopen the case.  The Company has put its current and former insurance carriers on notice of a potential claim.  With the Wisconsin Supreme Court decision in Johnson Controls v. Employers Ins. of Wausau et al., 665 N.W. 2d 463 (2003), the Company, with the assistance of outside legal counsel, has prepared and submitted an insurance claim to Nationwide Insurance/Wausau Insurance Companies for past costs incurred with this project.  The Company and Nationwide/Wausau Insurance are currently discussing issues associated with our claim.

2.       Oshkosh Corporation, Former Town of Algoma Landfill - Regional Trichloroethylene (TCE) Groundwater Contamination Issue, Oshkosh, WI:

In 1972, the Company acquired the former Town of Algoma Landfill, located between the Company’s North and South Plants, after it had been abandoned.  The subject property is approximately 3.5 acres in size and was believed to be used for the disposal of household waste only.  As part of the TCE groundwater investigation (see Item #1 above), the WDNR named the Town of Algoma, a registered Wisconsin municipality, a PRP and requested it or the Company investigate the landfill’s groundwater quality.  The Company also put the Town of Algoma on notice of its liability.  After discussions with the Town of Algoma, the Company proceeded alone in a groundwater quality study of the landfill.  TCE compounds were detected, but when compared to the regional TCE concentrations in the groundwater it is believed they do not indicate a release from the landfill.  To confirm this, the WDNR requested that the Company install one additional groundwater monitoring well next to the fill area.  The Company installed the additional monitoring well and the analytical test results support the position that the landfill is not a source of the TCE contamination.  The WDNR has agreed with this position and has since closed out the case related to the TCE.

In the future, the WDNR may request the Company to address the former landfill under the WDNR’s landfill rules.  As such, as of June 30, 2010, the Company has an environmental reserve of $100,655 related to future potential work at the former the landfill.

The Company has put its current and former insurance carriers on notice of a potential claim.  With the Wisconsin Supreme Court decision in Johnson Controls v. Employers Ins. of Wausau et al., 665 N.W. 2d 463 (2003), the Company, with the assistance of outside legal counsel, has prepared and submitted an insurance claim to Nationwide Insurance/Wausau Insurance Companies for past costs incurred with this project.  The Company and Nationwide/Wausau Insurance are currently discussing issues associated with our claim.

3.     JLG Industries, Inc., New Philadelphia, OH:

JLG Industries, Inc. (“JLG”) previously owned real property in New Philadelphia, Ohio with respect to which two separate events took place that could require cleanup under applicable Environmental Laws.  Both such events took place prior to the date that JLG acquired the real property by means of a merger.  The first event related to a groundwater plume that was contaminated by a release or spill that, to JLG’s knowledge, occurred on a separate piece of real property (not owned or operated by JLG or the Seller) and migrated under the real property previously owned by JLG.  The second event related to releases of chromium on the real property previously owned by JLG; with respect to which mitigation and remedial actions were undertaken by JLG, prior to JLG’s sale of the real property.  The remedial actions were, to JLG’s knowledge, consistent with the then-publicly available information pertaining to the Voluntary Action Program adopted by the Ohio Environmental Protection Agency.  The real property was sold to NP Real Estate Inc., a subsidiary of the Alamo Group, on February 3, 2006.  As part of the property transaction agreement, JLG agreed to provide indemnity in respect of certain environmental matters, subject to limitations on JLG’s indemnification obligations as set forth in that certain Asset Purchase Agreement, among JLG, certain of its Subsidiaries, Alamo Group (OH), Inc., NP Real Estate Inc. and Alamo Group Inc.  The indemnity is for a 6-year period commencing on February 3, 2006 with a cap of $10 million and a $1.9 million deductible.

4.     JLG Industries, Inc., Tonneins, France

JLG France SAS (“JLG France”) manufactures aerial work platforms and telescopic material handlers at two locations in Tonneins, France, identified as Delta 1 and Delta 2.  JLG France owns Delta 1 and leases Delta 2.   JLG France plans to consolidate its Tonneins manufacturing into the Delta 2 site and to sell the Delta 1 property.  In July of 2010, JLG France commissioned a Phase II Environmental Site Assessment on the Delta 1 property.  The soil and groundwater test results show low level impacts of hydrocarbon and metals due to activity that occurred prior to JLG France’s acquisition of the property.  JLG France’s environmental consultant has estimated the cost to remediate the site to be less than $100,000.  JLG France is currently evaluating the remediation options.

SCHEDULE 6.14
TO CREDIT AGREEMENT

Capitalization; Subsidiaries and Minority Interests

A.                    Capitalization of the Company and its  Subsidiaries

Company

Oshkosh Corporation is authorized to issue 300,000,000 shares of $.01 par value Common Stock.  At September 1, 2010, 90,568,211 shares of Common Stock were issued and outstanding, respectively.  The Company is also authorized to issue up to 2,000,000 shares of $.01 par value Preferred Stock, none of which were issued or outstanding at September 1, 2010.

Subsidiary	Parent Company	Percent Owned	Class of Stock	No. of Shares Outstanding
Access Financial Solutions, Inc.	JLG Industries, Inc.	100.00%	Common	10
AK Specialty Vehicles B.V.	Oshkosh Group B.V.	100.00%	Capital Stock	18,000
Atlantic Emergency Solutions, LLC	Pierce Manufacturing Inc.	100.00%	—
Audubon Manufacturing Corporation	Concrete Equipment Company, Inc.	100.00%	Common	50,000
Concrete Equipment Company, Inc.	McNeilus Companies, Inc.	100.00%	Common	1.222222
Fulton Industries, Inc.	JLG Industries, Inc.	100.00%	Common	10
Fulton International, Inc.	JLG Industries, Inc.	100.00%	Common	250
Fulton Services Limited	JLG Investments, LP	100.00%	Capital Stock	1,000
GI Industries, Inc.	JLG Industries, Inc.	100.00%	Common	100
Iowa Contract Fabricators, Inc.	McNeilus Companies, Inc.	100.00%	Common	6,737
Iowa Mold Tooling Co., Inc.	McNeilus Companies, Inc.	100.00%	Common	1,000
JerrDan Corporation	McNeilus Companies, Inc.	100.00%	Common	1,000
JLG Deutschland GmbH	JLG Industries GmbH	100.00%	Capital Stock	6,200,000
JLG Equipment Services Limited	JLG Investments, LP	100.00%	Ordinary	10,000
JLG Equipment Services, Inc.	JLG Industries, Inc.	100.00%	Common	10
JLG Europe BV	JLG Investments, LP	100.00%	Capital Stock	5,450
JLG France SAS	JLG Europe BV	100.00%	Capital Stock	299,824
JLG Industries (Italia) SRL	JLG Europe	99.0%	Capital Stock	10,197
	JLG Industries GmbH	1.0%	Capital Stock	103
JLG Industries (Proprietary) Limited	JLG Europe BV	100.00%	Capital Stock	1
JLG Industries (United Kingdom) Limited	JLG Europe BV	100.00%	Capital Stock	2
JLG Industries GmbH	JLG Europe BV	100.00%	Capital Stock	1
JLG Industries, Inc.	McNeilus Companies, Inc.	100.00%	Common	1,000

Subsidiary	Parent Company	Percent Owned	Class of Stock	No. of Shares Outstanding
JLG International LLC	JLG Industries, Inc.	100.00%	Membership Units	100
JLG Investments, LP	JLG Industries, Inc.	95.86%	—
	JLG International LLC	4.14%
JLG Latino Americana Ltda.	JLG Equipment Services, Inc.	99.80%	Quotas	49,900
	JLG Industries, Inc.	0.2%	Quotas	100
JLG Manufacturing Europe BVBA	JLG Europe BV	99.0%	Shares	99
	JLG Industries GmbH	1.0%		1
JLG Manufacturing Services Europe Maatschap	JLG Manufacturing Europe BVBA	99.95%	Partnership Units	99.95
	JLG Europe BV	0.05%	Partnership Units	.05
JLG Manufacturing, LLC	JLG Industries, Inc.	99.0%	Membership	99
	Fulton Industries, Inc.	1.0%	Units	1
JLG MHD, Inc.	JLG Industries, Inc.	100.00%	Common	10
JLG Polska Sp z.o .o.	JLG Europe BV	100.00%	Capital Stock	100
JLG Prolift Pty Limited	JLG Industries, Inc.	100.00%	Shares	1
JLG Properties Australia PTY Limited	JLG Industries, Inc.	100.00%	Capital Stock	225,000
JLG Sverige AB	JLG Europe BV	100.00%	Capital Stock	6,250
JLG-MHD Indiana, Inc.	JLG Industries, Inc.	100.00%	Common	10
Kensett Fabricators, Inc.	McNeilus Companies, Inc.	100.00%	Common	1,000
Kewaunee Fabrications, L.L.C.	Oshkosh Corporation	100.00%	—
LMI Finance L.P.	Oshkosh Logistics Corporation (General Partner)	0.10%	—
	McNeilus Companies, Inc. (Limited Partner)	99.90%
London (Mtl) Inc.	London Machinery Inc.	100.00%	Common	1,125
London Machinery Inc.	McNeilus Companies, Inc.	100.00%	Common	10
McIntire Fabricators, Inc.	McNeilus Companies, Inc.	100.00%	Common	6,313
McNeilus Companies, Inc.	Oshkosh Corporation	100.00%	Class A Voting	76,061
			Class B Non-voting	7,380,264
McNeilus Financial Services, Inc.	McNeilus Companies, Inc.	100.00%	Common	1,000,000
McNeilus Financial, Inc.	McNeilus Truck and Manufacturing, Inc.	100.00%	Common	125,000
McNeilus Truck and Manufacturing, Inc.	McNeilus Companies, Inc.	100.00%	Common	102,950
Medtec Ambulance Corporation	McNeilus Companies, Inc.	100.00%	Common	38.5875
Oshkosh Arabia FZE	Oshkosh Corporation	100.00%	Capital Stock	1
Oshkosh Asia Holdings Limited	Oshkosh Corporation	100.00%	Ordinary	100
Oshkosh Commercial (Beijing) Co., Ltd.	Oshkosh Asia Holdings Limited	100.00%	—	100

Subsidiary	Parent Company		Percent Owned	Class of Stock	No. of Shares Outstanding
Oshkosh Equipment Finance, L.L.C.	Oshkosh/McNeilus Financial Services, Inc	.	100.00%	—
Oshkosh European Holdings S.L.	Windmill Ventures C.V.		100.00%	Ordinary	5,006
Oshkosh Group B.V.	Oshkosh European Holdings S.L.		99.5%	Common	199
	Summit Performance Systems, L.L.C.		0.5%	Common	1
Oshkosh Italy, B.V.	Oshkosh Group B.V.		100.00%	Shares	18,300
Oshkosh JLG (Tianjin) Equipment Technology Co., Ltd.	JLG Equipment Services Limited		100.00%
Oshkosh Logistics Corporation	Oshkosh Corporation		100.00%	Common	1,000
Oshkosh Specialty Vehicles (UK) Limited	Oshkosh Specialty Vehicles, Inc.		100.00%	Ordinary	1,000
Oshkosh Specialty Vehicles, Inc.	McNeilus Companies, Inc.		100.00%	Common	1,000
Oshkosh Truck (UK) Limited	Oshkosh Unipower Limited		100.00%	Common	4
Oshkosh Unipower Limited	Oshkosh Corporation		100.00%	Ordinary	1
Oshkosh/McNeilus Financial Services Partnership	Oshkosh/McNeilus Financial Services, Inc.	.	50.00%	—
Oshkosh/McNeilus Financial Services, Inc.	McNeilus Financial Services, Inc.		100.00%	Common	104,600
Oshkosh-JLG (Singapore) Technology Equipment Private Limited	JLG Investments, LP		100.00%	Ordinary	1
Pierce Manufacturing Inc.	Oshkosh Corporation		100.00%	Common	410,079
Pierce Manufacturing International, Inc.	Pierce Manufacturing Inc.		100.00%	Common	1,000
Pierce Western Region Refurbishment Center, Inc.	Pierce Manufacturing Inc.		100.00%	Common	100,000
Platformas Elevadoras JLG Iberica S.L.	JLG Europe BV		100.00%	Capital Stock	3,010
Premco Products Inc.	JLG Industries, Inc.		100.00%	Common	10,000
SC Medias Industries SRL	Oshkosh Group B.V.		99.999616546%	Capital Stock	2,607,865
	JLG Europe B.V.		0.000383454%	Capital Stock	10
Smit Mobile Equipment B.V.	AK Specialty Vehicles B.V.		100.00%	Capital Stock	400
Summit Performance Systems, L.L.C.	Oshkosh Corporation		100.00%	—
TGC Industries, Inc.	GI Industries, Inc.		100.00%	Class A Common	2,138
Total Mixer Technologies, L.L.C.	Oshkosh Corporation		100.00%	—
Viking Truck & Equipment Sales, Inc. (Michigan)	McNeilus Financial, Inc.		100.00%	Common	22,500
Viking Truck & Equipment Sales, Inc. (Ohio)	McNeilus Financial, Inc.		100.00%	Common	250

Subsidiary	Parent Company	Percent Owned	Class of Stock	No. of Shares Outstanding
Windmill Ventures C.V.	Summit Performance Systems, L.L.C.	1.0%	—
	Total Mixer Technologies, L.L.C.	.5%
	Oshkosh Corporation	98.5%

Investment	Parent Company	Percent Owned	Class of Stock	No. of Shares Outstanding
RiRent Europe B.V.	JLG Europe B.V.	50%	—
Mezcladoras Y Trailers de Mexico, S.A. de C.V.	McNeilus Truck and Manufacturing, Inc.	49.00%	Fixed Capital Series B	24,500
			Variable Capital Series B	379,029
Chasises Y Autopartes Oshmex S.A. de C.V.	Oshkosh Corporation	49.00%	Series A	22,500
			Series B	4,230,000
			Series C	56,403,005
Comercializadora de Chasises S.A. de C.V.	Oshkosh Corporation	45.00%	Shares	45
Enova Systems, Inc.	Oshkosh Corporation	1.00%	Series B Convertible Preferred Stock	24,046
Oshkosh Middle East E.C.	Oshkosh Corporation	19.00%	Common	23,750
Snozzle Enterprises, Inc.	Oshkosh Corporation	49.00%	Common	490
Snozzle Limited Partnership	Oshkosh Corporation	49.00%	Partnership Units	49
Crash Rescue Equipment Services, Inc.	Oshkosh Corporation	100.00%	Non-voting preferred	420,816

SCHEDULE 7.14

TO AMENDED CREDIT AGREEMENT

Material Properties

MORTGAGED REAL PROPERTY

Oshkosh Corporation

333 W 29th Ave.

Oshkosh, WI 54902

500 W Waukau Ave.

Oshkosh, WI 54902

324 W 29th Ave.

Oshkosh, WI 54902

370 W Waukau Ave.

Oshkosh, WI 54902

2307 Oregon St.

Oshkosh, WI 54902

2737 Harrison St.

Oshkosh, WI 54901

329 W 20th Ave.

Oshkosh, WI 54902

2948 Bradley St.

Oshkosh, WI 54902

4325 South Washburn

Oshkosh, WI 54901

3135 Oregon St.

Oshkosh, WI 54902

3740 Fisk Ave.

Oshkosh, WI 54901

1425 University Dr.

Menasha, WI 54952

Iowa Mold Tooling Co., Inc.

500 West US Highway 18

Garner, IA 50438

Pierce Manufacturing Inc.

2600 American Dr.

Appleton, WI 54914

3100 N. McCarthy Rd.

Appleton, WI 54913

Kewaunee Fabrications, LLC

520 N Main St.

Kewaunee, WI 54216

JLG Industries, Inc.

1 JLG Drive

McConnellsburg, PA 17233

560 Walnut Bottom Rd.

Shippensburg, PA 17257

600 East Chestnut St.

Orrville, OH 44667

441 Weber Ln.

Bedford, PA 15522

450 Sunnyside Rd.

Bedford, PA 15522

Schedule 8.01

Permitted Liens

Oshkosh Corporation

JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE	SUMMARY COLLATERAL DESCRIPTION	ADDITIONAL FILINGS
Wisconsin Department of Financial Institutions – UCC Liens	Bank of America, N.A. c/o Banc of America Leasing & Capital, LLC, as successor in interest to Fleet National Bank	020017449934	9/30/2002	One Cessna aircraft, two Rolls Royce aircraft engines and one Garrett auxiliary power unit.	Continuation filed 4/28/2007, #070006092421 Amendment filed 5/1/2007, #070006231517 Amendment filed 3/20/2008, #080003863626
Wisconsin Department of Financial Institutions – UCC Liens	Banc of America Leasing & Capital, LLC	100006830118	6/3/2010	One Cessna aircraft, two Rolls Royce aircraft engines and one Allied Signal auxiliary power unit.

Pierce Manufacturing, Inc.

JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE	SUMMARY COLLATERAL DESCRIPTION	ADDITIONAL FILINGS
Wisconsin Department of Financial Institutions – UCC Liens	Navistar Financial Corporation	01869289	8/2/1999	All International trucks and chassis.	Continuation filed 2/4/2004, #040001966628; Amendment filed 6/27/2005, #050009599537; Continuation filed 3/10/2009, #090002936828
Wisconsin Department of Financial Institutions – UCC Liens	Evesham Township Fire District No. 1 (muni corp)	090008982532	7/22/2009	Six fire truck apparatuses.
Wisconsin Department of Financial Institutions – UCC Liens	Town of Goshen	090013441013	11/12/2009	One fire engine.

SCHEDULE 8.02
TO CREDIT AGREEMENT

PERMITTED DISPOSITIONS

Jerr-Dan, 1080 Hykes Road, Greencastle, PA 17225

Jerr-Dan, 14654 Greenmount Rd., Greencastle, PA 17225

SCHEDULE 8.04

PERMITTED INVESTMENTS

Investment	Total Amount

Investments in Joint Ventures
Investments by Borrower or Guarantors in contemplated joint ventures in consideration of being established, aggregate investment amount not to exceed $100 million.

Investments in Foreign Subsidiaries
Investments in manufacturing facilities	37,500,000

Investments in distribution, sales, procurement & service centers	33,500,000

Investments in global systems upgrades	15,000,000

Investments by way of asset transfer associated with foreign branch of Guarantor into a non-guarantor subsidiary*	98,500,000

*  These are assets that the lenders do not currently have a lien on, as they are located outside the U.S.

SCHEDULE 8.05
TO CREDIT AGREEMENT

Indebtedness of Material Subsidiaries

Guaranty obligations from time to time under the Indenture dated as of March 3, 2010, by and among Oshkosh Corporation, as issuer, Wells Fargo Bank, National Association, as trustee, and the other parties thereto, and any notes issued thereunder.

JLG INDUSTRIES, INC

1.             Overdraft / Credit Agreement dated June 9, 2008 between JLG Industries, Inc. and various foreign subsidiaries and ABN AMRO bank in a principal amount of up to EUR 9.185 million, in support of JLG’s European cash management structure.

MCNEILUS FINANCIAL, INC

2.             Capital lease at McNeilus Financial Inc. for Iowa Mold Tooling service trucks with an outstanding amount of $427,644 as of August 31, 2010.

PIERCE MANUFACTURING INC

3.             Capital lease at Pierce for an AS400 network server with an outstanding amount of $10,033 as of August 31, 2010.

SCHEDULE 8.07
TO CREDIT AGREEMENT

Burdensome Agreements

1.             The OMFSP partnership agreement dated February 26, 1998, as amended and restated, a 50/50 partnership among Oshkosh Corporation and BA Leasing & Capital Corporation with limitations on cash distributions based on the agreement.

2.             A captive insurance plan in which Iowa Mold Tooling Co., Inc. is a member of contains reserve requirements of approximately one years of average claims for each open claim year.

SCHEDULE 11.02

AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

OSHKOSH CORPORATION

2307 Oregon Street

Oshkosh, Wisconsin 54903

Attention: R. Scott Grennier

Telephone: (920) 233-9451

Fax: (920) 233-9251

Electronic Mail: sgrennier@oshkoshcorp.com

Website Address: www.oshkoshcorporation.com

BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT

Agent’s Payment Office
(for payments and Requests for Credit Extensions):

Bank of America, N.A.
901 Main Street
Mail Code TX1-492-14-14
Dallas, Texas 75202

Attention: Karen Puente (Primary)
Telephone: (214) 209-4108
Fax: (214) 290-8378
Electronic Mail:  karen.r.puente@baml.com

Attention:  Sharon Stewart (Secondary)

Telephone:  (214) 209-3076

Fax:  (214) 290-9420

Electronic Mail:  sharon.stewart@baml.com

ABA# 026-009-593

Account No. (for Dollars): 129-2000-883
Attn: Credit Services

Ref:  Oshkosh

Other Notices as Agent:

Bank of America, N.A.
Agency Management
231 South LaSalle St
Mail Code IL1-231-08-30
Chicago, Illinois 60604

Attention:  Linda Lov (Primary)

Telephone: (312) 828-8010

Fax: (877) 206-1766

Electronic Mail:   linda.k.lov@baml.com

Attention:  Bozena Janociak (Secondary)

Telephone: (312) 828-3597

Fax: (877) 207-0732

Electronic Mail:  bozena.janociak@baml.com

BANK OF AMERICA, N.A., AS ISSUER:

Trade Operations — Scranton

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Attention:  Alfonso (Al) Malave

Telephone: (570) 330-4212

Fax: (570) 330-4186

Email: alfonso.malave@baml.com

BANK OF AMERICA, N.A., AS SWING LINE LENDER:

Bank of America, N.A.
901 Main Street
Mail Code TX1-492-14-14
Dallas, Texas 75202

Attention: Karen Puente (Primary)
Telephone: (214) 209-4108
Fax: (214) 290-8378
Electronic Mail:  karen.r.puente@baml.com

Attention:  Sharon Stewart (Secondary)

Telephone:  (214) 209-3076

Fax:  (214) 290-9420

Electronic Mail:  sharon.stewart@baml.com

BANK OF AMERICA, N.A., AS A LENDER:

Lending Office:

135 S. LaSalle Street

Chicago, Illinois 60603

Attention:  Steven K. Kessler

Telephone: (312) 992-6323

Fax: (312) 453-3346

Email: steven.kessler@baml.com

EXHIBIT A

FORM OF NOTICE OF BORROWING

[Date]

Bank of America, N.A., as Agent

for the Lenders party to the Credit

Agreement referred to below

901 Main Street

Mail Code TX1-492-14-14

Dallas, Texas 75202

Attn: Senior Agency Officer

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement dated as of September 27, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement) among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto (collectively, the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (the “Agent”), and the other parties thereto, and hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement.  Set forth below is the information relating to such Borrowing as required by subsection 2.03(a) of the Credit Agreement:

(i)           The aggregate amount of the proposed Borrowing is $                  .

(ii)          The requested Borrowing Date for the proposed Borrowing (which is a Business Day) is                           ,         .

(iii)         The Class of Loans comprising the proposed Borrowing is [Revolving][Term] Loans and the Type of Loans comprising the proposed Borrowing is [Base] [Offshore] Rate Loans.

(iv)         The duration of the Interest Period for each Offshore Rate Loan made as part of the proposed Borrowing, if applicable, is          months (which shall be 1, 2, 3 or 6 (or, if all applicable Lenders agree, 9 or 12) months).

(v)          The Applicable Currency for each Offshore Rate Loan made as part of the proposed Borrowing, if applicable, is                                           .

The undersigned hereby certifies that the following statements will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)           The representations and warranties in Article VI of the Credit Agreement are true and correct in all material respects as though made on and as of the date of such proposed Borrowing (except to the extent such representations and warranties expressly refer to an earlier date, in which case such representations and warranties are true and correct as of such earlier date); and

(b)           No Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing.

Very truly yours,

[BORROWER]

By:
Name:
Title:

EXHIBIT B

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Bank of America, N.A., as Agent

for the Lenders party to the Credit

Agreement referred to below

231 South LaSalle Street

Mail Code IL1-231-08-30

Chicago, Illinois 60604

Attn: Senior Agency Officer

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement dated as of September 27, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement) among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders (the “Agent”), and hereby gives you notice pursuant to Section 2.04 of the Credit Agreement that the undersigned hereby requests a [conversion] [continuation] of Loans under the Credit Agreement.  Set forth below is the information relating to such [conversion] [continuation] as required by subsection 2.04(b) of the Credit Agreement:

(i)             The date of the proposed [conversion] [continuation] is                                       ,        (which shall be a Business Day).

(ii)            The aggregate amount of the Loans proposed to be [converted] [continued] is $                              . [Specify which part is to be converted and which part is to be continued, if appropriate.]

(iii)           The Loans to be [continued] [converted] are [Base Rate Loans] [Offshore Rate Loans] and the Loans resulting from the proposed [conversion] [continuation] will be [Base Rate Loans] [Offshore Rate Loans].

(iv)           The duration of the requested Interest Period for each Offshore Rate Loan made as part of the proposed [conversion] [continuation] is        months (which shall be 1, 2, 3 or 6 (or, if all applicable Lenders agree, 9 or 12) months).

(v)            In the case of Offshore Rate Loans denominated in an Offshore Currency, the Applicable Currency into which such converted Loans will be denominated is             .

The undersigned hereby certifies that before and after giving effect to the proposed [conversion] [continuation] and to the application of the proceeds therefrom, no Default or Event of Default has occurred and is continuing or would result from such proposed [conversion] [continuation].

Very truly yours,

[BORROWER]

By:
Name:
Title:

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Bank of America, N.A., as Agent

for the Lenders party to the Credit

Agreement referred to below

231 South LaSalle Street

Mail Code IL1-231-08-30

Chicago, Illinois 60604

Attn:  Senior Agency Officer

Ladies and Gentlemen:

This certificate is furnished to you by Oshkosh Corporation, a Wisconsin corporation (the “Company”), pursuant to Section 7.02(b) of the Credit Agreement dated as of September 27, 2010 among the Company, certain subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto (collectively, the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (the “Agent”), and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), concurrently with the delivery of the financial statements required pursuant to Section 7.01 of the Credit Agreement. Capitalized terms used but not defined herein (including on Schedule 1 hereto) shall have the meanings given to them in the Credit Agreement.

The undersigned, on behalf of the Company, hereby certifies that the financial data and computations set forth in Schedule 1 below, evidencing compliance with the covenants set forth in Sections 8.09, 8.10 and 8.11 of the Credit Agreement, are true and correct as of                                   ,       (1) (the “Computation Date”).

(1) The last day of the accounting period for which financial statements are being concurrently delivered.

The foregoing certifications, together with the computations set forth in Schedule 1 hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered as of this              day of                               ,           .

OSHKOSH CORPORATION

By:
Name:
Title:

SCHEDULE 1

Computations

Period:  Last day of fiscal quarter ended                           , 201     (the “Computation Date”).

I. Section 8.09 Leverage Ratio

1. Maximum permitted:	:1.0
2. Actual:

(a)           The remainder of (i) (A) all Indebtedness (including all Obligations other than any Obligations arising under any Cash Management Agreements) of the Company and its Subsidiaries determined on a consolidated basis as of the Computation Date (excluding Contingent Obligations in respect of Swap Contracts) and (B) to the extent included in calculating Contingent Obligations by operation of clause (v) of the last sentence of the definition thereof, outstanding Indebtedness of the type characterized as “limited recourse debt” in the Company’s report on Form 10-K for its fiscal year ended September 30, 2009):

$
(b) The amount of Cash Collateral held pursuant to Sections 2.11(a), 3.07 and 3.11 of the Credit Agreement:	$
(c) Consolidated EBITDA for the period of four fiscal quarters ending on the Computation Date (the “Measurement Period”):	$
(d) Leverage Ratio (ratio of (a - b) to (c)):	:1.0

II. Section 8.10 Interest Coverage Ratio

1. Minimum required:	2.50:1.0
2. Actual:
(a) Consolidated EBITDA for the Measurement Period:	$
(b) Cash Interest Expense for the Measurement Period:	$
(c) Interest Coverage Ratio (ratio of (a) to (b)):	: 1.0
III. Section 8.11 Senior Secured Leverage Ratio
1. Maximum permitted:	: 1.0
2. Actual:

(a)           All Indebtedness (including all Obligations other than any Obligations arising under any Cash Management Agreements) of the Company and its Subsidiaries to the extent that such Indebtedness is secured by Liens, determined on a consolidated basis, as of the Computation Date (excluding Contingent Obligations in respect of Swap Contracts):

$
(b) The amount of Cash Collateral held pursuant to Sections 2.11(a), 3.07 and 3.11 of the Credit Agreement:	$
(c) Consolidated EBITDA for the Measurement Period:	$
(d) Senior Secured Leverage Ratio (ratio of (a - b) to (c)):	:1.0

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below (the “Effective Date”) and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors] [and] [the Assignees](3) hereunder are several and not joint.](4)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified in item 5 below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit, the Swing Line Loans and the Fronted Offshore Currency Loans included in such facilities(5)) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned

(1)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(2)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(3)  Select as appropriate.

(4)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

(5)  Include all applicable subfacilities.

pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):	Oshkosh Corporation and the Subsidiary Borrowers (if any), collectively

4.	Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

Credit Agreement dated as of September 27, 2010 among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders

6.	Assigned Interest[s]:

Assignor[s](6)	Assignee[s](7)	Facility Assigned(8)	Aggregate Amount of Commitment/Loans for all Lenders(9)	Amount of Commitment /Loans Assigned	Percentage Assigned of Commitment/ Loans(10)		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date:	](11)

(6)  List each Assignor, as appropriate.

(7)  List each Assignee, as appropriate.

(8)  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan Commitment”, etc.).

(9)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(10)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(11)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                                     , 201  [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:
[Consented to and](12) Accepted:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

[Consented to:](13)

OSHKOSH CORPORATION

By:
Name:
Title:

(12) To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

(13) To be added, as applicable, only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, Issuer, Fronting Lender) is required by the terms of the Credit Agreement.

[BANK OF AMERICA, N.A., as Swing Line Lender]

By:
Name:
Title:

[ISSUER]

By:
Name:
Title:

ANNEX 1 TO ASSIGNMENT AGREEMENT

Credit Agreement dated as of September 27, 2010 among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain Subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.         Representations and Warranties.

1.1.      Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.      Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee that meets all the requirements to be an assignee under Section 11.07(a)(iii), (v), (vi) and (vii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.07(a)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by

[the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.         Payments.  From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.         General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

EXHIBIT E

FORM OF NOTE

, 201

FOR VALUE RECEIVED, [BORROWER NAME] (the “Company”) HEREBY PROMISES TO PAY to the order of                            (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Company pursuant to the Credit Agreement referred to below (as shown in the records of the Lender or, at the Lender’s option, on the schedule attached hereto and any continuation thereof).

The undersigned further promises to pay interest on the unpaid principal amount of each Loan evidenced hereby from the date of such Loan until such Loan is paid in full, payable at the rates and at the times set forth in the Credit Agreement referred to below.

Both principal and interest shall be payable in accordance with the Credit Agreement referred to below to Bank of America, N.A., as administrative agent (in such capacity, the “Agent”), on behalf of the Lender, at the main office of the Agent in Dallas, Texas in immediately available funds.

This Note is a Note referred to in, and is entitled to the benefits of, the Credit Agreement dated as of September 27, 2010 among [the Company] [Oshkosh Corporation, a Wisconsin corporation], certain subsidiaries of [the Company] [Oshkosh Corporation] from time to time party thereto, the financial institutions from time to time party thereto (including the Lender) and Bank of America, N.A., as Agent (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), and the other Loan Documents. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS (WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED THAT THE BORROWERS, THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

The Company hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

[BORROWER]

By:
Name:
Title:

Schedule A

Promissory Note

Dated                         , 201  payable to the order of

[Lender]

PRINCIPAL PAYMENTS

Date	Class	Amount of Principal Borrowed	Amount of Principal Repaid	Unpaid Principal Balance	Notation Made By

EXHIBIT F

FORM OF SUBSIDIARY BORROWER SUPPLEMENT

To Bank of America, N.A., as Agent,
and Lenders party to the Credit
Agreement referred to below

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of September 27, 2010 among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders (the “Agent”) (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

The undersigned,                            (the “Subsidiary”), a                            [entity], wishes to become a “Subsidiary Borrower” under the Credit Agreement, and accordingly agrees that from the date hereof it shall become a “Subsidiary Borrower” under the Credit Agreement and agrees that from the date hereof and until the payment in full of the principal of and interest on all Loans made to it under the Credit Agreement and performance of all of its other obligations thereunder in its capacity as a Subsidiary Borrower (other than contingent indemnification or similar obligations not yet due and payable), and termination hereunder of its status as a “Subsidiary Borrower” as provided below, it shall perform, comply with and be bound by each of the provisions of the Credit Agreement which are stated to apply to a “Borrower” or a “Subsidiary Borrower”. Without limiting the generality of the foregoing, the Subsidiary affirms the jurisdictional and other provisions of Sections 11.15 and 11.16 of the Credit Agreement and acknowledges that it has heretofore received a true and correct copy of the Credit Agreement (including any modifications thereof or supplements or waivers thereto) as in effect on the date hereof. In addition, the Subsidiary authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement in connection with the selection of Types and Interest Periods for Loans and with the issuance of Letters of Credit, and the conversion and continuation of Loans.

So long as the principal of and interest on all Loans made to the Subsidiary under the Credit Agreement shall have been paid in full and all other obligations of the Subsidiary in its capacity as a Subsidiary Borrower (other than contingent indemnification or similar obligations not yet due and payable) shall have been fully performed, the Subsidiary may, upon not less than five Business Days’ prior written notice to the Agent (which shall promptly notify the Lenders thereof), terminate its status as a “Subsidiary Borrower”.

The Subsidiary makes and confirms all representations and warranties applicable to it contained in Article VI of the Credit Agreement.

CHOICE OF LAW.  THIS SUBSIDIARY BORROWER SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED THAT THE BORROWERS, THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

IN WITNESS WHEREOF, the Subsidiary has duly executed and delivered this Subsidiary Borrower Supplement as of the date and year first above written.

[SUBSIDIARY NAME]

By:
Name:
Title:

Address for Notices under the Credit Agreement:

Consented to:

OSHKOSH CORPORATION

By:
Name:
Title:

Consented to:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

EXHIBIT G

FORM OF SUBSIDIARY GUARANTY

SUBSIDIARY GUARANTY

Dated as of September 27, 2010

FOR VALUE RECEIVED and in consideration of any loan or other financial accommodation heretofore or hereafter at any time made or granted to OSHKOSH CORPORATION, a Wisconsin corporation (the “Company”), the undersigned (each a “Guarantor” and, together with such other Persons which become Guarantors by executing a joinder agreement in the form of Exhibit A hereto, collectively the “Guarantors”) hereby jointly and severally, absolutely, irrevocably and unconditionally guarantee the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, of all “Obligations” (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or similar proceeding under applicable law, would become due) under and as defined in the Credit Agreement dated as of September 27, 2010 among the Company, certain subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Agent”) (as restated, amended or otherwise modified from time to time, the “Credit Agreement”; any term used but not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement) (all such obligations being hereinafter collectively called the “Guaranteed Obligations”), and the Guarantors further agree to pay all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses) paid or incurred by any holder of any Guaranteed Obligation (each, a “Creditor”) in endeavoring to collect the Guaranteed Obligations, or any part thereof, and in enforcing any of its rights under this Subsidiary Guaranty; provided that each Guarantor shall only be liable under this Subsidiary Guaranty for the maximum amount of such liability that can be incurred without rendering this Subsidiary Guaranty, as it relates to such Guarantor, void or voidable under any applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.  This Subsidiary Guaranty constitutes a guaranty of payment when due and not of collection, and the Guarantors specifically agree that it shall not be necessary or required that any Creditor exercise any right, assert any claim or demand, or enforce any remedy whatsoever against the Company, any Guarantor or any other Person before or as a condition to the obligations of any Guarantor hereunder.

The Guarantors agree that, if any event specified in Section 9.01(f) or (g) of the Credit Agreement occurs with respect to the Company or any Guarantor, and if such event shall occur at a time when an Event of Default has occurred and is continuing, but any or all of the Guaranteed Obligations may not then be due and payable, the Guarantors will promptly pay to the relevant Creditor the full amount that would be payable hereunder by the Guarantors if all Guaranteed Obligations were then due and payable.

In addition to any rights and remedies of the Creditors provided by law, if an Event of Default exists or the Loans have been accelerated, each Creditor is authorized at any time and from time to time, without prior notice to any Guarantor, any such notice being waived by each Guarantor to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Creditor to or for the credit or the account of such Guarantor against any and all Guaranteed Obligations owing to such Creditor, now or hereafter existing, irrespective of whether or not the Agent or such other Creditor shall have made demand under this Subsidiary Guaranty and although such Guaranteed Obligations may be contingent or unmatured.  By accepting the benefits hereof, each Creditor agrees promptly to notify the Company and the Agent after any such set-off and application made by such Creditor; provided that the failure to give such notice shall not affect the validity of such set-off and application.

This Subsidiary Guaranty shall in all respects be a continuing, absolute and unconditional guaranty, and shall remain in full force and effect (notwithstanding, without limitation, the dissolution, release or insolvency of any Guarantor or that at any time or from time to time all Guaranteed Obligations that had been outstanding may have been paid in full), subject to discontinuance as to any Guarantor only upon execution by the Agent of a written notice, delivered in accordance with the terms of the Credit Agreement, acknowledging the termination of all obligations of such Guarantor arising hereunder.

The Guarantors further agree that, if at any time all or any part of any payment theretofore applied by any Creditor to any of the Guaranteed Obligations is or must be rescinded or returned by such Creditor for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Company or any Guarantor), such Guaranteed Obligations shall, for the purposes of this Subsidiary Guaranty, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by such Creditor, and this Subsidiary Guaranty shall continue to be effective or be reinstated, as the case may be, as to such Guaranteed Obligations, all as though such application by such Creditor had not been made.

Any Creditor may, from time to time, whether before or after any discontinuance of this Subsidiary Guaranty, at its sole discretion and without notice to the Guarantors (or any of them), take any or all of the following actions: (a) retain or obtain a security interest in any property of any third party to secure any of the Guaranteed Obligations or any obligation hereunder; (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the Guarantors, with respect to any of the Guaranteed Obligations; (c) extend or renew for one or more periods (whether or not longer than the original period), alter, amend or exchange any of the Guaranteed Obligations or any of the documentation pertaining thereto, or release or compromise any obligation of any Guarantor hereunder or any obligation of any nature of any other obligor with respect to any of the Guaranteed Obligations; (d) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Guaranteed Obligations or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property; and (e) resort to any Guarantor for payment of any of the Guaranteed Obligations, whether or not such Creditor (i) shall have resorted to any property securing any of the Guaranteed Obligations or any obligation hereunder or (ii) shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the Guaranteed Obligations (all of the actions referred to in the preceding clauses (i) and (ii) being hereby expressly waived by the Guarantors).

The creation or existence from time to time of additional Guaranteed Obligations is hereby authorized, without notice to the Guarantors (or any of them), and shall in no way affect or impair the rights of the Agent or any other Creditor or the obligations of the Guarantors under this Subsidiary Guaranty.

Any amount received by a Creditor from whatsoever source on account of the Guaranteed Obligations may be applied by it toward the payment of such of the Guaranteed Obligations, and in such order of application, as set forth in the Credit Agreement.

Until such time as this Subsidiary Guaranty shall have been terminated in respect of all Guarantors, no payment made by or for the account of any Guarantor pursuant to this Subsidiary Guaranty shall entitle such Guarantor by subrogation or otherwise to any payment by the Company or from or out of any property of the Company, and such Guarantor shall not exercise any right or remedy against the Company or any property of the Company by reason of any performance by such Guarantor of this Subsidiary Guaranty.

The Guarantors hereby expressly waive: (a) notice of the acceptance by any Creditor of this Subsidiary Guaranty, (b) notice of the existence or creation or nonpayment of all or any of the Guaranteed Obligations, (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever, and (d) all diligence in collection or protection of or realization upon the Guaranteed Obligations or any thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.

Until the irrevocable payment in full of all of the Guaranteed Obligations (other than Guaranteed Obligations under the relevant agreement with a Creditor which expressly survive the termination of such agreement and are not then due and payable) and termination of the Commitments, (a) each Guarantor waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including any claim or right of subrogation under the Bankruptcy Code or any successor statute, against the Company arising from the existence or performance of this Subsidiary Guaranty and (b) each Guarantor waives any right to enforce any remedy which any Creditor now has or may hereafter have against the Company, and waives any benefit of, and any right to participate in, any security now or hereafter held by a Creditor securing the Guaranteed Obligations.  Upon such irrevocable payment and termination, the Company shall indemnify such Guarantor for the full amount of any payment made by such Guarantor under this Subsidiary Guaranty and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.  By its acceptance hereof, the Agent agrees that it will, promptly upon request by the Company (which request shall be accompanied by any documentation the Agent may reasonably request to confirm that any applicable conditions to the Agent’s acting upon such request have been satisfied (on which documentation the Agent may conclusively rely absent written notice to the contrary)), release any of the undersigned from its obligations hereunder if, after giving effect to such release, no Default or Event of Default exists or would result therefrom.

Each Guarantor (a “Contributing Guarantor”) agrees that, if a payment is made by any other Guarantor under this Subsidiary Guaranty and such other Guarantor (the “Claiming Guarantor”) has not been fully indemnified by the Company as provided in the paragraph above, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor as of the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on such date.  Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this section shall be subrogated to the rights of such Claiming Guarantor to the extent of such payment.  All rights of contribution and subrogation of any Guarantor hereunder shall be fully subordinated in time and priority of payment to the Guaranteed Obligations and all other indebtedness of the Company to each the Creditors.

Subject to the terms of the Credit Agreement, any Creditor may, from time to time, whether before or after any discontinuance of this Subsidiary Guaranty, without notice to the Guarantors (or any of them), assign or transfer any or all of the Guaranteed Obligations or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Guaranteed Obligations shall be and remain Guaranteed Obligations for the purposes of this Subsidiary Guaranty, and each and every immediate and successive assignee or transferee of any of the Guaranteed Obligations or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Guaranteed Obligations, be entitled to the benefits of this Subsidiary Guaranty to the same extent as if such assignee or transferee were a Creditor.

Each Guarantor hereby represents and warrants to the Agent and the other Creditors that:

(a)           such Guarantor is duly organized, validly existing and, to the extent applicable to such entity, in good standing under the laws of the jurisdiction of its incorporation and is licensed and in good standing as a foreign entity under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, if applicable to such Guarantor, except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;

(b)           such Guarantor has the power and authority to execute and deliver this Subsidiary Guaranty and to perform its obligations hereunder;

(c)           the execution and delivery by such Guarantor of this Subsidiary Guaranty and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other action, and this Subsidiary Guaranty constitutes the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability; and

(d)           neither the execution and delivery by such Guarantor of this Subsidiary Guaranty nor the compliance by such Guarantor with the provisions of this Subsidiary Guaranty will (i) contravene the terms of such Guarantor’s Organization Documents, (ii)

conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Guarantor is a party or any order, injunction, writ or decree of any Governmental Authority to which such Guarantor or its property is subject or (iii) violate any Requirement of Law.

It is understood that while the amount of the Guaranteed Obligations guaranteed hereby is not limited, if in any action or proceeding involving any state, federal or foreign bankruptcy, insolvency or other law affecting the rights of creditors generally, this Subsidiary Guaranty would be held to be void, invalid or unenforceable on account of the amount of the aggregate liability under this Subsidiary Guaranty with respect to one or more of the Guarantors, then, notwithstanding any other provision of this Subsidiary Guaranty to the contrary, the aggregate amount of such liability shall, with respect to any such Guarantor, without any further action of the Agent, the other Creditors or any other Person, be automatically limited and reduced with respect to any such Guarantor to the highest amount which is valid and enforceable as determined in such action or proceeding.

Each Guarantor hereby warrants to each Creditor that such Guarantor now has and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Company.  No Creditor shall have any duty or responsibility to provide the Guarantors with any credit or other information concerning the affairs, financial condition or business of the Company that may come into the possession of such Creditor.

No delay on the part of any Creditor in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any Creditor of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this Subsidiary Guaranty be binding upon any Creditor except as expressly set forth in a writing duly signed and delivered (or consented to) by or on behalf of each Guarantor and the Agent (on behalf of the Lenders or the Required Lenders, as the case may be, pursuant to Section 11.01 of the Credit Agreement).  No action of any Creditor permitted hereunder shall in any way affect or impair the rights of any Creditor and the obligations of the Guarantors under this Subsidiary Guaranty.  For the purposes of this Subsidiary Guaranty, the Guaranteed Obligations shall include all obligations of the Company to the Creditors arising under or in connection with the agreements relating to the Guaranteed Obligations, notwithstanding any right or power of the Company or anyone else to assert any claim or defense as to the invalidity or unenforceability of any such Guaranteed Obligation, and no such claim or defense shall affect or impair the obligations of the Guarantors hereunder.  The obligations of the Guarantors under this Subsidiary Guaranty shall be absolute and unconditional irrespective of any circumstance whatsoever that might constitute a legal or equitable discharge or defense of the Guarantors.  The Guarantors hereby acknowledge that there are no conditions to the effectiveness of this Subsidiary Guaranty.

Each other Subsidiary that is required to become party to this Agreement shall become a Guarantor hereunder upon the execution of a joinder agreement in the form of Exhibit A hereto and delivery thereof to the Agent.

This Subsidiary Guaranty shall be binding upon the Guarantors and upon the legal representatives, successors and assigns of the Guarantors; and all references herein to the Company and to the Guarantors, respectively, shall be deemed to include any successor or successors, whether immediate or remote, to such entities.  All obligations of the Guarantors hereunder shall be joint and several.  This Subsidiary Guaranty shall inure to the benefit of the Agent and each other Creditor and their respective successors and permitted assigns.

All notices to the Guarantors shall be made in accordance with the terms of Section 11.02 of the Credit Agreement to the address listed on Schedule I hereto.

THIS SUBSIDIARY GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS (WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS THEREOF).  WHEREVER POSSIBLE EACH PROVISION OF THIS SUBSIDIARY GUARANTY SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS SUBSIDIARY GUARANTY SHALL BE PROHIBITED BY OR INVALID UNDER SUCH LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS SUBSIDIARY GUARANTY.

EACH GUARANTOR AND BY ITS ACCEPTANCE HEREOF, EACH CREDITOR, HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS SUBSIDIARY GUARANTY OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS SUBSIDIARY GUARANTY, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[signature page follows]

IN WITNESS WHEREOF, each Guarantor has executed this Subsidiary Guaranty by its duly authorized officer as of the day and year first written above.

JLG INDUSTRIES, INC.

By:
Name: R. Scott Grennier
Title: Vice President and Treasurer

MCNEILUS FINANCIAL, INC.

By:
Name: R. Scott Grennier
Title: Vice President and Treasurer

PIERCE MANUFACTURING INC.

By:
Name: R. Scott Grennier
Title: Vice President and Treasurer

Signature page to Subsidiary Guaranty

SCHEDULE I

TO

GUARANTY

Notice Addresses

One copy to:

OSHKOSH CORPORATION

2307 Oregon Street

Oshkosh, Wisconsin 54903

Attention: R. Scott Grennier

Telephone: (920) 233-9451

Fax: (920) 233-9251

Electronic Mail: sgrennier@oshkoshcorp.com

Website Address: www.oshkoshcorporation.com

EXHIBIT A

JOINDER AGREEMENT

This Joinder Agreement dated as of                       ,          is delivered pursuant to the Subsidiary Guaranty dated as of September 27, 2010 by various subsidiaries of Oshkosh Corporation (as amended, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty”).  The undersigned hereby agrees that on and after the date hereof it shall be a “Guarantor” under the Subsidiary Guaranty and be obligated to perform all of the obligations of a Guarantor thereunder.

[GUARANTOR]

By:
Name:
Title:

[address for notices]

EXHIBIT H

FORM OF OFFSHORE CURRENCY ADDENDUM

[CURRENCY]

[CURRENCY] ADDENDUM (including the Schedules hereto, the “Addendum”) dated as of                             , 201    to the Credit Agreement (as defined below).

ARTICLE I

Definitions

SECTION 1.01. Defined Terms.  As used in this Addendum, the following terms shall have the meanings specified below:

[“Associated Costs Rate” means for any Fronted Offshore Currency Loan denominated in [currency] for any Interest Period, a percentage rate per annum, as determined in accordance with Annex I attached hereto on the first day of such Interest Period, determined by the Fronting Lender as reflecting the cost, loss or difference in return which would be suffered or incurred by the Fronting Lender as a result of: (a) funding (at the Offshore Rate and on a match funded basis) any special deposit or cash ratio deposit required to be placed with the [applicable central bank] (or any other authority which replaces all or any of its functions) and/or (b) any charge imposed by the [applicable Governmental Authority] (or any other authority which replaces it or any of its functions).]

“Credit Agreement” means the Credit Agreement dated as of September 27, 2010 among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders (the “Agent”), as the same may be amended, waived, modified or restated from time to time.

“Currency” means [specify Alternate Currency].

SECTION 1.02. Terms Generally.  Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement. Wherever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Sections and Schedules shall be deemed references to Sections of and Schedules to this Addendum unless the context shall otherwise require.

ARTICLE II

The Credits

SECTION 2.01. Fronted Offshore Currency Loans.  (a) This Addendum (as the same may be amended, waived, modified or restated from time to time) is an “Offshore Currency Addendum” as defined in the Credit Agreement and is, together with the borrowings made hereunder, subject in all respects to the terms and provisions of the Credit Agreement except to the extent that the terms and provisions of the Credit Agreement are modified by this Addendum. The Fronting Lender party to this Addendum is set forth on Schedule I.

(b)            Any modifications to the interest payment dates, Interest Periods, interest rates and any other special provisions applicable to Fronted Offshore Currency Loans under this Addendum are set forth on Schedule II. If Schedule II states “Same as Credit Agreement” with respect to any item listed thereon, then the corresponding provisions of the Credit Agreement, without modification (but treating Fronted Offshore Currency Loans as if they were Revolving Loans), shall govern this Addendum and the Fronted Offshore Currency Loans made pursuant to this Addendum.

(c)            Any special borrowing procedure or funding arrangement for Fronted Offshore Currency Loans under this Addendum, any provision for the issuance of promissory notes to evidence the Fronted Offshore Currency Loans made hereunder and any additional information requirement applicable to Fronted Offshore Currency Loans under this Addendum are set forth on Schedule III. If no such special procedures, funding arrangements, provisions or additional requirements are set forth on Schedule III, then the corresponding procedures, funding arrangements, funding conditions, provisions and information requirements set forth in the Credit Agreement shall govern this Addendum as if expressly stated to be applicable hereto and to the borrowings hereunder.

SECTION 2.02. Maximum Borrowing Amounts.  (a) The Fronted Offshore Currency Commitment of the Fronting Lender is set forth on Schedule I.

(b)            The Company or the applicable Subsidiary Borrower may permanently reduce the Fronted Offshore Currency Commitment under this Addendum in whole, or in part, in an aggregate minimum Dollar Equivalent equal to $1,000,000 (or any larger multiple of $1,000,000) upon at least one Business Day’s prior written notice to the Fronting Lender, which notice shall be given not later than 11:00 a.m. (local time) and shall specify the amount of such reduction; provided that the amount of the Fronted Offshore Currency Commitment may not be reduced below the lesser of $10,000,000 and the aggregate principal amount of the outstanding Fronted Offshore Currency Loans with respect thereto.

ARTICLE III

Representations and Warranties

The Subsidiary Borrower represents and warrants to the Fronting Lender that no Default or Event of Default has occurred and is continuing, and no Default or Event of Default shall arise as a result of the making of Fronted Offshore Currency Loans hereunder or any other transaction contemplated hereby.

ARTICLE IV

Miscellaneous Provisions

SECTION 4.01. Effectiveness; Amendment; Termination.  (a) This Addendum shall not become effective until executed by the parties hereto and acknowledged by the Agent.

(b)          This Addendum may not be amended without the prior written consent of the Fronting Lender.

(c)            This Addendum may not be terminated without the prior written consent of the Fronting Lender unless there are no Fronted Offshore Currency Loans outstanding hereunder, in which case no such consent shall be required; provided that all obligations of the Fronting Lender to lend hereunder shall automatically terminate on the Revolving Termination Date.

SECTION 4.02. Assignments.  Sections 11.07 and 11.08 of the Credit Agreement shall apply to assignments by the Fronting Lender of obligations, commitments and Loans hereunder; provided that the Fronting Lender may not assign any obligations, commitments or rights hereunder to any Person who is not (and does not simultaneously become) a Lender under the Credit Agreement.

SECTION 4.03. Notices.  Notices and other communications provided for herein shall be in writing and shall be delivered in accordance with Section 11.02 of the Credit Agreement:

(a)          if to the [Subsidiary Borrower] [Borrower], to it at:

Attention:

Facsimile:

(b)          if to the Fronting Lender, to it at:

Attention:

Facsimile:

with a copy to the Agent at its address or facsimile number referenced in the Credit Agreement.

SECTION 4.04. Applicable Law.  THIS ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED THAT THE BORROWERS, THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

[Remainder of this Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed, by their duly authorized officers, all as of the date and year first above written.

[BORROWER NAME], as the
[Subsidiary Borrower] [Borrower] under this Addendum

By:
Name:
Title:

[LENDER NAME], as the Fronting Lender under this Addendum

By:
Name:
Title:

Acknowledged this day of
, 201

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

ANNEX I

TO OFFSHORE CURRENCY ADDENDUM

[To be provided as to specific currency]

EXHIBIT I

FORM OF PLEDGE AGREEMENT

PLEDGE AGREEMENT

This PLEDGE AGREEMENT, dated as of September 27, 2010 (as amended, restated or otherwise modified from time to time, this “Agreement”) is between OSHKOSH CORPORATION, a Wisconsin corporation (the “Company”), each subsidiary of the Company listed on the signature pages hereof and each other person or entity which from time to time becomes a party hereto (collectively, including the Company, the “Pledgors” and individually each a “Pledgor”) and BANK of AMERICA, N.A., as Agent (as defined below) for the Guaranteed Creditors (as defined in the Credit Agreement referred to below).

R E C I T A L S:

WHEREAS, the Company, certain subsidiaries of the Company from time to time party thereto, various financial institutions from time to time party thereto (together with their respective successors and permitted assigns, the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders (together with its successors and permitted assigns in such capacity, the “Agent”), have entered into the Credit Agreement dated as of September 27, 2010 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, each Pledged Entity (as defined below) has executed and delivered a Subsidiary Guaranty dated as of September 27, 2010 (as amended, restated or otherwise modified from time to time, the “Subsidiary Guaranty”) of certain obligations of the Company, including all obligations of the Company under the Credit Agreement; and

WHEREAS, as a condition to entering into the Credit Agreement and extending credit to the Company under the Credit Agreement and under certain hedging and cash management arrangements, the Lenders have required that each Pledgor grant to the Agent, for the ratable benefit of itself and the other Guaranteed Creditors, a security interest in its Pledged Collateral (as defined below) on the terms and conditions set forth below;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

W I T N E S S E T H:

(e)           Definitions.  In addition to terms defined in the introductory paragraph and the recitals, (a) terms used but not defined herein have the respective meanings set forth in the Credit Agreement and (b) the following terms have the following respective meanings (such meanings being equally applicable to both the singular and plural forms of the terms defined):

“Acces Bonds” has the meaning ascribed to it in Section 2(iii).

“Act” has the meaning ascribed to it in Section 8.

“Cash Management Obligations” means all liabilities under or in connection with any arrangement in respect of overdraft protection, Automated Clearing House services and other treasury, depositary and cash management services.

“JLG” has the meaning ascribed to it in Section 2(iii).

“MCI” has the meaning ascribed to it in Section 2(iii).

“Pledge Amendment” has the meaning ascribed to it in Section 6.

“Pledged Collateral” has the meaning ascribed to it in Section 2.

“Pledged Entity” means, with respect to any Pledgor, each Material Domestic Subsidiary of such Pledgor the equity interests of which are pledged pursuant to this Agreement.

“Pledged Notes” means, with respect to any Pledgor, (i) those promissory notes and instruments listed opposite such Pledgor’s name on Schedule I and (ii) each additional promissory note and instrument delivered or to be delivered, by such Pledgor to the Agent pursuant to Section 2(iv).

“Pledged Shares” means, with respect to any Pledgor, (i) all of the issued and outstanding shares of capital stock of each Material Domestic Subsidiary of such Pledgor at any time owned by such Pledgor, (ii) 65% of the issued and outstanding voting shares of capital stock of each Material Foreign Subsidiary of such Pledgor at any time owned by such Pledgor, except to the extent such security interest would result in material adverse tax consequences to the Company and (iii) each additional share of capital stock delivered, or to be delivered, by such Pledgor to the Agent pursuant to Section 2(ii).

“Secured Obligations” means (a) with respect to the Company, all Obligations of the Company (including pursuant to Article XII of the Credit Agreement) and (b) with respect to any other Pledgor, (i) all obligations of each Pledged Entity, the equity interests of which are pledged by such Pledgor pursuant to this Agreement, under the Subsidiary Guaranty and each other Loan Document to which such Pledged Entity is a party, in each case as the same may be amended, modified, extended or renewed from time to time, and (ii) all obligations of such Pledged Entity owing to a Guaranteed Creditor pursuant to a Rate Swap Document and all Cash Management Obligations of such Pledged Entity owing to any Guaranteed Creditor; provided that no Pledgor shall have any obligation hereunder in excess of the maximum amount of the Secured Obligations which such Pledgor may incur without violating any fraudulent conveyance or fraudulent transfer law.

“Shareholder Agreement” has the meaning ascribed to it in Section 2(iii).

(f)            Pledge.  Each Pledgor hereby pledges to the Agent, for the benefit of itself and the other Guaranteed Creditors, and grants to the Agent, for the benefit of itself and the other Guaranteed Creditors, a first priority security interest in all of such Pledgor’s right, title and interest in the following, whether now owned or hereafter acquired (collectively for all Pledgors, the “Pledged Collateral”):

(1)           the Pledged Shares of such Pledgor and all dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares of such Pledgor;

(2)           the certificates representing any additional shares of capital stock of a Pledged Entity from time to time acquired by such Pledgor in any manner (which shares shall be deemed to be part of the Pledged Shares of such Pledgor) and all dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; provided that no Pledgor shall be required to pledge additional shares of any Material Foreign Subsidiary if such pledge would result in (a) more than 65% of the voting shares of such Material Foreign Subsidiary being pledged hereunder or (b) material adverse tax consequences to the Company;

(3)           the Pledged Notes of such Pledgor and all interest, cash, instruments and other property and assets from time to time received, receivable or otherwise distributed in respect of such Pledged Notes; provided that (x) neither McNeilus Companies, Inc. (“MCI”) nor JLG Industries, Inc. (“JLG”) shall be required to pledge the convertible bonds issued to JLG by Financiere Acces Industrie (the “Acces Bonds”) if such pledge would violate (1) applicable law or (2) the Financiere AI/JLG Shareholders’ Agreement dated February 7, 2006 among Financiere Acces Industrie, JLG and Butler Capital Partners, FPE III (the “Shareholder Agreement”) and (y) if such pledge would not violate applicable law, MCI shall cause JLG to, and JLG shall, (1) obtain all consents to such pledge that are required under the Shareholder Agreement and (2) take all steps necessary to perfect the Agent’s Lien on the Acces Bonds;

(4)           all promissory notes or other instruments evidencing additional Indebtedness arising after the date hereof and owing to such Pledgor and all interest, cash, instruments and other property and assets from time to time received, receivable or otherwise distributed in respect thereof; and

(5)           all proceeds of the foregoing.

(g)           Security for Secured Obligations.  This Agreement secures, and the Pledged Collateral is security for, all Secured Obligations.

(h)           Delivery of Pledged Collateral.  Each Pledgor shall cause all existing certificated Pledged Shares and Pledged Notes, together with duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Agent, to be delivered to the Agent or its designee not later than the later of October 1, 2010 with respect to Pledged Shares and Pledged Notes existing on the date hereof and within 10 days after the date on which such Pledgor becomes a party to this Agreement after the date hereof; provided that (a) no Pledgor shall be required to deliver any check or similar instrument received, and to be deposited, in the ordinary course of business; and (b) no Pledgor shall be required to deliver to the Agent any original Instrument with a principal amount of less than $2,000,000 so long as the aggregate principal amount of all other original Instruments of all Pledgors that have not been delivered to the Agent does not exceed $10,000,000.

(i)            Representations and Warranties.  Each Pledgor represents and warrants to the Agent and each other Guaranteed Creditor, with respect to its Pledged Collateral, that:

(a)           such Pledgor is, and at the time of delivery of the Pledged Collateral to the Agent pursuant to Section 4 will be, the sole holder of record and the sole beneficial owner of the Pledged Collateral pledged by it free and clear of any Lien thereon or affecting the title thereto, except for any Lien created by this Agreement;

(b)           all of the Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable (except as provided by law);

(c)           each Pledged Note has been duly authorized, authenticated or issued and delivered by, and is the legal, valid and binding obligation of, the issuer thereof (except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability), and such issuer is not in default thereunder;

(d)           none of the Pledged Shares or Pledged Notes has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject;

(e)           except as noted on Schedule I, all of the Pledged Shares are presently owned by such Pledgor, and are presently represented by the stock certificates listed opposite such Pledgor’s name on Schedule I, and there are no existing options, warrants, calls or commitments of any character whatsoever relating to the Pledged Shares;

(f)            no consent, approval, authorization or other order of any Person and no consent, authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority is required for the exercise by the Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement, except as may be required with respect to the Acces Bonds or in connection with such disposition by laws affecting the offering and sale of securities generally;

(g)           the Pledged Shares of each Material Domestic Subsidiary that is a Pledged Entity constitute 100% of the issued and outstanding shares of stock of such Subsidiary owned by such Pledgor (except as otherwise permitted in the Credit Agreement), and the Pledged Shares of each Material Foreign Subsidiary that is a Pledged Entity constitute not less than 65% (or such lesser percentage as the Agent has agreed to prevent material adverse tax consequences to the Company) of the issued and outstanding shares of stock of such Subsidiary owned by such Pledgor (except as otherwise permitted in the Credit Agreement); and

(h)           assuming the Agent has possession of the original certificates (if any) evidencing the Pledged Shares and the original Pledged Notes, the pledge, assignment and delivery of the Pledged Collateral pursuant to this Agreement creates a valid, continuing, first perfected Lien on the Pledged Collateral in favor of the Agent, for the benefit of itself and the other Guaranteed Creditors, subject to no prior Lien of any other Person, and no further actions or procedures are required to maintain such first perfected Lien status.

The representations and warranties set forth in this Section 5 shall survive the execution and delivery of this Agreement.

(j)            Covenants.  From the date of this Agreement, and thereafter until this Agreement is terminated, each Pledgor:

•              will defend the title to the Pledged Collateral and the Liens of the Agent on the Pledged Collateral against the claim of any Person and will maintain and preserve such title and Liens; and

•              will, upon obtaining any additional shares of stock of a Pledged Entity or, subject to the proviso in Section 4, promissory notes or instruments, which shares, notes or instruments are not already Pledged Collateral, promptly (and in any event within 10 Business Days deliver to the Agent a Pledge Amendment, duly executed by such Pledgor, in substantially the form of Schedule II hereto (a “Pledge Amendment”)) in respect of any such additional shares pledging to the Agent, on behalf of itself and the other Guaranteed Creditors, all of such additional shares, notes or instruments.  Each Pledgor hereby consents to any and all such amendments, authorizes the Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Shares and/or Pledged Notes listed on any Pledge Amendment delivered to the Agent shall for all purposes hereunder be considered Pledged Collateral.

(k)           Pledgor’s Rights.  As long as no Event of Default shall have occurred and be continuing and until written notice shall be given to the Pledgors in accordance with Section 8(a):

(a)           each Pledgor shall have the right, from time to time, to vote and give consents with respect to its Pledged Collateral, or any part thereof for all purposes not inconsistent with the provisions of this Agreement, any other Loan Document and any other document executed in connection herewith or therewith; provided that no vote shall be cast, and no consent shall be given or action taken, which would have the effect of impairing the position or interest of the Agent or any other Guaranteed Creditor in respect of the Pledged Collateral or which would authorize or effect (except as and to the extent permitted by the Loan Documents): (i) the dissolution or liquidation, in whole or in part, of a Pledged Entity; (ii) the consolidation or merger of a Pledged Entity with any other Person; (iii) the sale, disposition or encumbrance of all or substantially all of the assets of a Pledged Entity, except for Liens in favor of the Agent; (iv) any change in the authorized number of shares, the stated capital or the authorized share capital of a Pledged Entity or the issuance of any additional shares of its stock; or (v) the alteration of the voting rights with respect to the stock of a Pledged Entity; and

(b)           (1)       each Pledgor shall be entitled, from time to time, to collect and receive for its own use all cash dividends, principal and interest paid in respect of its Pledged Collateral to the extent not in violation of any Loan Document, other than: (A) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution; and (B) cash paid, payable or otherwise distributed, in connection with the redemption of, or in exchange for, any Pledged Collateral; provided that until actually paid all rights to such distributions shall remain subject to the Lien created by this Agreement; and

(2)           all dividends, principal, interest and other distributions (other than (x) cash dividends, principal and interest permitted to be paid to the applicable Pledgor in accordance with clause (i) above and (y) capitalized interest on any Pledged Note) in respect of any of the Pledged Collateral, whenever paid or made, shall be delivered to the Agent to hold as Pledged Collateral and shall, if received by a Pledgor, be received in trust for the benefit of the Agent, for the benefit of itself and the other Guaranteed Creditors, be segregated from the other property or funds of such Pledgor, and be forthwith delivered to the Agent as Pledged Collateral in the same form as so received (with any necessary indorsement).

(l)            Defaults and Remedies.  (a) Upon the occurrence and during the continuance of an Event of Default, the Agent may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code as in effect from time to time in the State of Illinois or otherwise available to it.  Without limiting the foregoing, on or at any time after the declaration of an Event of Default by the Agent (provided that such declaration is not rescinded in accordance with the terms of the Credit Agreement) and upon written notice to the Pledgors, the Agent (personally or through an agent) is hereby authorized and empowered (subject to instructions agreeable to the Guaranteed Creditors) to transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Shares for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a stockholder with respect thereto, to collect and receive all cash dividends, interest and principal and other distributions made thereon, to sell in one or more sales after 10 days’ notice of the time and place of any public sale or of the time after which a private sale is to take place (which notice each Pledgor agrees is commercially reasonable) the whole or any part of the Pledged Collateral and to otherwise act with respect to the Pledged Collateral as though the Agent were the outright owner thereof, each Pledgor hereby irrevocably constituting and appointing the Agent as the proxy and attorney-in-fact of such Pledgor, with full power of substitution to do so, and which shall remain in effect until the Secured Obligations are paid in full in cash; provided that the Agent shall not have any duty to exercise any such right or to preserve the same and shall not be liable for any failure to do so or for any delay in doing so.  Any sale shall be made at a public or private sale at the Agent’s place of business, or at any place to be named in the notice of sale, either for cash or upon credit or for future delivery at such price as the Agent may deem fair, and the Agent or any other Guaranteed Creditor may be the purchaser of the whole or any part of the Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of any

Pledgor or any right of redemption.  Each sale shall be made to the highest bidder, but the Agent reserves the right to reject any and all bids at such sale which, in its discretion, it shall deem inadequate.  Demands of performance, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of property at sale are hereby waived and any sale hereunder may be conducted by an auctioneer or any officer or agent of the Agent.

(b)           If, at the original time or times appointed for the sale of the whole or any part of the Pledged Collateral, (i) the highest bid, if there is only one sale, is inadequate to discharge in full all the Secured Obligations, or (ii) if the Pledged Collateral is offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale, would indicate to the Agent, in its discretion, the unlikelihood of the proceeds of the sales of the whole of the Pledged Collateral being sufficient to discharge all the Secured Obligations, the Agent may, on one or more occasions and in its discretion, postpone any of such sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived; provided that any sale made after such postponement shall be after 10 days’ notice to the applicable Pledgor.

(c)           The proceeds of any sale, disposition or other realization upon all or any part of the Pledged Collateral shall be distributed by the Agent in accordance with Section 9 of the Security Agreement, and the Pledgors shall remain liable for any deficiency as set forth therein.

(d)           If, at any time when the Agent in its sole discretion determines, following the occurrence and during the continuance of an Event of Default, that, in connection with any actual or contemplated exercise of its rights (when permitted under this Section 8), to sell the whole or any part of the Pledged Collateral hereunder, it is necessary or advisable to effect a public registration of all or part of the Pledged Collateral pursuant to the Securities Act of 1933, as amended (or any similar statute then in effect) (the “Act”), the applicable Pledgor shall, in an expeditious manner, cause the applicable Pledged Entities to:

(1)           prepare and file with the SEC a registration statement with respect to such Pledged Collateral and in good faith use commercially reasonable efforts to cause such registration statement to become and remain effective;

(2)           prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Act with respect to the sale or other disposition of the Pledged Collateral covered by such registration statement whenever the Agent shall desire to sell or otherwise dispose of such Pledged Collateral;

(3)           furnish to the Agent such numbers of copies of a prospectus and a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as the Agent may request in order to facilitate the public sale or other disposition of such Pledged Collateral by the Agent;

(4)           use commercially reasonable efforts to register or qualify the Pledged Collateral covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States as the Agent shall request, and do such other reasonable acts and things as may be required of it to enable the Agent to consummate the public sale or other disposition in such jurisdictions of such Pledged Collateral by the Agent;

(5)           furnish, at the request of the Agent, on the date that any Pledged Shares are delivered to the underwriters for sale pursuant to such registration or, if the security is not being sold through underwriters, on the date that the registration statement with respect to such Pledged Shares becomes effective: (A) an opinion, dated such date, of the independent counsel representing such registrant for the purposes of such registration, addressed to the underwriters, if any, and in the event such Pledged Collateral is not being sold through underwriters, then to the Agent, in customary form and covering matters of the type customarily covered in such legal opinions; and (B) a comfort letter, dated such date, from the independent certified public accountants of such registrant, addressed to the underwriters, if any, and in the event such Pledged Collateral is not being sold through underwriters, then to the Agent, in a customary form and covering matters of the type customarily covered by such comfort letters and as the underwriters or the Agent shall reasonably request.  The opinion of counsel referred to above shall additionally cover such other legal matters with respect to the registration in respect of which such opinion is being given as the Agent may reasonably request.  The letter referred to above from the independent certified public accountants shall additionally cover such other financial matters (including information as to the period ending not more than five Business Days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as the Agent may reasonably request; and

(6)           otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable but not later than 18 months after the effective date of the registration statement, an earnings statement covering the period of at least 12 months beginning with the first full month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Act.

(e)           All expenses incurred in complying with Section 8(d), including, without limitation, all registration and filing fees (including all expenses incident to filing with the National Association of Securities Dealers, Inc.), printing expenses, fees and disbursements of counsel for the registrant, the fees and expenses of counsel for the Agent, expenses of the independent certified public accountants (including any special audits incident to or required by any such registration) and expenses of complying with the securities or blue sky laws or any jurisdiction, shall be paid by the applicable Pledgor.

(f)            If, at any time when the Agent shall determine to exercise its right to sell the whole or any part of the Pledged Collateral hereunder, such Pledged Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Act, the Agent may, in its discretion (subject only to applicable requirements of law), sell such Pledged Collateral or part thereof by private sale in such manner and under such circumstances as the Agent may deem necessary or advisable, but subject to the other requirements of this Section 8, and shall not be required to effect such registration or to cause the same to be effected.  Without limiting the generality of the foregoing, in any such event, the Agent in its discretion (x) may, in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledged Collateral or part thereof could be or shall have been filed under the Act (or similar statute), (y) may approach and negotiate with a single possible purchaser to effect such sale, and (z) may restrict such sale to a purchaser who is an accredited investor under the Act and who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Pledged Collateral or part thereof.  In addition to a private sale as provided above in this Section 8, if any of the Pledged Collateral is not freely distributable to the public without registration under the Act (or similar statute) at the time of any proposed sale pursuant to this Section 8, then the Agent shall not be required to effect such registration or cause the same to be effected but, in its discretion (subject only to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions: (i) as to the financial sophistication and ability of any Person permitted to bid or purchase at any such sale; (ii) as to the content of legends to be placed upon any certificates representing the Pledged Collateral sold in such sale, including restrictions on future transfer thereof; (iii) as to the representations required to be made by each Person bidding or purchasing at such sale relating to that Person’s access to financial information about the applicable Pledgor and such Person’s intentions as to the holding of the Pledged Collateral so sold for investment for its own account and not with a view to the distribution thereof; and (iv) as to such other matters as the Agent may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors’ rights and the Act and all applicable state securities laws.

(g)           Each Pledgor recognizes that the Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (f) above.  Each Pledgor also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the registrant to register such securities for public sale under the Act, or under applicable state securities laws, even if the applicable Pledgor would agree to do so.

(h)           Each Pledgor agrees to the maximum extent permitted by applicable law that following the occurrence and during the continuance of an Event of Default it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Pledged Collateral or the possession thereof by any purchaser at any sale hereunder, and each Pledgor waives the benefit of all such laws to the extent it lawfully may do so.  Each Pledgor agrees that it will not interfere with any right, power and remedy of the Agent provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Agent of any one or more of such rights, powers or remedies.  No failure or delay on the part of the Agent to exercise any such right, power or remedy and no notice or demand which may be given to or made upon any Pledgor by the Agent with respect to any such remedies shall operate as a waiver thereof, or limit or impair the Agent’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against any Pledgor in any respect.

(i)            Each Pledgor further agrees that a breach of any of the covenants contained in this Section 8 will cause irreparable injury to the Agent and the other Guaranteed Creditors, that the Agent and the other Guaranteed Creditors shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 8 shall be specifically enforceable against each Pledgor, and each Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Secured Obligations are not then due and payable in accordance with the agreements and instruments governing and evidencing such obligations.

(m)          Waiver.  No delay on the Agent’s or any other Guaranteed Creditor’s part in exercising any power of sale, Lien, option or other right hereunder, and no notice or demand which may be given to or made upon any Pledgor by the Agent or another Guaranteed Creditor with respect to any power of sale, Lien, option or other right hereunder, shall constitute a waiver thereof, or limit or impair the Agent’s or any other Guaranteed Creditor’s right to take any action or to exercise any power of sale, Lien, option, or any other right hereunder, without notice or demand, or prejudice the Agent’s or any other Guaranteed Creditor’s rights as against any Pledgor in any respect.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall in any event be effective unless the same shall be in writing signed and delivered by the Agent and the Required Lenders (or, to the extent required pursuant to Section 11.01 of the Credit Agreement, all Lenders).  Any waiver of any provision of this Agreement, and any consent to any departure by any Pledgor from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.

(n)           Assignment.  The Agent and the other Guaranteed Creditors may assign, indorse or transfer any instrument evidencing all or any part of the Secured Obligations as provided in, and in accordance with, the applicable Loan Document and the holder of such instrument shall be entitled to the benefits of this Agreement.

(o)           Termination; Release of Collateral.

(a) This Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations or commitments therefor outstanding)

until the payment in full of the Secured Obligations and the termination of the Credit Agreement in accordance with its terms, at which time the security interests granted hereby shall terminate and any and all rights to the Pledged Collateral shall revert to the applicable Pledgor.  Upon such termination, the Agent shall promptly return to the applicable Pledgor, at such Pledgor’s expense, such of the Pledged Collateral held by the Agent as shall not have been sold or otherwise applied pursuant to the terms hereof.  The Agent will promptly execute and deliver to the applicable Pledgor such other documents as such Pledgor shall reasonably request to evidence such termination.

(b)                                 The Agent will, promptly upon request of any Pledgor (which request shall be accompanied by any documentation the Agent may reasonably request to confirm that any applicable conditions to the Agent’s acting upon such request have been satisfied (on which documentation the Agent may conclusively rely absent written notice to the contrary)), release its security interest in any Pledged Collateral (i) that is disposed of by such Pledgor as part of or in connection with any Disposition permitted under the Credit Agreement or (ii) so long as no Default or Event of Default exists or would result therefrom, representing equity interests of a Subsidiary (other than a Subsidiary that is a Subsidiary Borrower) that has ceased to be a Material Domestic Subsidiary or a Material Foreign Subsidiary, as the case may be.

(p)                                 Lien Absolute.  All rights of the Agent hereunder, and all obligations of each Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a)                                 any lack of validity or enforceability of any Loan Document, any other document executed in connection with any Loan Document                               or any other agreement or instrument governing or evidencing any Secured Obligations;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;

(c)                                  any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations; or

(d)                                 any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Pledgor.

(q)                                 Release.  Each Pledgor consents and agrees that the Agent and the other Guaranteed Creditors may at any time, or from time to time, in their discretion (a) renew, extend or change the time of payment, and/or the manner, place or terms of payment of all or any part of the Secured Obligations and (b) exchange, release and/or surrender all or any of the Pledged Collateral, or any part thereof, by whomsoever deposited, which is now or may hereafter be held by the Agent in connection with all or any of the Secured Obligations; all in such manner and upon such terms as the Agent and the other Guaranteed Creditors may deem proper, and without notice to or further assent from any Pledgor, it being hereby agreed that each Pledgor shall be and remain bound upon this Agreement, irrespective of the value or condition of any of the Pledged Collateral, and notwithstanding any such change, exchange, settlement, compromise, surrender, release, renewal or extension, and notwithstanding also that the Secured Obligations may, at any time, exceed the aggregate principal amount thereof set forth in the relevant Loan Document or any other agreement governing any Secured Obligations.  Each Pledgor hereby waives notice of acceptance of this Agreement, and also presentment, demand, protest and notice of dishonor of any and all of the Secured Obligations, and promptness in commencing suit against any party hereto or liable hereon, and in giving any notice to or of making any claim or demand hereunder upon any Pledgor.  No act or omission of any kind on the Agent’s part shall in any event affect or impair this Agreement.

(r)                                    Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective if any petition is filed by or against any Pledgor or any Pledged Entity for liquidation or reorganization, if any Pledgor or any Pledged Entity becomes insolvent or makes an assignment for the benefit of creditors or if a receiver or trustee is appointed for all or any significant part of a Pledgor’s or a Pledged Entity’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(s)                                   Miscellaneous.  (a) The Agent may execute any of its duties hereunder by or through agents or employees and shall be entitled to advice of counsel concerning all matters pertaining to its duties hereunder.

(b)                                 Each Pledgor agrees to promptly reimburse the Agent for actual out-of-pocket expenses, including, without limitation, reasonable counsel fees, incurred by the Agent in connection with the administration and enforcement of this Agreement.  Each Pledgor’s obligation to reimburse the Agent pursuant to the preceding sentence shall be a Secured Obligation of such Pledgor payable on demand.

(c)                                  None of the Agent, any other Guaranteed Creditor nor any of their respective officers, directors, employees, agents or counsel shall be liable for any action lawfully taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

(d)                                 Each Pledgor hereby irrevocably appoints the Agent as such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time in the Agent’s discretion reasonably exercised after the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument that the Agent deems reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to such Pledgor representing any dividend, or other proceeds or distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same, when and to the extent permitted by this Agreement.

(e)                                  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of each Pledgor, the Agent and the other Guaranteed Creditors and their respective successors and assigns, except that the Assignor shall not have the right to assign its rights or obligations under this Agreement or any interest herein, without the prior written consent of the Agent and the other Guaranteed Creditors.

(t)                                    Severability.  If for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or effect those portions of this Agreement which are valid.

(u)                                 Notices.  Any notice required or permitted to be given under this Agreement shall be given in accordance with the Credit Agreement.

(v)                                 CHOICE OF LAW AND JURISDICTION.  (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS, OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PLEDGOR, THE AGENT AND (BY ACCEPTING THE BENEFITS HEREOF) EACH OTHER GUARANTEED CREDITOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH PLEDGOR, THE AGENT AND (BY ACCEPTING THE BENEFITS HEREOF) EACH OTHER GUARANTEED CREDITOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  EACH OF EACH PLEDGOR, THE AGENT AND (BY ACCEPTING THE BENEFITS HEREOF) EACH OTHER GUARANTEED CREDITOR WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

(c)                                  EACH OF EACH PLEDGOR, THE AGENT AND (BY ITS ACCEPTANCE HEREOF) EACH OTHER GUARANTEED CREDITOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS

AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(w)                               Section Titles.  The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

(x)                                 Counterparts; Additional Pledgors.  This Agreement may be executed in any number of counterparts, which shall, collectively and separately, constitute one agreement.  At any time after the date of this Agreement, one or more additional Persons may become parties hereto by executing and delivering to the Agent a counterpart of this Agreement (including supplements to the Schedules hereto).  Immediately upon such execution and delivery (and without any further action), each such additional Person will become a party to, and will be bound by all the terms of, this Agreement.

(y)                                 Limitation on Duty of the Agent with Respect to Collateral.  Bank of America, N.A. has been appointed as Agent for the Guaranteed Creditors hereunder, and the Agent has agreed to act (and any successor Agent shall act) as such hereunder only on the express conditions contained in Article X of the Credit Agreement.  Any successor Agent appointed pursuant to Article X of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Agent hereunder.  Beyond the safe custody thereof, the Agent shall not have any duty with respect to any Pledged Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto.  The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which it accords its own property.  The Agent shall not be liable or responsible for any loss or damage to any of the Pledged Collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent or bailee selected by the Agent in good faith.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

OSHKOSH CORPORATION

By:
Name: R. Scott Grennier
Title: Vice President and Treasurer

MCNEILUS COMPANIES, INC.

By:
Name: R. Scott Grennier
Title: Vice President and Treasurer

MCNEILUS TRUCK AND
MANUFACTURING, INC.

By:
Name: R. Scott Grennier
Title: Vice President and Treasurer

Signature page to Pledge Agreement

Signature page for the Pledge Agreement dated as of September 27, 2010 (as amended, restated or otherwise modified, the “Pledge Agreement”) among Oshkosh Corporation (the “Company”), various subsidiaries of the Company and Bank of America, N.A., as Agent (as defined therein).

The undersigned is executing a counterpart hereof for purposes of becoming a party to the Pledge Agreement (and the undersigned has attached hereto supplements to the Schedules to the Pledge Agreement setting forth all information necessary to make the representations and warranties set forth in the Pledge Agreement with respect to the undersigned accurate as of the date of the execution and delivery hereof (except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date))

[SUBSIDIARY]

By:
Name:
Title:

Signature page to Pledge Agreement

SCHEDULE I
TO PLEDGE AGREEMENT

PLEDGED SHARES

Stock Issuer	Class of Stock	# of Shares Issued	# of Shares to be Pledged	Percentage of Outstanding	Registered Owner	Stock Certificate No.	Outstanding Options, Warrants, Etc.

PLEDGED NOTES

Issuer	Issue Date	Maturity Date	Interest Rate	Payee
Acces
[OTHERS]

SCHEDULE II

TO PLEDGE AGREEMENT

PLEDGE AMENDMENT

This Pledge Amendment, dated                       ,              is delivered pursuant to Section 6(b) of the Pledge Agreement referred to below. The undersigned hereby certifies that the representations and warranties in Section 5 of the Pledge Agreement are and continue to be true and correct in all material respects as of the date hereof, except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, both as to the Pledged Collateral pledged prior to this Pledge Amendment and as to the Pledged Collateral pledged pursuant to this Pledge Amendment. The undersigned further agrees that this Pledge Amendment may be attached to the Pledge Agreement dated as of September 27, 2010 among the undersigned (the “Pledgor”), various affiliates thereof and Bank of America, N.A., as administrative agent, and that the Pledged Collateral listed on this Pledge Amendment shall be and become a part of the Pledged Collateral referred to in such Pledge Agreement and shall secure all Secured Obligations referred to in such Pledge Agreement.  The undersigned acknowledges that any shares of capital stock in the Pledged Entities not included in the Pledged Shares or promissory notes or instruments not included in the Pledged Notes at the discretion of the Agent may not otherwise be pledged or otherwise used as Collateral by the Pledgor.

[ PLEDGOR ]

By:
Title:

Pledged Shares

Pledgor	Issuer	Class of Stock	Certificate Number(s)	Number of Shares

Pledged Notes

Pledgor	Issuer	Initial Principal Amount	Issue Date	Maturity Date	Interest Rate

EXHIBIT J

FORM OF SECURITY AGREEMENT

SECURITY AGREEMENT

DATED AS OF SEPTEMBER 27, 2010

AMONG

OSHKOSH CORPORATION,

VARIOUS SUBSIDIARIES

AND

BANK OF AMERICA, N.A.,
AS AGENT

SCHEDULES

SCHEDULE A	–	Locations of Equipment, Inventory, Fixtures and other Goods
SCHEDULE B	–	Organizational Information
SCHEDULE C	–	Prior Legal Names
SCHEDULE D	–	Tort Claims

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SECURITY AGREEMENT

THIS SECURITY AGREEMENT (as amended, restated or otherwise modified from time to time, this “Agreement”) dated as of September 27, 2010 is among OSHKOSH CORPORATION, a Wisconsin corporation (the “Company”), each subsidiary of the Company listed on the signature pages hereof and each other Person which from time to time becomes a party hereto (collectively, including the Company, the “Debtors” and individually, each a “Debtor”), and BANK OF AMERICA, N.A., in its capacity as Agent (as defined below) for itself and the other Guaranteed Creditors (as defined in the Credit Agreement referred to below).

W I T N E S S E T H:

WHEREAS, the Company, certain subsidiaries of the Company from time to time party thereto, various financial institutions from time to time party thereto (together with their respective successors and permitted assigns, the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders (together with its successors and permitted assigns in such capacity, the “Agent”), have entered into the Credit Agreement dated as of September 27, 2010 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, each Debtor other than the Company has executed and delivered a Subsidiary Guaranty dated as of September 27, 2010 (as amended, restated or otherwise modified from time to time, the “Subsidiary Guaranty”) of certain obligations of the Company, including all obligations of the Company under the Credit Agreement; and

WHEREAS, as a condition to entering into the Credit Agreement and extending credit to the Company under the Credit Agreement and under certain hedging and cash management arrangements, the Lenders have required that each Debtor grant to the Agent, for the ratable benefit of itself and the other Guaranteed Creditors, a security interest in its Collateral (as defined below) on the terms and conditions set forth below;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

(z)            Definitions and Interpretation of Agreement.  In addition to terms defined in the introductory paragraph and the recitals, (a) the terms Account, Account Debtor, Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Consignee, Consignment, Consignor, Deposit Account, Document, Equipment, Fixture, Goods, Instrument, Inventory, Investment Property, Securities Account, Security, Security Entitlement and Uncertificated Security shall have the respective meanings assigned to such terms in Article 8 or Article 9, as applicable, of the UCC (as defined below); (b) other capitalized terms used but not defined in this Agreement have the respective meanings set forth in the Credit Agreement; and (c) the following have the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Assignee Deposit Account” has the meaning ascribed to it in Section 5.

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“Cash Management Obligations” means all liabilities under or in connection with any arrangement in respect of overdraft protection, Automated Clearing House services and other treasury, depositary and cash management services.

“Collateral” has the meaning ascribed to it in Section 2.

“Computer Hardware and Software” means (i) all computer and other electronic data processing hardware, whether now or hereafter owned, licensed or leased, including all integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware; (ii) all software programs, whether now or hereafter owned, licensed or leased, designed for use on the computers and electronic data processing hardware described in clause (i) including all operating system software, utilities and application programs in whatsoever form (source code and object code in magnetic tape, disk or hard copy format or any other listing whatsoever); (iii) all firmware associated with the foregoing, whether now or hereafter owned, licensed or leased; (iv) all rights with respect thereto, including any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitution, replacement, addition or model conversion of any of the foregoing; and (v) all documentation for such hardware, software and firmware described in the preceding clauses (i), (ii) and (iii), whether now or hereafter owned, licensed or leased, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

“Contract Right” shall mean any right of any Debtor to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

“Entrusted Goods” means, for any Debtor, Goods of such Debtor that (i) have been placed on Consignment with, or sold on a secured basis or leased pursuant to a finance lease to, a Person (other than another Debtor) and (ii) constitute Inventory of such Debtor.

“Entrustor” means a Debtor in its capacity as Consignor, seller or lessor of Entrusted Goods.

“General Intangibles” means all “general intangibles” as defined in the UCC and, in any event, includes all general intangibles (including all general and limited partnership interests and limited liability company interests), contract rights, rights to receive payments of money, choses in action, judgments, tax refunds and tax refund claims, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade names, trade secrets, drawings or plans with respect to trade secrets, copyrights, licenses, franchises, leasehold interests in real or personal property, rights to receive rentals of real or personal property and guarantee claims.

“Holder” means the Consignee, debtor or lessee with respect to any Entrusted Goods.

“including” means “including without limitation”.

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“Intellectual Property” means all past, present and future: trade secrets and other proprietary information; customer lists; trademarks, service marks, business  names, trade names, designs, logos, indicia, and/or other source and/or business identifiers and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying copyrights; unpatented inventions (whether or not patentable); patent applications and patents; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; mask works, books, records, writings, computer tapes or disks, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; and all common law and other rights throughout the world in and to all of the foregoing.

“Non-Goods Collateral” shall mean all Collateral other than Inventory, Equipment, Fixtures and other Goods.

“Permitted Liens” means Liens permitted under Section 8.01 of the Credit Agreement; provided that the aggregate amount of all Liens of all Debtors of the types identified in clauses (g), (n), (s) and (u) thereof shall not exceed the amounts or percentages set forth in such clauses.

“Secured Obligations” means (a) with respect to the Company, all Obligations of the Company (including pursuant to Article XII of the Credit Agreement) and (b) with respect to any other Debtor, (i) all obligations of such Debtor under the Subsidiary Guaranty and each other Loan Document to which it is a party, in each case as the same may be amended, modified, extended or renewed from time to time, and (ii) all obligations of such Debtor owing to a Guaranteed Creditor pursuant to a Rate Swap Document and all Cash Management Obligations of such Debtor owing to any Guaranteed Creditor; provided that no Debtor shall have any obligation hereunder in excess of the maximum amount of the Secured Obligations which such Debtor may incur without violating any fraudulent conveyance or fraudulent transfer law.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois.

A Section or a Schedule is, unless otherwise stated, a reference to a section hereof or a schedule hereto, as the case may be.  Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.  The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar purport when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise defined therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other documents made or delivered pursuant hereto.

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(aa)         Grant of Security Interest.  As security for the payment and performance of all Secured Obligations, each Debtor hereby assigns to the Agent for the benefit of itself and the other Guaranteed Creditors, and grants to the Agent for the benefit of itself and the other Guaranteed Creditors, a continuing security interest in, all of such Debtor’s right, title, and interest in the following, whether now owned or existing, or hereafter acquired or coming into existence, and wherever now or hereafter located (collectively for all Debtors, the “Collateral”):

(a)           all Accounts, Contract Rights and Documents of such Debtor;

(b)           all Chattel Paper and instruments evidencing any obligation to such Debtor for payment for goods sold or leased or for services rendered;

(c)           All Goods of such Debtor (including all of its Equipment, Fixtures and Inventory), together with all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(d)           all Deposit Accounts of such Debtor;

(e)           all General Intangibles of such Debtor;

(f)            all Instruments of such Debtor (together with all guaranties thereof and security therefor);

(g)           all Intellectual Property of such Debtor;

(h)           all Investment Property of such Debtor (including Commodity Accounts, Commodity Contracts, Securities (whether Certificated Securities or Uncertificated Securities), Security Entitlements and Securities Accounts);

(i)            all Computer Hardware and Software of such Debtor;

(j)            the Commercial Tort Claims of such Debtor listed on Schedule D;

(k)           any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of or in the name of such Debtor now or hereafter with the Agent or any other Guaranteed Creditor and any and all property of every kind or description of or in the name of such Debtor now or hereafter, for any reason or purpose whatsoever, in the possession or control of, or in transit to, or standing to such Debtor’s credit on the books of, the Agent or such other Guaranteed Creditor or any agent or bailee for the Agent or any other Guaranteed Creditor;

(l)            to the extent not included in the foregoing, other personal property of such Debtor of any kind or description;

(m)          to the extent related to the property described in clauses (a) through (l) above, all books, correspondence, credit files, records, invoices and other papers and documents, including, to the extent so related, all tapes, cards, computer runs, computer programs (to the extent such Debtor may grant a security interest therein without a breach of the terms thereof)

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and other papers and documents in the possession or control of such Debtor or any computer bureau from time to time acting for such Debtor, and, to the extent so related, (i) all rights in, to and under all policies of insurance, including claims of rights to payments thereunder and proceeds therefrom, including any credit insurance and (ii) all dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such property; and

(n)           all proceeds and products of any of the foregoing;

provided that “Collateral” of a Debtor shall not include (i) such Debtor’s right, title and interest in (x) any Intellectual Property, Computer Hardware and Software or other intangible personal property that is subject to a written licensing agreement between such Debtor and a licensor, any such licensing agreement or any proceeds of the foregoing to the extent that, in each case, such licensing agreement prohibits the grant by such Debtor of a Lien in such property or (y) any other personal property that was acquired by such Debtor with the proceeds of financing provided by another Person (or any refinancing of such a financing so long as (I) the amount of the Indebtedness or other obligation under such refinancing does not exceed the Indebtedness or other obligation existing immediately prior to such refinancing and (II) the scope of the Property securing such financing is not increased), any related financing agreement and any proceeds of the foregoing to the extent that, in each case, such financing agreement prohibits the grant by such Debtor of a Lien in the property so financed, but only to the extent, and for so long as, any applicable agreement described in the foregoing clause (x) or (y) is not terminated or rendered ineffective by the UCC or any other applicable law; (ii) any Margin Stock unless the Agent has received all relevant documentation required to comply with the Federal Reserve Board’s margin regulations (and each Debtor agrees that, upon request of the Agent at any time that (A) a Default or an Event of Default exists or (B) the aggregate fair market value of all Margin Stock held by the Debtors exceeds $5,000,000, it will promptly provide to the Agent all documents that the Agent reasonably requests to comply with such regulations); or (iii) any stock or other equity interest in any Person except to the extent required to be pledged pursuant to the Pledge Agreement.

(bb)         Representations and Warranties.  Each Debtor represents and warrants to the Agent and the other Guaranteed Creditors that:

(a)           no financing statement (other than (i) any that the Company or the Agent are authorized to file on the date hereof in connection with the Loan Documents or (ii) in respect of any Permitted Lien) covering any of its Collateral is on file in any public office;

(b)           none of its Collateral is of a type in which a Lien may be filed under, or notice thereof given under, any federal statute relating exclusively to Collateral of that type rather than property generally, other than corporate aircraft owned by a Debtor and registered Intellectual Property of a Debtor, to which federal filing statutes relate;

(c)           all Equipment, Fixtures and Inventory are located at the locations shown on Schedule A (or at other locations permitted under Section 7);

5

(d)           during the last five years, such Debtor has not conducted business under any legal name other than the name in which it has executed this Agreement, except for legal names listed on Schedule C;

(e)           such Debtor’s true legal name as registered in the jurisdiction in which such Debtor is organized, jurisdiction of organization, federal employer identification number, organizational identification number, if any, as designated by the state of its organization, chief executive office and principal place of business are set forth on Schedule B (or, in the case of the chief executive office and principal place of business, at such other address provided to the Agent in accordance with Section 7);

(f)            none of the Equipment (other than vehicles) owned by such Debtor and none of such Debtor’s Inventory (other than vehicles manufactured by such Debtor and returned by customers from time to time in the ordinary course of business) is covered by any certificate of title;

(g)           such Debtor is and will be the lawful owner of, or has and will have a valid leasehold interest or license in, all of its Collateral, free of all Liens and claims whatsoever, other than Permitted Liens, with full power and authority to execute this Agreement and perform such Debtor’s obligations hereunder, and to subject such Collateral to the security interest granted hereunder;

(h)           upon the filing of financing statements on Form UCC-1 in the appropriate governmental offices and the payment of all required filing fees with respect thereto, the Agent will have a valid lien upon and perfected security interest in all of such Debtor’s Collateral in which a security interest can be perfected by filing under the Uniform Commercial Code as in effect in such Debtor’s jurisdiction of organization; and

(i)            all information with respect to Collateral and Account Debtors set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by such Debtor to the Agent or any other Guaranteed Creditor, and all other written information heretofore or hereafter furnished by such Debtor to the Agent or any other Guaranteed Creditor, is and will be true and correct in all material respects as of the date furnished.

(cc)         Use of Collateral.  Until an Event of Default has occurred and is continuing, such Debtor may have possession of its Collateral and use such Collateral in any manner not inconsistent with this Agreement or with any policy of insurance on such Collateral.

(dd)         Processing, Sale and Collections.  Until such time as the Agent shall notify the Company of the revocation of such power and authority while an Event of Default is continuing, each Debtor:

(a)           may sell, lease, use or furnish under contracts of service any of the Inventory normally held by such Debtor for such purpose, and use and consume any raw materials, work in process or materials normally held by such Debtor for such purpose;

(b)           will endeavor to collect, as and when due, in a manner consistent with past practices, all amounts due with respect to any of the Non-Goods Collateral, including (while an

6

Event of Default is continuing) the taking of such action with respect to such collection as the Agent may reasonably request or, in the absence of such request, as such Debtor may deem advisable;

(c)           may grant, in the ordinary course of business, to any party obligated on or with respect to any of its Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of goods, the sale or lease of which shall have given rise to such Collateral; and

(d)           may sell, use or lease furniture, Equipment, Fixtures and other property to the extent not prohibited by the Credit Agreement.

The Agent, however, may at any time while an Event of Default is continuing, whether before or after any revocation of such power and authority or the maturity of any of the Secured Obligations, notify any party obligated on or with respect to any of the Non-Goods Collateral to make payment directly to the Agent of any amounts due or to become due thereunder and enforce collection of any of the Non-Goods Collateral by suit or otherwise and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness or other obligations thereunder or evidenced thereby.  Upon request of the Agent, while an Event of Default is continuing, each Debtor will, at its own expense, notify any parties obligated on or with respect to any of the Non-Goods Collateral to make payment to the Agent of any amounts due or to become due thereunder.

Each Debtor will, during the continuance of an Event of Default, forthwith, upon receipt of written demand of the Agent, transmit and deliver to the Agent, in the form received, all cash, checks, drafts, Chattel Paper and other Instruments or writings for the payment of money (properly endorsed, where required, so that such items may be collected by the Agent) which may be received by such Debtor at any time in full or partial payment or otherwise as proceeds of any of the Collateral.  Except as the Agent may otherwise consent in writing, any such items which may be received by a Debtor following such demand of the Agent will not be commingled with any other of its funds or property, but will be held separate and apart from its own funds or property and upon express trust for the Agent, for the benefit of itself and the other Guaranteed Creditors, until delivery is made to the Agent.  All items or amounts which are delivered by a Debtor to the Agent on account of partial or full payment by an Account Debtor or otherwise as proceeds of any of the Collateral shall be deposited to the credit of a non-interest bearing deposit account over which such Debtor shall have no control (each an “Assignee Deposit Account”) of such Debtor with the Agent, as security for payment of the Secured Obligations.  The Agent shall promptly upon request of the applicable Debtor (and may at any time in its discretion) apply all or any of the then balance, representing collected funds, in the Assignee Deposit Accounts, toward payment of the Secured Obligations, whether or not then due.

The Agent is authorized to endorse, in the name of the applicable Debtor, any item, howsoever received by the Agent, representing any payment on or other proceeds of any of the Collateral.

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(ee)         Certificates, Schedules and Reports.  Each Debtor will furnish to the Agent from time to time such additional schedules and such certificates and reports respecting all or any of its Collateral and the items or amounts received by such Debtor in full or partial payment or otherwise as proceeds of any of its Collateral, all to such extent as the Agent may reasonably request.  Each of the foregoing schedules, certificates, reports and notices shall be executed by a duly authorized officer of such Debtor and shall be in such form and detail as the Agent may reasonably specify.

(ff)           Covenants.  From the date of this Agreement, and thereafter until this Agreement is terminated, each Debtor:

(a)           will, from time to time, execute (as applicable) and deliver such financing statements and other documents (and pay the cost of filing or recording the same in all applicable offices) and do such other acts and things (including, to the extent required pursuant to the terms of the Pledge Agreement, delivery to the Agent of any Instrument or Certificated Security that constitutes Collateral), as are necessary or as the Agent may from time to time reasonably request, to establish and maintain a valid and perfected security interest in its Collateral (free of all other Liens, claims and rights of third parties whatsoever, other than Permitted Liens) to secure the payment of the Secured Obligations;

(b)           will keep all Inventory (other than Inventory that is in transit in the normal course of business) at the locations shown on Schedule A; provided that such Debtor may keep Inventory at any other location so long as (i) if such location is owned by such Debtor or any other Debtor, such Debtor has given the Agent not less than 15 days’ prior written notice that Inventory of such Debtor will be located at such location, (ii) if such location is leased by such Debtor or any other Debtor, the Agent has received a waiver and consent reasonably satisfactory to the Agent from the landlord of such location, and (iii) if such location is neither owned nor leased by such Debtor or any other Debtor, the Agent shall have received a Collateral Access Agreement from the bailee, processor, warehouseman or other third party that has possession of such Inventory; and provided, further, that any Debtor may temporarily keep Inventory at other locations in the ordinary course of business, consistent with past practices, but such Debtor will, upon request of the Agent during the existence of an Event of Default, return such Inventory (other than Inventory leased to such Debtor’s customers in the ordinary course of business to the extent relocation would violate the relevant lease) to one of the locations shown on Schedule A;

(c)           will maintain its chief executive office and principal place of business at the respective addresses shown on Schedule B, unless such Debtor gives the Agent 30 days’ prior written notice of any new address;

(d)           (i) will keep all Equipment (except (x) Equipment that is normally used in more than one State (referred to in this clause (d) as “mobile goods”) and (y) Equipment that is located outside the continental United States with an aggregate fair market value not in excess of $35,000,000) at the locations shown on Schedule A; provided that such Debtor may keep Equipment at any other location so long as (i) if such location is owned by such Debtor or any other Debtor, such Debtor has given the Agent not less than 15 days’ prior written notice that Equipment of such Debtor will be located at such location, (ii) if such location is leased by such Debtor or any other Debtor, the Agent has received a waiver and consent reasonably satisfactory

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to the Agent from the landlord of such location, and (iii) if such location is neither owned nor leased by such Debtor or any other Debtor, the Agent shall have received a satisfactory agreement from the bailee, warehouseman or other third party that has possession of such Equipment acknowledging the Agent’s Lien on such Equipment and granting the Agent access to such location to remove such Equipment upon notice during the existence of an Event of Default; and provided, further, that (A) any Debtor may keep tooling at any supplier in the ordinary course of business consistent with past practice so long as the aggregate value of all tooling of all Debtors so kept with suppliers does not at any time exceed $10,000,000; and (B) any Debtor may keep Equipment at any other location so long as the aggregate value of all Equipment of all Debtors at all such other locations (excluding locations shown on Schedule A or referred to in the parenthetical clause beginning in the first line of this Section 7(d), in the first proviso to this Section 7(d) or in clause (A) of this proviso) does not at any time exceed $25,000,000; and (ii) will not use any mobile goods outside the continental United States unless the Agent shall otherwise consent in writing;

(e)           will not change its jurisdiction of organization or incorporation or its name, identity or corporate structure such that any financing statement filed to perfect the Agent’s interests under this Agreement would become seriously misleading, unless such Debtor shall have given the Agent not less than 30 days’ prior notice of such change (provided that this Section 7(e) shall not be deemed to authorize any change or transaction prohibited under the Credit Agreement);

(f)            if such Debtor is organized under the laws of the United States or any State or other political subdivision thereof, will keep all Deposit Accounts (except for (i) Deposit Accounts that do not, individually or collectively, hold deposits in excess of $7,500,000 for more than five consecutive Business Days (or, solely in the case of Deposit Accounts maintained by JLG Industries, Inc. Australia Branch, deposits in excess of $15,000,000 for more than ten Business Days) and (ii) any accounts facilitating the operation of cash pooling, interest set-off and/or sweep arrangements) and Investment Property in the United States;

(g)           will, promptly upon any officer of such Debtor obtaining knowledge that such Debtor has acquired a Commercial Tort Claim with a reasonably anticipated value in excess of $1,000,000, promptly notify the Agent in a writing signed by such Debtor of the details thereof and grant to the Agent in such writing a security interest therein and in the proceeds thereof, with such writing to be in form and substance reasonably satisfactory to the Agent;

(h)           will furnish the Agent such information concerning such Debtor, the Collateral and the Account Debtors as the Agent may from time to time reasonably request;

(i)            will, upon request of the Agent, stamp on its records concerning the Collateral a notation, in form and substance reasonably satisfactory to the Agent, of the security interest of the Agent hereunder;

(j)            will reimburse the Agent promptly following demand for all reasonable costs and expenses, including reasonable fees of attorneys (who may be employees of the Agent) and legal expenses, incurred by the Agent in seeking to collect or enforce any rights under the Collateral and, in case of an Event of Default, in seeking to collect any Secured Obligations and

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to enforce rights hereunder, including expenses of any repairs to any realty or other property to which any of the Equipment may be affixed or be a part;

(k)           will pay, when due, all taxes, assessments, governmental charges and other similar charges levied against any of the Collateral, except and so long as such Debtor is contesting such taxes, assessments or charges in good faith and by appropriate proceedings and such Debtor has set aside on its books such reserves or other appropriate provisions therefor as may be required by generally accepted accounting principles;

(l)            will do nothing to impair in any material respect the rights of the Agent or the other Guaranteed Creditors in the Collateral (provided that this clause (l) will not prohibit any transaction permitted by the Credit Agreement);

(m)          will at all times keep its Collateral insured in compliance with the requirements of the Credit Agreement (and such Debtor assumes all liability and responsibility in connection with the Collateral acquired by it, and agrees that the liability of such Debtor to pay its obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, stolen, damaged or for any reason whatsoever unavailable to such Debtor);

(n)           will, during the continuance of an Event of Default, (i) notify the Agent of any Collateral which, to its knowledge, constitutes a claim against the United States government or any instrumentality or agency thereof (except for claims against any state government, unless requested by the Agent), the assignment of which claim is restricted by federal law, and (ii) promptly upon the request of the Agent, take such steps as may be necessary to comply with any applicable federal assignment of claims laws;

(o)           at any time during the continuance of an Event of Default, upon request, will give the Agent information as to ownership of any vehicle or other Equipment covered by a certificate of title and, promptly upon request of the Agent at any time during the continuance of an Event of Default, such Debtor will deliver any such certificate of title to the Agent and/or will cause the Lien of the Agent, on behalf of itself and the other Guaranteed Creditors, to be noted thereupon;

(p)           will defend title to the Collateral and the Liens of the Agent on the Collateral against the claim of any Person, other than to the extent such claim is a Permitted Lien, and will maintain and preserve such Liens of the Agent; and

(q)           will, with respect to each Holder (i) within 120 days after the end of each fiscal quarter during which the aggregate amount of Entrusted Goods of all Debtors with such Holder exceeds $3,000,000 (or, if later, the date on which such Debtor first delivers Entrusted Goods to such Holder), perfect its interest as Entrustor in all Entrusted Goods of such Debtor held by such Holder by filing a UCC financing statement (or the equivalent in Ontario or any other jurisdiction in Canada that has a filing system similar to the system established under Ontario Personal Property Security Act) in each applicable jurisdiction against such Holder; (ii) take such actions as are necessary from time to time to continue the effectiveness of each financing statement (or equivalent document) filed pursuant to the foregoing clause (i) (unless such Debtor no longer has, and does not reasonably expect to have, any Entrusted Goods in an

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aggregate amount in excess of $3,000,000 with such Holder); and (iii) prior to or promptly after such Debtor files any financing statement against a Holder pursuant to clause (i) above (and not less than once every five years thereafter so long as such Debtor has, or reasonably expects to have, Entrusted Goods in an aggregate amount in excess of $3,000,000 with such Holder), send a notice to each Person that (as of the date of such filing) has a financing statement on file in the relevant office covering Inventory of such Holder (other than a filing against specific Goods that do not constitute Entrusted Goods), stating that such Debtor has or expects to acquire a purchase-money security interest in (or, as applicable, to place on Consignment with or lease to such Holder) Goods that will be Inventory of such Holder and describing such Goods.  Each Debtor hereby authorizes the Agent to file any financing statement, continuation statement or amendment to financing statement in any jurisdiction and with any filing office as the Agent may determine, in its sole discretion, is necessary to perfect the security interest granted to the Agent hereunder or in connection herewith.  Any such financing statement or amendment may describe the Collateral in the same manner as described in any security agreement or pledge agreement entered into by the parties in connection herewith, or may contain an indication or description of collateral that describes such property in any other manner as the Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral or in connection herewith, including describing such property as “all assets” or “all personal property”, whether now owned or hereafter acquired and wherever located.

The Agent may from time to time, at its option, perform any agreement of a Debtor hereunder which such Debtor shall fail to perform when due and take any other action which the Agent deems necessary for the maintenance or preservation of any of the Collateral or its interest therein, and such Debtor agrees to forthwith reimburse the Agent for all expenses of the Agent in connection with the foregoing, together with interest thereon from the date incurred until reimbursed by such Debtor at a rate per annum equal to the Base Rate plus the Applicable Base Rate Margin applicable to Revolving Loans in effect from time to time.  The applicable Debtor’s obligation to reimburse the Agent pursuant to the preceding sentence shall be a Secured Obligation of such Debtor payable on demand.

(gg)         Remedies.

(a)           Remedies Upon an Event of Default.  Whenever an Event of Default exists, the Agent may exercise from time to time any rights and remedies available to it under the UCC and any other applicable law (in addition to those described below).  Without limiting the foregoing, the Agent may, during the existence of an Event of Default:

(1)           personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from such Debtor or any other Person which then has possession of any part thereof with or without notice or process of law (unless the same shall be required by applicable law), and for that purpose may enter in an orderly and lawful manner upon such Debtor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Debtor;

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(2)           instruct the obligor or obligors on any contract, agreement, instrument or other obligation (including Accounts) constituting the Collateral to make any payment required by the terms thereof directly to the Agent, on behalf of itself and the other Guaranteed Creditors;

(3)           sell or otherwise liquidate, or direct such Debtor to sell or otherwise liquidate, any or all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale or liquidation;

(4)           with respect to Secured Obligations which are contingent and cannot be accelerated by their nature, require such Debtor to deposit cash or other acceptable collateral in an amount sufficient to cover principal, interest and fees which will have accrued by the maturity date on such Secured Obligations to be held as security for such Secured Obligations in such Debtor’s Assignee Deposit Account;

(5)           to the extent applicable thereto, exercise the voting and other rights as a holder of such Collateral, and collect and receive all dividends, interest and principal and other distributions made thereon; and

(6)           take possession of the Collateral or any part thereof, by directing such Debtor in writing to deliver the same to the Agent, on behalf of itself and the other Guaranteed Creditors, at any reasonable place or places designated by the Agent, in which event such Debtor shall at its own expense:

a.             forthwith cause the same to be delivered to the Agent, on behalf of itself and the other Guaranteed Creditors, at the place or places so designated by the Agent;

b.             store and keep any Collateral so delivered to the Agent, on behalf of itself and the other Guaranteed Creditors, at such place or places pending further action by the Agent; and

c.             while any Collateral shall be so stored and kept, provide such safeguards and maintenance services as shall be necessary to protect such Collateral and to preserve and maintain such Collateral in good condition;

it being understood that such Debtor’s obligation so to deliver Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Agent, on behalf of itself and the other Guaranteed Creditors, shall be entitled to a decree requiring specific performance by such Debtor of such obligation.

(b)           Disposition of the Collateral.

(1)           Any Collateral repossessed by the Agent, on behalf of itself and the other Guaranteed Creditors, under or pursuant to Section 8(a), and any other Collateral whether or not so repossessed by the Agent, on behalf of itself and the other

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Guaranteed Creditors, upon the occurrence and during the continuance of an Event of Default may be sold, leased or otherwise disposed of under one or more contracts or as an entirety and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms and for such prices as the Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable.  Upon the occurrence and during the continuance of any Event of Default, the Agent, on behalf of itself and the other Guaranteed Creditors, shall have the power to foreclose a Debtor’s right of redemption in the applicable Collateral by sale, lease or other disposition of such Collateral in accordance with the Uniform Commercial Code as enacted in each state where such Collateral is located.  Any of the Collateral may be sold, leased or otherwise disposed of in the condition in which such Collateral existed when taken by the Agent, on behalf of itself and the other Guaranteed Creditors, or after any overhaul or repair which the Agent shall determine to be commercially reasonable and the Agent shall be entitled to reimbursement for the payment of any costs or expenses of such overhaul or repair.  Any such disposition made by a private sale or other private proceeding permitted by the requirements of applicable law shall be made after written notice to the applicable Debtor specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor.  Any such disposition made by a public sale permitted by such requirements of applicable law shall be made after written notice to the applicable Debtor specifying the time and place of such sale and, in the absence of applicable requirements of law, shall be by public auction.  To the extent permitted by any such requirement of law, the Agent, on behalf of itself and the other Guaranteed Creditors, or any other Guaranteed Creditor may itself bid for and become the purchaser of the Collateral, or any item thereof, offered for sale in accordance with this Section 8(b) without accountability to such Debtor.  In the payment of the purchase price of the Collateral the purchaser shall be entitled to have credit on account of the purchase price thereof of amounts owing to such purchaser on account of any of the Secured Obligations held by such purchaser and any such purchaser may deliver notes, claims for interest, or claims for other payment with respect to such Secured Obligations in lieu of cash up to the amount which would, upon distribution of the net proceeds of such sale, be payable thereon.  Such notes, if the amount payable hereunder shall be less than the amount due thereon, shall be returned to the holder thereof after being appropriately stamped to show partial payment.  If, under mandatory requirements of applicable law, the Agent, on behalf of itself and the other Guaranteed Creditors, shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to the applicable Debtor as specified above, the Agent need give such Debtor only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of applicable law.

(2)           No notification need be given to a Debtor (x) if such Debtor has signed, after an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition, or (y) with respect to Collateral that is (A) perishable or threatens to decline speedily in value or (B) is of a type customarily sold on a recognized market (including Investment Property).  Each Debtor hereby agrees and acknowledges that a commercially reasonable disposition of Inventory, Equipment, Computer Hardware and Software or Intellectual Property may be by lease or license of,

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in addition to the sale of, such Collateral.  Each Debtor further agrees and acknowledges that (1) a disposition made in the usual manner on any recognized market, at the price current in any recognized market at the time of disposition or in conformity with reasonable commercial practices among dealers in the type of property subject to the disposition shall, in each case, be deemed commercially reasonable, and (2) to the extent notice of a proposed disposition of Collateral is required to be given, notification sent after an Event of Default and at least ten days before such proposed disposition provides notice within a reasonable time before disposition.

(hh)         Application of Proceeds; Deficiency.  The proceeds of the Collateral realized upon the exercise of remedies hereunder shall be applied by the Agent to payment of the Secured Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:

(a)           FIRST, to payment of all reasonable costs and expenses of the Agent incurred in connection with the collection and enforcement of the Secured Obligations or of the security interest granted to the Agent pursuant to this Agreement, including all costs and expenses of any sale pursuant to this Agreement, and of any judicial or private proceedings in which such sale may be made, and of all other expenses, Secured Obligations and advances made or incurred by the Agent;

(b)           SECOND, to payment, pro rata, of that portion of the Secured Obligations constituting accrued and unpaid interest and fees, together with (to the extent permitted by law) interest owing thereon at the applicable default rate from the date due, owing or unpaid until paid in full;

(c)           THIRD, to payment, pro rata, of the principal of the Secured Obligations and the aggregate Swap Termination Value under all Rate Swap Documents, in each case then due, owing or unpaid;

(d)           FOURTH, to payment, pro rata, of any other Secured Obligations then due, owing or unpaid until paid in full including any Secured Obligations incurred pursuant to this Agreement; and

(e)           FIFTH, the balance, if any, after all of the Secured Obligations have been satisfied, shall be remitted as required by law.

The Debtors shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations, including the fees and disbursements of any attorneys engaged by the Agent or any other Guaranteed Creditor to collect such deficiency.

(ii)           Remedies Cumulative.  Each and every right, power and remedy hereby specifically given to the Agent, for the benefit of itself and the other Guaranteed Creditors, shall be in addition to every other right, power and remedy specifically given to the Agent or the other Guaranteed Creditors under this Agreement or any other Loan Document now or hereafter existing at law or in equity, or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Agent.  All

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such rights, powers and remedies shall be cumulative and the exercise or the beginning of exercise of one shall not be deemed a waiver of the right to exercise any of the others.  No delay or omission of the Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Secured Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein.  In the event that the Agent or any other Guaranteed Creditor shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Agent or such other Guaranteed Creditor may recover reasonable expenses, including attorneys’ fees, which attorneys may be employees of the Agent, and the amounts thereof shall be included in such judgment.

(jj)           Discontinuance of Proceedings.  In case the Agent or any other Guaranteed Creditor shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Agent or such other Guaranteed Creditor, then and in every such case the applicable Debtor and the Agent or such other Guaranteed Creditor shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Agent or such other Guaranteed Creditor shall continue as if no such proceeding had been instituted.

(kk)         Custody and Preservation of Collateral.  The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as the applicable Debtor requests in writing, but failure of the Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure of the Agent to preserve or protect any rights with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by such Debtor, shall be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

(ll)           Authorization for the Agent to Take Certain Action.  Each Debtor irrevocably authorizes the Agent, at any time and from time to time while an Event of Default is continuing, in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact to act on behalf of such Debtor, (a) to endorse and collect any cash proceeds of the Collateral, (b) to enforce payment of the Accounts in the name of the Agent, any other Guaranteed Creditor or such Debtor, and (c) to apply the proceeds of any Collateral received by the Agent to the Secured Obligations as provided in Section 9.  This appointment as attorney-in-fact is coupled with an interest and shall be irrevocable for so long as any Secured Obligations are outstanding.

(mm)       Notices.  Any notice required or permitted to be given under this Agreement shall be given in the case of each Debtor or the Agent in accordance with the Credit Agreement.  Any Debtor or the Agent may change its address for service of notice upon it by a notice in writing to the other parties hereto.

(nn)         Waiver and Amendments.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed and delivered by the Agent and the Required Lenders (or such

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greater number of Lenders as may be required by the Credit Agreement).  Any waiver of any provision of this Agreement, and any consent to any departure by any Debtor from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.

(oo)         Termination; Release of Collateral.

(a) This Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations or commitments therefor outstanding) until the payment in full of the Secured Obligations and the termination of the Credit Agreement in accordance with its terms, at which time the security interests granted hereby shall terminate and any and all rights to the Collateral shall revert to the applicable Debtor.  Upon such termination, the Agent shall promptly return to the applicable Debtor, at such Debtor’s expense, such of the Collateral held by the Agent as shall not have been sold or otherwise applied pursuant to the terms hereof.  The Agent will promptly execute and deliver to the applicable Debtor such other documents as such Debtor shall reasonably request to evidence such termination.

(b)           The Agent will, promptly upon request of any Debtor (which request shall be accompanied by any documentation the Agent may reasonably request to confirm that any applicable conditions to the Agent’s acting upon such request have been satisfied (on which documentation the Agent may conclusively rely absent written notice to the contrary)), release its security interest in (i) any Collateral of such Debtor that is disposed of by such Debtor as part of or in connection with any Disposition permitted under the Credit Agreement or (ii) so long as no Default or Event of Default exists or would result therefrom, all Collateral granted by any Person that ceases to be a Guarantor in accordance with the terms of the Credit Agreement.

(pp)         Lien Absolute.  All rights of the Agent hereunder, and all obligations of each Debtor hereunder, shall be absolute and unconditional irrespective of:

(a)           any lack of validity or enforceability of any Loan Document, any other document executed in connection with any Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;

(c)           any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations; or

(d)           any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Debtor.

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(qq)         Release.  Each Debtor consents and agrees that the Agent and the other Guaranteed Creditors may at any time, or from time to time, in their discretion (a) renew, extend or change the time of payment, and/or the manner, place or terms of payment of all or any part of the Secured Obligations and (b) exchange, release and/or surrender all or any of the Collateral, or any part thereof, by whomsoever deposited, which is now or may hereafter be held by the Agent in connection with all or any of the Secured Obligations; all in such manner and upon such terms as the Agent and the other Guaranteed Creditors may deem proper, and without notice to or further assent from any Debtor, it being hereby agreed that each Debtor shall be and remain bound upon this Agreement, irrespective of the value or condition of any of the Collateral, and notwithstanding any such change, exchange, settlement, compromise, surrender, release, renewal or extension, and notwithstanding also that the Secured Obligations may, at any time, exceed the aggregate principal amount thereof set forth in the relevant Loan Document or any other agreement governing any Secured Obligations.  Each Debtor hereby waives notice of acceptance of this Agreement, and also presentment, demand, protest and notice of dishonor of any and all of the Secured Obligations, and promptness in commencing suit against any party hereto or liable hereon, and in giving any notice to or of making any claim or demand hereunder upon any Debtor.  No act or omission of any kind on the Agent’s part shall in any event affect or impair this Agreement.

(rr)           Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective if any petition is filed by or against any Debtor for liquidation or reorganization, if any Debtor becomes insolvent or makes an assignment for the benefit of creditors or if a receiver or trustee is appointed for all or any significant part of a Debtor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(ss)         CHOICE OF LAW AND JURISDICTION.  (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS, OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH DEBTOR, THE AGENT AND (BY ACCEPTING THE BENEFITS HEREOF) EACH OTHER GUARANTEED CREDITOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH DEBTOR, THE AGENT AND (BY ACCEPTING THE BENEFITS HEREOF) EACH OTHER GUARANTEED CREDITOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY

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NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  EACH OF EACH DEBTOR, THE AGENT AND (BY ACCEPTING THE BENEFITS HEREOF) EACH OTHER GUARANTEED CREDITOR WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

(c)           EACH OF EACH DEBTOR, THE AGENT AND (BY ITS ACCEPTANCE HEREOF) EACH OTHER GUARANTEED CREDITOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(tt)           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(uu)         Successors and Assigns.  The rights and privileges of each Debtor, the Agent and the other Guaranteed Creditors hereunder shall inure to the benefit of their respective successors and permitted assigns.

(vv)         Counterparts; Additional Debtors.  This Agreement may be executed in any number of counterparts, which shall, collectively and separately, constitute one agreement.  At any time after the date of this Agreement, one or more additional Persons may become parties hereto by executing and delivering to the Agent a counterpart of this Agreement (including supplements to the Schedules hereto).  Immediately upon such execution and delivery (and without any further action), each such additional Person will become a party to, and will be bound by all the terms of, this Agreement.

(ww)       Agent.  Bank of America, N.A. has been appointed as Agent for the Guaranteed Creditors hereunder, and the Agent has agreed to act (and any successor Agent shall act) as such hereunder only on the express conditions contained in Article X of the Credit Agreement.  Any successor Agent appointed pursuant to Article X of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Agent hereunder.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

OSHKOSH CORPORATION

By:
Name: R. Scott Grennier
Title: Vice President and Treasurer

JLG INDUSTRIES, INC.

By:
Name: R. Scott Grennier
Title: Vice President and Treasurer

MCNEILUS FINANCIAL, INC.

By:
Name: R. Scott Grennier
Title: Vice President and Treasurer

PIERCE MANUFACTURING INC.

By:
Name: R. Scott Grennier
Title: Vice President and Treasurer

Signature page to Security Agreement

Signature page for the Security Agreement dated as of September 27, 2010 (as amended, restated or otherwise modified, the “Security Agreement”) among Oshkosh Corporation (the “Company”), various subsidiaries of the Company and Bank of America, N.A., as Agent (as defined therein).

The undersigned is executing a counterpart hereof for purposes of becoming a party to the Security Agreement (and the undersigned has attached hereto supplements to the Schedules to the Security Agreement setting forth all information necessary to make the representations and warranties set forth in the Security Agreement with respect to the undersigned accurate as of the date of the execution and delivery hereof (except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date))

[SUBSIDIARY]

By:
Name:
Title:

Signature page to Security Agreement

SCHEDULE A

TO THE SECURITY AGREEMENT

SCHEDULE B

TO THE SECURITY AGREEMENT

EXECUTIVE OFFICE LOCATIONS

SCHEDULE C

TO THE SECURITY AGREEMENT

PRIOR LEGAL NAMES

SCHEDULE D

TO THE SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS